Exhibit 99.1

The share exchange described in this document involves securities of a Japanese company. The share exchange is subject to disclosure requirements of Japan that are different from those of the United States. Financial information included in this document, if any, was excerpted from financial statements prepared in accordance with foreign accounting standards that may not be comparable to the financial statements of United States companies.

It may be difficult for you to enforce your rights and any claim you may have arising under the U.S. federal securities laws, since the issuer is located in Japan and some or all of its officers and directors reside outside of the United States. You may not be able to sue a Japanese company or its officers or directors in a Japanese court for violations of the U.S. securities laws. It may be difficult to compel a Japanese company and its affiliates to subject themselves to a U.S. court’s judgment.

You should be aware that the issuer may purchase securities otherwise than under the share exchange, such as in the open market or through privately negotiated purchases.

This document has been translated from the Japanese original for reference purposes only. In the event of any discrepancy between this translated document and the Japanese original, the original shall prevail. The Company assumes no responsibility for this translation or for direct, indirect or any other forms of damages arising from the translation.

Securities code: 6331

November 19, 2026

To Shareholders with Voting Rights:

Toshikazu Tanaka
Representative Director
President and CEO

Mitsubishi Kakoki Kaisha, Ltd.

2-1 Ohkawa-cho, Kawasaki-ku, Kawasaki, Kanagawa, Japan

Head Office: Solid Square East Tower 580 Horikawa-cho, Saiwai-ku, Kawasaki, Kanagawa, Japan

NOTICE OF

THE EXTRAORDINARY GENERAL MEETING OF SHAREHOLDERS

Dear Shareholders:

We would like to express our appreciation for your continued support and patronage.

We hereby inform you that the Extraordinary General Meeting of Shareholders of Mitsubishi Kakoki Kaisha, Ltd. (the “Company”) will be held as described below.

In convening this Extraordinary General Meeting of Shareholders, the Company has taken measures for electronic provision and posted matters subject to measures for electronic provision on the website indicated below.

The Company’s website https://www.kakoki.co.jp/en/ir/stocks/shareholdersmeeting/

The matters subject to measures for electronic provision are also posted on the Tokyo Stock Exchange (TSE) website in addition to the website indicated above. Please access the TSE website (Listed Company Search), enter the Company’s name “Mitsubishi Kakoki” or the securities code “6331” and click “Search,” select “Basic information,” then “Documents for public inspection/PR information,” and select the relevant document.

TSE website https://www2.jpx.co.jp/tseHpFront/JJK020010Action.do?Show=Show

Instead of attending the meeting, you can exercise your voting rights in writing or via the Internet. Please review the Reference Documents for the General Meeting of Shareholders below and exercise your voting rights either by indicating your vote of approval or disapproval on the enclosed Voting Rights Exercise Form and returning it so that it is received by 5:35 p.m. on Thursday, December 3, 2026, or by entering your vote of approval or disapproval on the voting rights exercise website designated by the Company (https://evote.tr.mufg.jp/) (in Japanese only) by the same deadline.

1.	Date and Time:	Friday, December 4, 2026 at 2:00 p.m. Japan standard time (Reception begins at 1:00 p.m.)

2.	Place:	STATION CONFERENCE KAWASAKI Room D KAWASAKI DELTA JR Kawasaki Tower Office Building 3F 1-5 Ohmiya-cho, Saiwai-ku, Kawasaki, Kanagawa, Japan

3.	Meeting Agenda:

Proposals to be resolved:

	Proposal No. 1:	Approval of the Absorption-type Company Split Agreement
	Proposal No. 2:	First Amendment to the Articles of Incorporation
	Proposal No. 3:	Approval of the Share Exchange Agreement
	Proposal No. 4:	Second Amendment to the Articles of Incorporation
	Proposal No. 5:	Reduction of the Amounts of Share Capital, Capital Reserve, and Retained Earnings Reserve
	Proposal No. 6:	Election of Four Directors (excluding Directors Who Are Audit and Supervisory Committee Members) in Connection with the Business Integration
	Proposal No. 7:	Determination of the Amount of Remuneration for Directors (excluding Directors Who Are Audit and Supervisory Committee Members)
	Proposal No. 8:	Election of One Director Who Is an Audit and Supervisory Committee Member in Connection with the Business Integration
	Proposal No. 9:	Determination of the Amount of Remuneration for Directors Who Are Audit and Supervisory Committee Members
	Proposal No. 10:	Election of One Substitute Director Who Is an Audit and Supervisory Committee Member
	Proposal No. 11:	Determination of Remuneration for the Grant of Restricted Shares to Directors (excluding External Directors and Directors Who Are Audit and Supervisory Committee Members)
	Proposal No. 12:	Determination of the Amount and Details of Performance-Linked Stock-Based Remuneration for Directors (excluding External Directors and Directors Who Are Audit and Supervisory Committee Members), etc.
	Proposal No. 13:	Reduction of the Amount of Capital Reserve

4.	Exercise of Voting Rights:

(1)   If neither approval nor disapproval of a proposal is indicated on the Voting Rights Exercise Form, it shall be deemed a vote of approval.

(2)   If a shareholder exercises the voting rights in duplicate by postal mail and via the Internet, the vote via the Internet shall be deemed to be the intention of the shareholder.

(3)   If a shareholder exercises the voting rights more than once via the Internet, the last vote exercised shall be deemed effective.

(4)   Please refer to the “Procedures for Exercise of Voting Rights via the Internet” when exercising voting rights via the Internet.

When attending the Extraordinary General Meeting of Shareholders, please submit the enclosed Voting Rights Exercise Form at the reception desk.

Should the matters subject to measures for electronic provision require revisions, the revised versions will be posted on each website indicated above.

For this Extraordinary General Meeting of Shareholders, regardless of whether a shareholder requested a paper copy or not, the paper copy of the materials for the Extraordinary General Meeting of Shareholders has been sent to shareholders. However, pursuant to laws and regulations and provisions of Article 15 of the Company’s Articles of Incorporation, the financial statements, etc. of Tsukishima Holdings Co., Ltd. for its most recent fiscal year (fiscal year ended March 31, 2026), which are among the matters relating to “Proposal No. 3 Approval of the Share Exchange Agreement” in the Reference Documents for the General Meeting of Shareholders, are posted on the Company’s website and the Tokyo Stock Exchange website indicated in this Notice. Accordingly, these matters are not included in the paper documents delivered to shareholders.

Procedures for Exercise of Voting Rights via the Internet

If you exercise your voting rights via the Internet, please review the following information before doing so.

If you attend the meeting in person, you do not need to complete the procedures for exercising voting rights by postal mail (Voting Rights Exercise Form) or via the Internet.

1.	Voting rights exercise website

(1)

Voting rights may be exercised via the Internet only by accessing the voting rights exercise website designated by the Company (https://evote.tr.mufg.jp/) (in Japanese only) using a personal computer or smartphone. (The service is unavailable daily from 2:30 a.m. to 4:30 a.m.)

(2)

Depending on your Internet environment, you may be unable to use the website, for example, if a firewall or other security measures are in place, antivirus software is configured, TLS-encrypted communication is not enabled, or a proxy server is used.

(3)

Voting rights may be exercised via the Internet until 5:35 p.m. on Thursday, December 3, 2026. Please exercise your voting rights as early as possible and contact the Help Desk if you have any questions.

2.	How to exercise voting rights via the Internet

(1)	Using a personal computer

-

On the voting rights exercise website (https://evote.tr.mufg.jp/) (in Japanese only), enter the “Login ID” and “Temporary Password” shown on your Voting Rights Exercise Form, and follow the on-screen instructions to indicate your approval or disapproval.

-	A new “Login ID” and “Temporary Password” will be provided each time a General Meeting of Shareholders is convened.

(2)	Using a smartphone

-	By scanning the “QR Code for Login” shown on your Voting Rights Exercise Form with your smartphone, you can automatically access the voting rights exercise website and exercise your voting rights.

(You do not need to enter your “Login ID” or “Temporary Password.”)

-

Certain smartphone models may not support login using a QR code. If you cannot log in using the QR code, exercise your voting rights by following the procedure under 2. (1) “Using a personal computer” above.

*	QR Code is a registered trademark of DENSO WAVE INCORPORATED.

3.	Treatment of voting rights exercised more than once

(1)	If voting rights are exercised both by postal mail and via the Internet, the vote exercised via the Internet will be treated as valid.

(2)	If voting rights are exercised more than once via the Internet, the last vote exercised will be deemed effective.

4.	Costs incurred in accessing the voting rights exercise website

Shareholders are responsible for any costs incurred in accessing the voting rights exercise website (including Internet connection charges).

For inquiries concerning the system, etc. Stock Transfer Agency Department, Mitsubishi UFJ Trust and Banking Corporation (Help Desk) Telephone: 0120-173-027 (Hours: 9:00 a.m. to 9:00 p.m.; toll-free)

Institutional investors may use the Electronic Voting Platform for institutional investors operated by ICJ, Inc.

Shareholders who vote online in advance will be eligible to enter a lottery to win an electronic gift (worth 500 yen). 200 winners will be selected at random, regardless of how they vote on the proposals. For details on how to enter, please visit the link on the right.

https://youtu.be/Vxj8vOCGMQ8 *The video is available in Japanese only

Reference Documents for the General Meeting of Shareholders

Proposals and References

Proposal No. 1: Approval of the Absorption-type Company Split Agreement

As announced in the “Notice Concerning the Conclusion of Business Integration Agreement and Share Exchange Agreement in Respect of the Business Integration of Mitsubishi Kakoki Kaisha, Ltd. and Tsukishima Holdings Co., Ltd., the Transition to a Holding Company Structure through an Absorption-Type Company Split of Mitsubishi Kakoki Kaisha, Ltd., the Change of Trade Name, Other Partial Amendments to the Articles of Incorporation, and the Change in Representative Director” dated September 30, 2026 (“Business Integration Press Release”), the Company and Tsukishima Holdings Co., Ltd. (“Tsukishima Holdings,” the Company and Tsukishima Holdings are hereinafter collectively referred to as “Companies”), for the purpose of implementing a business integration (“Business Integration”) based on the principle of equality as of April 1, 2027 (scheduled), have agreed to implement (i) an absorption-type company split (“Absorption-type Company Split”) in which the Company will be the company splitting in the absorption-type split and MKK Next, Ltd., a wholly owned subsidiary of the Company established on September 30, 2026 (“Preparatory Company”), will be the company succeeding in the absorption-type split, thereby making the Company a holding company by causing the Preparatory Company to succeed to the rights and obligations relating to all of the Company’s businesses except for the businesses related to certain functions necessary for the Company to become a holding company (“Business to be Succeeded”); (ii) a share exchange (“Share Exchange”) between the Companies subject to the Absorption-type Company Split becoming effective; and (iii) a series of transactions under such holding company (for details, please refer to “(1) Method of the Business Integration” under “2. Summary of the Business Integration” below) to reorganize the businesses within their respective groups. Pursuant to a resolution adopted by its Board of Directors on September 30, 2026, the Company has executed a business integration agreement (“Business Integration Agreement”) and a share exchange agreement with respect to the Share Exchange (“Share Exchange Agreement”) with Tsukishima Holdings based on the principle of equality between the Companies, and an absorption-type company split agreement with respect to the Absorption-type Company Split (“Absorption-type Company Split Agreement”) with the Preparatory Company.

Accordingly, the Company requests shareholders’ approval of the Absorption-type Company Split Agreement under this proposal.

1.	Reasons for conducting the Absorption-type Company Split

(1)	Background of the Business Integration

The Company was founded in 1935 as a manufacturer specializing in chemical machinery, and today operates an engineering business focused on the design and construction of plants and environmental control facilities, as well as an industrial machinery business that manufactures and sells various standalone equipment, such as centrifuges. In its engineering business, the Company provides a wide range of industry sectors, including city gas, hydrogen, petrochemicals, semiconductor-related materials, and water treatment, with comprehensive solutions spanning from the provision of hydrogen production equipment, plant design and construction, supply of products and equipment to after-sales services. In its industrial machinery business, based on the “solid liquid separation technology” cultivated since its founding, the Company has provided a full range of services from manufacturing and selling of, as well as after-sales service for, oil purifiers for marine vessels, which have a high share of the domestic and overseas markets, and industrial machinery in a variety of fields, including pharmaceuticals, food, and chemicals. In addition, in pursuit of the four strategic business domains set forth in the “Mitsubishi Kakoki Group’s Management Vision for 2050” (“business for realizing a sustainable recycling society,” “hydrogen-based clean energy business,” “business of saving labor and energy utilizing digital technology,” and “business of developing next-generation technologies for solving issues related to water, food, natural disasters, etc.”), the Company has redefined the GX business, carved out from its existing businesses, as a growth area and is accelerating and expanding its businesses by positioning it at the center of its long-term growth strategy.

Meanwhile, Tsukishima Holdings was founded in 1905 as an industrial machinery manufacturer, and today operates a water environmental business, whose main market is machinery and plants for public water infrastructure, as well as an industrial business, whose main market is machinery and plants for industrial infrastructure and the environment. In its water environmental business, Tsukishima Holdings provides a full range of services, from the design and construction of equipment and plants for water infrastructure facilities such as water purification plants and sewage treatment plants, to lifecycle business including O&M (operations and maintenance). In 2023, through the integration of its domestic water engineering business with JFE Engineering Corporation, Tsukishima JFE Aqua Solution Co., Ltd. was established, and Tsukishima Holdings is working to create synergies in the water environmental business and strengthen its ability to support public-private partnership projects. On the other hand, in its industrial business, in addition to providing equipment and plants for the chemical, life science, and energy sectors, Tsukishima Holdings is also expanding into wastewater treatment and recycling for industrial waste and semiconductors. In recent years, Tsukishima Holdings has been working to expand sales of equipment for the chemical recycling sector and the high-functionality materials sector, such as electronic materials, and to strengthen after-sales services.

The Company and Tsukishima Holdings have had a long-standing relationship. The Company was established with investments from Mitsubishi group companies and Tsukishima Holdings (then Tsukishima Kikai Co., Ltd.). Over the course of nearly a century, the Companies have a history of growing together while continuously pushing each other to improve under a shared commitment to the domestic production of industrial machinery. They also share a strong affinity not only in their corporate cultures rooted in what is commonly referred to as “monozukuri,” a manufacturing ethos, founded on the production and sale of various equipment, but also in their business models centered on engineering and after-sales service.

As described above, the Companies operate businesses in the engineering and industrial machinery fields as well as the water environmental field. In recent years, social demands for contributions to a sustainable society, such as the realization of carbon neutrality and resource circulation, have been increasing. At the same time, in the domestic market, challenges arising from population decline, such as medium- to long-term market contraction, labor shortages, and the transfer of skills and know-how, have become more apparent, and companies are being called upon to strengthen competitiveness and make effective use of management resources.

The Company has achieved high profitability in the industrial machinery business by leveraging its diverse lineup, centered on oil purifiers for marine vessels, which command a high market share in Japan and overseas, as well as its after-sales service system. On the other hand, in the engineering business, including water treatment, the competitive environment is becoming increasingly severe, and strengthening the ability to support public-private partnership projects such as Water PPP, an area expected to see future market expansion, has become an issue. At Tsukishima Holdings, its water environmental business has a well-developed product lineup centered on sludge treatment and a top-tier domestic market share in sewage sludge incinerators and other products, while also having extensive experience in public-private partnership projects such as PFI and DBO businesses. On the other hand, its industrial business faces issues of expanding the scale of the business and further improving profitability.

Based on this understanding, the Company and Tsukishima Holdings have reached a shared recognition that (i) combining the management resources of the Companies, whose strengths and challenges are complementary, in the areas in which each excels and consolidating their resources to enhance their business efficiency, competitiveness, and quality and (ii) improving profitability to establish a solid business foundation in a manner that enables the Companies to capture growth markets while responding to future changes in the social and industrial structure will result in the sustainable enhancement of corporate value and greater contributions to all stakeholders, even in the face of an increasingly challenging competitive environment. Accordingly, the Companies have decided to carry out the Business Integration based on the principle of equality.

(2) Purpose of and approach to the Business Integration

Through the Business Integration, we will make the most of the management resources that the Companies have cultivated over many years, including their technological capabilities, customer bases, and business know-how, under a new integrated structure. We will also strive to become a “leading company in machinery and engineering that supports water, energy, and industrial infrastructures” leveraging the trust and brand strength as a member of the Mitsubishi group, and build a solid business foundation and further enhance corporate value. Specifically, we will promote the following initiatives.

(I)	Strengthening the business foundation by leveraging the strengths of the Companies (existing areas)

The Companies operate in the common business areas of equipment, engineering, and water environmental businesses, and each possesses distinct strengths and competitive advantages. Through the Business Integration, we will strengthen the value chain for equipment, from development, design, and manufacturing through after-sales service, and further expand their earnings base through cross-selling that leverages the Companies’ customer bases.

-	Equipment business

The Company has achieved high profitability in its industrial machinery business by leveraging its diverse product lineup such as oil purifiers for marine vessels which hold a high market share in Japan and overseas, and its comprehensive after-sales service structure, while Tsukishima Holdings has a competitive product lineup including crystallizers, dryers, filters and agitators.

Through the Business Integration, we will expand sales opportunities by mutually leveraging the Companies’ product lineups and customer bases. Specifically, we will promote cross-selling such as by proposing the Company’s centrifuges and filters to the existing customers of Tsukishima Holdings Group companies, and Tsukishima Holdings’ crystallizers and dryers to the Company’s existing customers, and by making optimal process proposals that combine the Companies’ equipment in order to improve our proposal capabilities to customers. One example is a proposal for a high-value-added unit that combines Tsukishima Holdings’ dryer with the downstream process of the Company’s separator, thereby achieving space savings and shorter construction periods.

In addition, we will optimize manufacturing bases for equipment, the after-sales service network, and research and development bases, while also promoting productivity improvements through the use of digital technology, in order to further strengthen our competitiveness.

-	Engineering business

The Companies have their own unique strengths and customer bases in industrial sectors such as chemicals, life sciences, energy, semiconductors, and hydrogen and provide a wide range of plant engineering and after-sales services.

Through the Business Integration, by making optimal use of the people, technology, and know-how possessed by the Companies, we will strengthen our ability to support larger-scale projects and proposal capabilities, thereby expanding sales opportunities. In addition, we will promote higher profitability by increasing the adoption of in-house manufactured equipment in treatment processes and strengthening after-sales service.

In the environmental-related field, by deploying Tsukishima Holdings’ waste treatment facilities and wastewater treatment facilities, in which Tsukishima Holdings has strength, to the Company’s customer base, we will create new business opportunities and expand our business scope.

-	Water environmental business

Tsukishima Holdings has a comprehensive product lineup centered on sludge treatment in its water environmental business and also holds a top-tier share in the Japanese sewage sludge incinerator market. In addition, it has extensive experience in public-private partnership projects, including PFI and DBO businesses.

Through the Business Integration, we will leverage Tsukishima Holdings’ accumulated expertise and know-how in public-private partnership projects to pursue further large-scale projects, while expanding our business scale by complementing the Companies’ regional and customer bases, where they have their own strengths. In the operations management area, we will deploy Tsukishima Holdings’ DX solutions, such as remote monitoring systems for water infrastructure and robot inspection using AI and IoT, to the facilities operated and managed by the Company under contract, thereby improving the efficiency of operations management services and further enhancing service quality. In addition, we will address social issues such as shortages of operations management personnel and contribute to the sustainable operation of water infrastructure.

(II)	Creating new growth opportunities by leveraging synergies (growth areas)

In the GX and advanced functional materials fields, which are positioned as future growth drivers, we will promote the creation of high-value-added solutions by combining the technologies, products, and customer bases of the Companies.

A symbolic initiative is the development of a “water, energy, and resource circulation solution” centered on sewage treatment plants. The Company has extensive knowledge and strong competitiveness in hydrogen production technology, and is also working on carbon dioxide capture technology. Tsukishima Holdings, on the other hand, has extensive track records and know-how in the effective use of sewage resources, including digestion of sewage sludge (methane fermentation), biogas power generation, and sludge fuel conversion. By combining the technologies of the Companies through the Business Integration, including the utilization of biogas derived from sewage sludge, hydrogen production, and captured carbon dioxide, we will aim to create new integrated solutions that simultaneously generate clean energy, realize carbon neutrality, and promote resource circulation. In addition, since these technologies can be applied not only to public water infrastructure but also to environmental-related fields such as industrial wastewater treatment facilities, we believe that they will lead to new business opportunities in the GX field. Through this technology integration, we aim to contribute to solving social issues such as global warming prevention, while also building a new revenue base that supports sustainable growth.

In addition to organic growth through the initiatives described above, we will also actively pursue inorganic growth through M&A, in response to ongoing industry consolidation in Japan and overseas. We will also accelerate overseas business development, particularly in East Asia and ASEAN, by leveraging the technologies, human resources, and sales networks possessed by both Companies. In addition, by strengthening collaboration with the broad customer base and business network of the Mitsubishi group, we aim to create new business opportunities and achieve further growth.

(III)	Enhancing the management foundation and creating corporate value through collaboration

Under the new holding company structure, we will promote the enhancement of corporate governance and management control systems. To improve the productivity of corporate functions, we will optimize personnel allocation and integrate and consolidate core systems. At the same time, in line functions such as EPC, manufacturing, and after-sales service, we will introduce the latest digital technologies such as AI and robotics to improve efficiency and enhance cost competitiveness.

In addition, through personnel exchanges and joint projects between the Companies, we will promote the integration of management resources and, by mutually enhancing expertise in each field, foster a collaborative corporate culture that supports new value creation. Through these initiatives, we will aim to build a strong management foundation that supports sustainable growth.

By steadily advancing the initiatives (I) through (III) above, we will maximize the synergies from the Business Integration and aim for group management targets in the fiscal year ending March 31, 2036 of net sales of 350 billion yen and operating income of 30 billion yen or more. Of these, we expect the synergies to generate 50 billion yen in net sales and 8 billion yen in operating income by the fiscal year ending March 31, 2036.

2.	Summary of the Business Integration

(1)	Method of the Business Integration

In the Business Integration Agreement, the Companies have agreed in principle on the structure of the Business Integration as follows. Please also see the reference diagrams below for the method of the Business Integration.

(I)

Effective as of April 1, 2027 (scheduled), the Company will cause the Preparatory Company to succeed to the rights and obligations related to the Business to be Succeeded by conducting the Absorption-type Company Split, in which the Company will be the company splitting in the absorption-type split and the Preparatory Company will be the company succeeding in the absorption-type split.

(II)

Effective as of April 1, 2027 (scheduled), subject to the Absorption-type Company Split becoming effective and Proposal No. 2 “First Amendment to the Articles of Incorporation” being approved and adopted as originally proposed and the amendment becoming effective, the Company and Tsukishima Holdings will conduct the Share Exchange, in which the Company will be the wholly owning parent company in the share exchange and Tsukishima Holdings will be the wholly owned subsidiary in the share exchange. Subject to the Share Exchange becoming effective, the Company plans to change its trade name to Mitsubishi Tsukishima Kakoki Holdings Co., Ltd. (“Joint Holding Company”), and the Preparatory Company plans to change its trade name to Mitsubishi Kakoki Kaisha, Ltd. (“New Mitsubishi Kakoki”).

(III)

In order to avoid retaining an intermediate (pure) holding company, and thereby improve the efficiency of group company management, the Joint Holding Company and Tsukishima Holdings plan to conduct an absorption-type merger (“Absorption-type Merger I”), in which the Joint Holding Company will be the company surviving the absorption-type merger and Tsukishima Holdings will be the company disappearing in the absorption-type merger. The effective date of the Absorption-type Merger I is scheduled for July 1, 2027.

(IV)

The industrial machinery businesses of the Companies will be operated by New Mitsubishi Kakoki and Tsukishima Kikai Co., Ltd. (“Tsukishima Kikai”), respectively. For the purpose of consolidating these businesses into New Mitsubishi Kakoki and making New Mitsubishi Kakoki the operating subsidiary primarily engaged in the industrial machinery business within the Joint Holding Company group, New Mitsubishi Kakoki and Tsukishima Kikai plan to conduct an absorption-type merger (“Absorption-type Merger II”), in which New Mitsubishi Kakoki will be the company surviving the absorption-type merger and Tsukishima Kikai will be the company disappearing in the absorption-type merger. The effective date of the Absorption-type Merger II is scheduled for July 1, 2027. Subject to the Absorption-type Merger II becoming effective, New Mitsubishi Kakoki plans to change its trade name to Mitsubishi Tsukishima Kakoki Machinery Co., Ltd. (“Mitsubishi Tsukishima Kakoki Machinery”).

*	Reference diagrams

< Current structure >

< Absorption-type Company Split (April 1, 2027 (scheduled)) >

< Share Exchange (April 1, 2027 (scheduled)) >

< Absorption-type Merger I (July 1, 2027 (target)) >

< Absorption-type Merger II (July 1, 2027 (target)) >

< After Absorption-type Merger II >

3.	Details of the Absorption-type Company Split Agreement

The details of the Absorption-type Company Split Agreement are as follows.

Absorption-type Company Split Agreement (Copy)

Mitsubishi Kakoki Kaisha, Ltd. (“Party A”) and MKK Next, Ltd. (“Party B”) hereby agree as follows and enter into an absorption-type company split agreement (the “Agreement”) dated September 30, 2026 (the “Execution Date”).

Article 1 (Absorption-type Company Split)

In accordance with the Agreement, Party A shall, by means of an absorption-type company split, cause Party B to succeed to, and Party B shall succeed to, the rights and obligations of Party A specified in the attached “Schedule of Rights and Obligations to Be Succeeded To” in relation to all businesses of Party A, except for the businesses related to certain functions necessary for Party A to become a holding company (the “Business”) (the “Absorption-type Company Split”).

Article 2 (Trade names and addresses of the parties)

The trade names and addresses of Party A and Party B are as follows.

(1)	Party A (company splitting in the absorption-type split)

Trade name: Mitsubishi Kakoki Kaisha, Ltd.

However, its trade name is scheduled to change to “Mitsubishi Tsukishima Kakoki Holdings Co., Ltd.” on the Effective Date (as defined in Article 5; the same shall apply hereinafter).

Address: 2-1 Ohkawa-cho, Kawasaki-ku, Kawasaki, Kanagawa, Japan

However, its address is scheduled to change to 3-5-1 Harumi, Chuo-ku, Tokyo, Japan on the Effective Date.

(2)	Party B (company succeeding in the absorption-type split)

Trade name: MKK Next, Ltd.

However, its trade name is scheduled to change to “Mitsubishi Kakoki Kaisha, Ltd.” on the Effective Date.

Address: 2-1 Ohkawa-cho, Kawasaki-ku, Kawasaki, Kanagawa, Japan

Article 3 (Rights and obligations to be succeeded to)

1.

The rights and obligations to be succeeded to by Party B from Party A in the Absorption-type Company Split shall be as specified in the attached “Schedule of Rights and Obligations to Be Succeeded To.” With respect to any rights and obligations whose succession requires registration, permits, authorization, approvals, licenses, consent, exemptions, etc. from government agencies, notification, filing or reporting to relevant authorities or other similar actions or procedures (collectively, “Permits and Approvals”), or consent from any other interested party, such rights and obligations shall be succeeded to in the Absorption-type Company Split after the relevant Permits and Approvals or consent have been obtained.

2.

All obligations succeeded to under the preceding paragraph shall be assumed by way of a discharging assumption of obligations. If, after the Effective Date (as defined below), Party A is compelled, for unavoidable reasons (including, but not limited to, those arising under treaties, domestic or foreign laws and regulations, and the rules and decisions of domestic or foreign judicial, administrative, or self-regulatory bodies (collectively, “Laws and Regulations”)), to incur any obligations for the benefit of Party B, Party B shall promptly indemnify Party A for the amount of such obligations and any expenses incurred by Party A in assuming them.

3.

Party A and Party B shall cooperate with each other in carrying out any registration, recording, notification, obtaining of consent, or other procedures necessary for the succession to, or perfection against third parties of, the rights and obligations to be succeeded to. Any taxes, public dues and expenses required for such procedures shall be borne by Party B.

Article 4 (Shares, money and other consideration delivered upon the Absorption-type Company Split)

In the Absorption-type Company Split, Party B shall not deliver to Party A any shares, money or other consideration in exchange for the rights and obligations to which Party B succeeds under the Absorption-type Company Split.

Article 5 (Effective Date, etc.)

The date on which the Absorption-type Company Split becomes effective (the “Effective Date”) shall be April 1, 2027. However, Party A and Party B may change the Effective Date through consultation if necessary in light of the progress of the procedures for the Absorption-type Company Split.

Article 6 (Amount of share capital, etc. of Party B)

The amounts of share capital, capital reserve, and retained earnings reserve of Party B shall not increase as a result of the Absorption-type Company Split.

Article 7 (Amendment of terms or termination of the Absorption-type Company Split)

If, during the period from the Execution Date to the Effective Date, there is a material change in the financial condition or business condition of Party A or Party B, circumstances arise or become apparent that materially impede the implementation of the Absorption-type Company Split, it becomes extremely difficult to achieve the purpose of the Agreement, or it otherwise becomes necessary to amend or terminate the Agreement, Party A and Party B may, upon consultation, amend the terms of the Absorption-type Company Split or any other provisions of the Agreement, or terminate the Agreement.

Article 8 (Approval of the Agreement)

Party A shall obtain a resolution of its General Meeting of Shareholders approving the Agreement and the matters necessary for the Absorption-type Company Split by the day preceding the Effective Date. Party B shall carry out the Absorption-type Company Split without obtaining approval by resolution of a General Meeting of Shareholders as provided for in Article 795, Paragraph 1 of the Companies Act, pursuant to Article 796, Paragraph 1 of the same Act.

Article 9 (Non-compete obligation)

Party A shall not be subject to the non-compete obligation prescribed in Article 21 of the Companies Act with respect to the Business to which Party B succeeds, even after the Effective Date. However, this shall not preclude Party A from assuming certain non-compete obligations after the Effective Date as separately agreed upon by Party A and Party B.

Article 10 (Governing law and jurisdiction)

1.	The Absorption-type Company Split Agreement shall be governed by and construed in accordance with the laws of Japan.

2.	The Tokyo District Court shall have exclusive jurisdiction as the court of first instance over all disputes arising in connection with the Absorption-type Company Split Agreement.

Article 11 (Matters for consultation)

In addition to the matters provided for in the Agreement, Party A and Party B shall determine any matters necessary for the Absorption-type Company Split through consultation in accordance with the purpose of the Agreement.

IN WITNESS WHEREOF, Party A and Party B have executed one copy of the Agreement by signing or affixing their names and seals, with Party A retaining the original and Party B retaining a copy thereof.

September 30, 2026

Party A:

Toshikazu Tanaka [Seal]

Representative Director

Mitsubishi Kakoki Kaisha, Ltd.

2-1 Ohkawa-cho, Kawasaki-ku, Kawasaki, Kanagawa, Japan

Party B:

Shiro Yajima [Seal]

Representative Director

MKK Next, Ltd.

2-1 Ohkawa-cho, Kawasaki-ku, Kawasaki, Kanagawa, Japan

Attachment

Schedule of Rights and Obligations to Be Succeeded To

The assets, debts and liabilities, contracts, and other rights and obligations of Party A relating to the Business to which Party B shall succeed from Party A as of the Effective Date of the Absorption-type Company Split shall be as specified below. The assets and debts included in the rights and obligations to be succeeded to by Party B from Party A shall be determined based on Party A’s balance sheet as of March 31, 2026, adjusted for increases and decreases occurring through the day preceding the Effective Date. If any doubt arises regarding the rights and obligations relating to the Business to which Party B is to succeed, Party A and Party B may amend their details after consulting in good faith in accordance with the purpose of the Agreement.

Details

1.	Assets

All assets relating to the Business held by Party A immediately before the end of the day preceding the Effective Date, excluding the following assets held immediately before the end of that day.

(1)	Current assets

(I)	Four billion yen of cash and deposits

(II)	All prepaid expenses relating to interest payments

(III)	All short-term loans receivable from subsidiaries and affiliates

(IV)	Allowance for doubtful accounts relating to short-term loans receivable from subsidiaries and affiliates

(V)	Accrued interest receivable on loans to subsidiaries and affiliates (if any)

(2)	Non-current assets

(I)	Party A’s equity interest in the land of Atami Yowado (as shown in the table below)

Classification	Asset No.	Name
Land	15-00025-00-001	Atami Iwasaki Residence
Land	15-00025-00-002	Atami Iwasaki Residence
Land	15-00025-00-003	Atami Iwasaki Residence
Land	15-00025-00-004	Atami Iwasaki Residence

(II)	Party A’s equity interest in the buildings of Atami Yowado (as shown in the table below)

Classification	Asset No.	Name
Building	24-00217-00-001	Iwasaki Residence - main house
Building	24-00217-00-002	Iwasaki Residence - main house
Building	24-00217-00-003	Iwasaki Residence - main house
Building	24-00217-00-004	Iwasaki Residence - main house
Building	24-00218-00-001	Iwasaki Residence - residential building
Building	24-00218-00-002	Iwasaki Residence - residential building
Building	24-00219-00-001	Iwasaki Residence - office
Building	24-00220-00-001	Iwasaki Residence - gatehouse
Building	24-00227-00-001	Iwasaki Residence - hot spring facilities
Building	24-00227-00-002	Iwasaki Residence - hot spring facilities
Building	31-00076-00-001	Atami Yanagihara building

(III)	Other property, plant and equipment listed in the table below

Classification	Asset No.	Name
Building fixtures	24-00230-00-001	Atami Yowado electrical facilities
Structure	31-00049-00-001	Atami Iwasaki Residence - bamboo grove garden
Structure	31-00050-00-001	Atami Iwasaki Residence - L-shaped ditch
Structure	31-00051-00-001	Atami Iwasaki Residence - water supply facilities
Structure	31-00051-00-002	Atami Iwasaki Residence - water supply facilities
Furniture and fixtures (non-depreciable)	K-28557-00-001	Iwasaki Residence - calligraphy and paintings

(IV)	Investment securities listed in the table below

Company name	Number of shares (As of August 31, 2026) (shares)
Mitsubishi Research Institute, Inc.	30,050
MITSUBISHI GAS CHEMICAL COMPANY, INC.	43,883.5
Zeon Corporation	33,511.206
TOKAI CARBON CO., LTD.	563,500
Namura Shipbuilding Co., Ltd.	20,000
Naikai Zosen Corporation	200
Seika Corporation	250,200
TOKYO SANGYO CO., LTD.	173
Yokohama Financial Group, Inc.	566,663
MITSUBISHI ESTATE CO., LTD.	54,000
Nippon Yusen Kabushiki Kaisha	215
Mitsui O.S.K. Lines, Ltd.	330
TOKYO GAS CO., LTD.	84,580
TOHO GAS CO., LTD.	374,740
DAIICHI JITSUGYO CO., LTD.	116,100

(V)	All long-term loans receivable from subsidiaries and affiliates, except those relating to Wakkanai Energy Service Co., Ltd.

(VI)

Deferred tax assets relating to loss on valuation of investment securities, surplus of the Mitsubishi Public Affairs Committee, allowance for doubtful accounts, and unrealized gain (loss) on investment securities

(VII)	Other assets listed in the table below

Classification	Description	Book value (As of March 31, 2026) (yen)
Golf club membership rights	Shonan Country Club	1,800,000
Security deposits and guarantee deposits	Mitsubishi Center security deposit (Mitsubishi Public Affairs Committee)	108,718
Security deposits and guarantee deposits	Kaitokaku usage deposit	5,360,000
Contributions for shared facilities	Mitsubishi Public Affairs Committee	55,341

(3)	Others

In addition to the assets listed in (1) and (2) above, any assets separately agreed upon by Party A and Party B by the day preceding the Effective Date.

2.	Debts and liabilities

All debts and liabilities relating to the Business incurred by Party A immediately before the end of the day preceding the Effective Date, excluding the following debts and liabilities incurred immediately before the end of that day.

(1)	Current liabilities

(I)	All short-term debts and the current portion of long-term debts

(II)	All accounts payable relating to business office tax, dividends, and requests for purchase of fractional shares

(III)	All accrued corporate taxes and other related taxes

(IV)	Accrued interest expenses and commitment fees relating to the commitment line agreements

(V)	All deposits received relating to withholding income tax, local taxes, and social insurance premiums

(2)	Non-current liabilities

(I)	All long-term debts

(3)	Others

In addition to the debts and liabilities listed in (1) and (2) above, any debts and liabilities separately agreed upon by Party A and Party B by the day preceding the Effective Date.

3.	Intellectual property rights, etc.

All intellectual property rights, etc., relating to the Business held by Party A immediately before the end of the day preceding the Effective Date (“Intellectual property rights, etc.” collectively means (i) inventions, devices, designs, trademarks, copyrighted works, trade secrets, know-how, and other information having proprietary value; (ii) domestic and foreign patent rights, utility model rights, design rights, trademark rights, copyrights, and other intellectual property rights relating thereto (including those for which applications are pending or registration has not yet been completed); and (iii) information such as documents relating to applications for intellectual property rights, Party A’s status as an applicant for intellectual property rights immediately before the end of the day preceding the Effective Date (including its status following a decision of refusal), and the right to obtain such intellectual property rights; the same shall apply hereinafter).

4.	Contracts (excluding employment contracts)

All contractual positions and rights and obligations arising under contracts relating to the Business that remain valid and in force immediately before the end of the day preceding the Effective Date and to which Party A is a party, excluding employment contracts, contracts with Party A’s officers, the contracts listed in the table below (including contracts for refinancing or other amendments thereto entered into by the day preceding the Effective Date), and contracts that cannot be succeeded to for reasons arising under Laws and Regulations.

Counterparty	Date of execution	Name of agreement
MUFG Bank, Ltd.	9/29/2006	Revolving Credit Facility Agreement
MUFG Bank, Ltd.	9/22/2022	Loan Agreement
MUFG Bank, Ltd.	3/31/2026	Term Loan Agreement with a Drawdown Availability Period
The Bank of Yokohama, Ltd.	9/30/2026	Loan Agreement
Meiji Yasuda Life Insurance Company	3/31/2022	Loan Agreement
Meiji Yasuda Life Insurance Company	3/31/2026	Loan Agreement
The Daishi Bank, Ltd.	3/30/2017	Overdraft Agreement for a Designated Current Account
Mitsubishi UFJ Trust and Banking Corporation	8/2/2017	Executive Compensation Board Incentive Plan (BIP) Trust Agreement
Mitsubishi UFJ Trust and Banking Corporation	8/5/2025	Agreement on Extension of the Trust Period
Mitsubishi UFJ Trust and Banking Corporation	5/16/2024	Employee Stock Ownership Plan (ESOP) Trust Agreement
Mitsubishi UFJ Trust and Banking Corporation	5/23/2025	Agreement on Extension of the Trust Period

5.	Employment contracts, etc.

(1)	Employment contracts

The contractual positions and all rights and obligations arising under employment contracts with all employees employed by Party A immediately before the end of the day preceding the Effective Date (excluding the employees listed in the table below). However, employment contracts with employees for whom Party A, Party B, and the relevant employees have separately agreed on different treatment by the day preceding the Effective Date shall be excluded.

Employee No.	Employee No.	Employee No.
12852	15243	15807
13417	15328	15843
13490	15333	15856
13915	15386	15890
14128	15387	15902
14259	15406	15939
14268	15411	15956
14327	15425	15971
14335	15439	15999
14404	15450	16036
14433	15462	16043
14523	15466	16055
14615	15474	16058
14829	15519	16062
14867	15550	16072
14992	15604	16077
15003	15703	16088
15070	15746	16112
15228	15798	16113
16132	16176	16239
16140	16179	16240
16141	16198	16255
16159	16205	16277
16162	16221	16280
16170	16223	16281
16173	16226	16288
16174	16231

(2)	Collective agreement

Party A’s position under, and all rights and obligations arising from, the collective agreement concluded between Party A and the Mitsubishi Kakoki Labor Union that remains valid and in force immediately before the end of the day preceding the Effective Date.

6.	Permits and Approvals

All Permits and Approvals relating to the Business held by Party A immediately before the end of the day preceding the Effective Date (limited to those that Party B may succeed to under applicable Laws and Regulations).

End of Attachment

4.	Matters concerning the appropriateness of the provisions on matters set forth in Article 758, Item 4 of the Companies Act

In connection with the Absorption-type Company Split, the Preparatory Company does not plan to deliver any money or other consideration to the Company in exchange for the rights and obligations to be succeeded to. Since the Preparatory Company is a wholly owned subsidiary of the Company and there is no need for the Preparatory Company to deliver consideration to the Company, the Company considers it appropriate to conduct the Absorption-type Company Split without consideration.

Furthermore, the amounts of share capital, capital reserve, and retained earnings reserve of the Preparatory Company will not increase as a result of the Absorption-type Company Split. This treatment complies with the Regulations for Corporate Accounting and is therefore considered appropriate.

5.	Matters concerning the Preparatory Company

(1)	Contents of the balance sheet as of the date of incorporation of the Preparatory Company

Since the Preparatory Company was established on September 30, 2026, it has no completed fiscal year. The contents of the balance sheet as of the date of incorporation of the Preparatory Company are as follows.

Balance Sheet

(As of September 30, 2026)

MKK Next, Ltd.

Account	Amount	Account	Amount

(Assets)	Millions of yen	(Net assets)	Millions of yen

Current assets	50	Shareholders’ equity	50

Cash and bank deposits	50	Share capital	25

		Capital surplus	25

		Capital reserve	25

Total assets	50	Total liabilities and net assets	50

(Note)	Amounts are rounded down to the nearest million yen.

(2)	Details of any significant disposal of assets, incurrence of material liabilities, or other events materially affecting the status of the Preparatory Company’s assets since its incorporation

On September 30, 2026, the Preparatory Company entered into the Absorption-type Company Split Agreement with the Company. For details, please refer to section 3 above.

6.	Details of any significant disposal of assets, incurrence of material liabilities, or other events materially affecting the status of the Company’s assets since the end of its most recent fiscal year

On September 30, 2026, the Company established the Preparatory Company.

On September 30, 2026, the Company entered into the Business Integration Agreement with Tsukishima Holdings.

On September 30, 2026, the Company entered into the Absorption-type Company Split Agreement with the Preparatory Company. For details, please refer to section 3 above.

On September 30, 2026, the Company entered into the Share Exchange Agreement with Tsukishima Holdings, under which the Company will become the wholly owning parent company in the share exchange and Tsukishima Holdings will become the wholly owned subsidiary in the share exchange, effective April 1, 2027 (scheduled). For details, please refer to Proposal No. 3 “Approval of the Share Exchange Agreement.”

At the Board of Directors meeting held on September 30, 2026, the Company resolved to submit a proposal for the reduction of the amounts of share capital, capital reserve, and retained earnings reserve to this Extraordinary General Meeting of Shareholders. For details, please refer to Proposal No. 5 “Reduction of the Amounts of Share Capital, Capital Reserve, and Retained Earnings Reserve.”

At the Board of Directors meeting held on September 30, 2026, the Company resolved to submit a proposal for the reduction of the amount of capital reserve to this Extraordinary General Meeting of Shareholders. For details, please refer to Proposal No. 13 “Reduction of the Amount of Capital Reserve” .

Proposal No. 2: First Amendment to the Articles of Incorporation

1.	Reasons for the proposal

In implementing the Share Exchange as part of the series of transactions related to the Business Integration, the Company plans to issue new shares of common stock. As this will increase the number of the Company’s issued shares beyond the current total number of shares authorized to be issued, the Company needs to increase the total number of shares authorized to be issued in order to implement the Share Exchange. Accordingly, the Company proposes to amend the Articles of Incorporation to increase the total number of shares authorized to be issued (the “First Amendment to the Articles of Incorporation”).

The First Amendment to the Articles of Incorporation shall become effective on the effective date of the Absorption-type Company Split (April 1, 2027 (scheduled)), subject to Proposal No. 1 “Approval of the Absorption-type Company Split Agreement,” and this proposal being approved and adopted as originally proposed, and the Absorption-type Company Split becoming effective.

2.	Details of the First Amendment to the Articles of Incorporation

The details of the First Amendment to the Articles of Incorporation are as follows.

(The underlined portions indicate the change.)

Current Articles of Incorporation	Proposed amendment
CHAPTER II. SHARES Article 6. Total Number of Shares Authorized to be Issued The total number of shares authorized to be issued by the Company shall be forty-eight million (48,000,000) shares.	CHAPTER II. SHARES Article 6. Total Number of Shares Authorized to be Issued The total number of shares authorized to be issued by the Company shall be eighty million (80,000,000) shares.

Proposal No. 3: Approval of the Share Exchange Agreement

As announced in the Business Integration Press Release, at the Board of Directors meeting held on September 30, 2026, the Company resolved to implement the Share Exchange as part of the series of transactions related to the Business Integration, subject to the Absorption-type Company Split becoming effective, and entered into the Share Exchange Agreement with Tsukishima Holdings on the same date.

The Share Exchange is scheduled to be implemented on April 1, 2027, subject to Proposal No. 1 “Approval of the Absorption-type Company Split Agreement”, Proposal No. 2 “First Amendment to the Articles of Incorporation”, and this proposal being approved and adopted as originally proposed, and the Absorption-type Company Split and the First Amendment to the Articles of Incorporation becoming effective.

Accordingly, the Company requests shareholders’ approval of the Share Exchange Agreement under this proposal.

1.	Reasons for conducting the Share Exchange

The Share Exchange will be implemented as part of the series of transactions related to the Business Integration. For details, please refer to “1. Reasons for conducting the Absorption-type Company Split” under Proposal No. 1 “Approval of the Absorption-type Company Split Agreement”.

2.	Details of the Share Exchange Agreement

The details of the Share Exchange Agreement are as follows.

Share Exchange Agreement (Copy)

Tsukishima Holdings Co., Ltd. (“Party A”) and Mitsubishi Kakoki Kaisha, Ltd. (“Party B”) hereby enter into a share exchange agreement (the “Agreement”) dated September 30, 2026 (the “Execution Date”) as follows.

Article 1 (Share Exchange)

In accordance with the Agreement, Party A and Party B shall conduct a share exchange (the “Share Exchange”) whereby Party B will become the wholly owning parent company in the share exchange and Party A will become the wholly owned subsidiary in the share exchange, and Party B shall acquire all issued shares of Party A through the Share Exchange.

Article 2 (Trade names and addresses)

The trade names and addresses of Party A and Party B are as follows.

(1)	Party A (wholly owned subsidiary in the share exchange)

Trade name: Tsukishima Holdings Co., Ltd.

Address: 3-5-1 Harumi, Chuo-ku, Tokyo, Japan

(2)	Party B (wholly owning parent company in the share exchange)

Trade name: Mitsubishi Kakoki Kaisha, Ltd.

Address: 2-1 Ohkawa-cho, Kawasaki-ku, Kawasaki, Kanagawa, Japan

Article 3 (Shares to be delivered upon the Share Exchange and their allotment)

1.

In connection with the Share Exchange, Party B shall deliver to the shareholders of Party A as of the time immediately preceding Party B’s acquisition of all issued shares of Party A through the Share Exchange (the “Record Time”; such shareholders shall be those remaining after the cancellation of treasury shares by Party A pursuant to Article 7; the same shall apply in this Article), in exchange for their shares of common stock of Party A, a number of shares of common stock of Party B equal to 0.88 times the total number of shares of common stock of Party A held by such shareholders.

2.

In connection with the Share Exchange, Party B shall allot to the shareholders of Party A as of the Record Time, in exchange for their shares of common stock of Party A, 0.88 shares of common stock of Party B for each share of common stock of Party A held by them.

3.

If the number of shares of common stock of Party B to be allotted to the shareholders of Party A under the preceding two paragraphs includes a fraction of less than one share, Party B shall handle such fraction in accordance with Article 234 of the Companies Act and other applicable laws and regulations.

Article 4 (Share capital and reserves of Party B)

The amounts by which Party B’s share capital, capital reserve, and retained earnings reserve are increased as a result of the Share Exchange shall be separately determined by Party B in accordance with Article 39 of the Regulations for Corporate Accounting.

Article 5 (Effective Date)

The date on which the Share Exchange becomes effective (the “Effective Date of the Share Exchange”) shall be April 1, 2027. However, Party A and Party B may change such date upon consultation and mutual agreement if necessary due to the progress of the procedures for the Share Exchange or other reasons.

Article 6 (Approval by General Meetings of Shareholders)

1.

Party A shall seek approval of the Agreement and a resolution on other matters necessary for the Share Exchange at a General Meeting of Shareholders prescribed in Article 783, Paragraph 1 of the Companies Act by the day preceding the Effective Date of the Share Exchange.

2.

Party B shall seek approval of the Agreement and a resolution on other matters necessary for the Share Exchange at a General Meeting of Shareholders prescribed in Article 795, Paragraph 1 of the Companies Act by the day preceding the Effective Date of the Share Exchange.

Article 7 (Cancellation of treasury shares)

Party A shall, pursuant to a resolution of its Board of Directors held by the day preceding the Effective Date of the Share Exchange, cancel immediately before the Record Time all treasury shares held by Party A immediately before the Record Time (including treasury shares acquired by Party A in response to demands for share purchase by dissenting shareholders pursuant to Article 785, Paragraph 1 of the Companies Act in connection with the Share Exchange).

Article 8 (Amendment of terms of the Share Exchange and termination of the Agreement)

If, between the Execution Date and the Effective Date of the Share Exchange, any natural disaster or other event causes a material change in the financial or business condition of Party A or Party B, circumstances arise or become apparent that materially impede the implementation of the Share Exchange, or it otherwise becomes difficult to achieve the purpose of the Agreement, Party A and Party B may, upon consultation and mutual agreement, amend the terms of the Share Exchange or any other provisions of the Agreement, or terminate the Agreement.

Article 9 (Effectiveness of the Agreement)

The Agreement shall cease to be effective if, by the day preceding the Effective Date of the Share Exchange, (i) approval of the Agreement or matters necessary for the Share Exchange has not been obtained at a General Meeting of Shareholders of Party A or Party B; (ii) approvals, etc., from the relevant authorities required by laws and regulations to implement the Share Exchange have not been obtained (including cases where the waiting period for the filing to be made by Party B in connection with the Share Exchange under the Act on Prohibition of Private Monopolization and Maintenance of Fair Trade (Act No. 54 of 1947) has not expired by the day preceding the Effective Date of the Share Exchange, or where the Japan Fair Trade Commission has taken measures or procedures, including a cease and desist order, that prevent the Share Exchange); or (iii) the Agreement has been terminated pursuant to the preceding Article.

Article 10 (Governing law and agreed jurisdiction)

The Agreement shall be governed by and construed in accordance with the laws of Japan. The Tokyo District Court shall have exclusive jurisdiction as the court of first instance over all disputes arising out of or in connection with the Agreement.

Article 11 (Consultation)

Party A and Party B shall resolve in good faith through consultation any matters not stipulated in the Agreement or any doubts arising regarding its provisions, in accordance with the principle of good faith and fair dealing.

IN WITNESS WHEREOF, two copies of the Agreement have been prepared and each party has affixed its name and seal to each copy and shall retain one copy thereof.

September 30, 2026

Party A:

Jun Kawasaki [Seal]

President, Representative Director

Tsukishima Holdings Co., Ltd.

3-5-1 Harumi, Chuo-ku, Tokyo, Japan

Party B:

Toshikazu Tanaka [Seal]

Representative Director, President and CEO

Mitsubishi Kakoki Kaisha, Ltd.

2-1 Ohkawa-cho, Kawasaki-ku, Kawasaki, Kanagawa, Japan

3.	Matters concerning the appropriateness of the provisions on matters set forth in Article 768, Paragraph 1, Items 2 and 3 of the Companies Act

(1)	Details of the allotment in the Share Exchange (share exchange ratio)

	The Company (wholly owning parent company in the share exchange)	Tsukishima Holdings (wholly owned subsidiary in the share exchange)
Exchange ratio in the share exchange	1	0.88
Number of shares to be delivered in the Share Exchange	Shares of the common stock of the Company: 34,811,735 shares (scheduled)

(Note 1)	Share allotment ratio

0.88 shares of the common stock of the Company will be allotted and delivered for each share of the common stock of Tsukishima Holdings. However, the share exchange ratio stated above (“Share Exchange Ratio”) is subject to change upon consultation between the Companies in the event of any material change to the conditions forming the basis of its calculation. If the Companies decide to change the Share Exchange Ratio, they will promptly disclose that decision.

(Note 2)	Number of shares to be delivered in the Share Exchange

34,811,735 shares of the common stock of the Company (scheduled)

The above number of shares of the common stock is calculated based on the total number of issued shares of the common stock (40,125,800 shares) and the number of treasury shares (567,010 shares) of Tsukishima Holdings as of June 30, 2026.

Upon the Share Exchange, the Company plans to allot and deliver the number of shares of the common stock of the Company calculated based on the Share Exchange Ratio to the shareholders of Tsukishima Holdings as of the time immediately preceding the time when the Company acquires all of the issued shares of Tsukishima Holdings (“Record Time”), in exchange for the shares of the common stock of Tsukishima Holdings held by them. In addition, regarding the shares of the common stock of the Company to be delivered, the Company plans to appropriate a portion of the treasury shares it holds and newly issue 34,151,480 shares of the common stock.

Furthermore, the actual number of shares of the common stock to be delivered by the Company is subject to change in the future, as Tsukishima Holdings plans to cancel, at the Record Time, all of its treasury shares held at the time immediately preceding the Record Time (including shares acquired upon demand for the purchase of shares by dissenting shareholders in connection with the Share Exchange pursuant to Article 785, Paragraph 1 of the Companies Act) by a resolution of the board of directors of Tsukishima Holdings at a meeting to be held by the day immediately preceding the effective date of the Share Exchange.

(Note 3)	Treatment of shares less than one unit

It is expected that some shareholders will newly hold shares of the Company less than one unit in connection with the Share Exchange, but such shares cannot be sold on financial instruments exchange markets. Shareholders of Tsukishima Holdings who will hold shares of the Company less than one unit may use the following systems on or after the effective date of the Share Exchange.

(I)	System for demanding the purchase of shares less than one unit (sale of shares less than one unit)

Pursuant to the provisions of Article 192, Paragraph 1 of the Companies Act, shareholders may demand that the Company purchase the shares less than one unit held by them.

(II)	System for purchasing additional shares less than one unit (purchase of additional shares to constitute one unit)

Pursuant to the provisions of Article 194, Paragraph 1 of the Companies Act and the Company’s Articles of Incorporation, shareholders may demand that the Company sell them the number of shares that, together with the number of shares less than one unit to be held by them, will constitute one unit of shares (100 shares), except where the Company does not hold the number of treasury shares to meet such demand.

(Note 4)	Treatment of fractions of one share

With respect to the shareholders of Tsukishima Holdings who will receive an allotment of fractions of one share of the common stock of the Company in connection with the Share Exchange, the Company will pay them an amount corresponding to such fractions of one share in accordance with the provisions of Article 234 of the Companies Act and other relevant laws and regulations.

(2)	Treatment of stock acquisition rights and bonds with stock acquisition rights in connection with the Share Exchange

This is not applicable because Tsukishima Holdings, which will become a wholly owned subsidiary in the Share Exchange, has not issued any stock acquisition rights or bonds with stock acquisition rights.

(3)	Dividends of surplus

The Company plans to pay a dividend of up to 60 yen per share, with a record date of September 30, 2026, and a dividend of up to 75 yen per share, with a record date of March 31, 2027.

Tsukishima Holdings plans to pay a dividend of up to 44 yen per share, with a record date of September 30, 2026, and a dividend of up to 50 yen per share, with a record date of March 31, 2027. Additionally, Tsukishima Holdings may repurchase its own shares up to a total amount of 3,000,000,000 yen, in accordance with applicable laws and regulations, until the day before the effective date of the Share Exchange.

(4)	Voting rights of shareholders of Tsukishima Holdings to whom shares of the common stock of the Company will be allotted and delivered upon the Share Exchange

On September 30, 2026, the Company’s Board of Directors resolved, pursuant to the provisions of Article 124, Paragraph 4 of the Companies Act, to grant to the shareholders of Tsukishima Holdings to whom shares of the common stock of the Company are to be allotted and delivered upon the Share Exchange, voting rights with respect to their allotted and delivered shares of the Company’s common stock, which are exercisable at the annual shareholders’ meeting of the Joint Holding Company scheduled for June 2027. The grant of voting rights will be subject to the conditions precedent that (i) the amendment to Tsukishima Holdings’ Articles of Incorporation, which deletes the provision regarding the record date for voting rights at its annual shareholders’ meetings, as described in the “Notice Regarding the Establishment of a Record Date for and the Convening of an Extraordinary General Meeting of Shareholders, Amendments to the Articles of Incorporation, and Revision of the Restricted Stock Compensation Plan” announced on the same day by Tsukishima Holdings, has taken effect, and that (ii) the Share Exchange has taken effect.

(5)	Basis for the details of the allotment in the Share Exchange

(I)	Basis and reasons for the details of the allotment

To ensure the fairness and appropriateness in valuating the Share Exchange Ratio, the Company selected Mitsubishi UFJ Morgan Stanley Securities Co., Ltd. (“Mitsubishi UFJ Morgan Stanley Securities”), and Tsukishima Holdings selected Nomura Securities Co., Ltd. (“Nomura Securities”), as their respective financial advisors and third-party valuators independent of the Companies.

The Company engaged in careful and repeated discussions and deliberations based on the results of the valuation of the share exchange ratio and advice received from Mitsubishi UFJ Morgan Stanley Securities, a third-party valuator, as described in “(I) Procurement of valuation reports from independent third-party valuators” under “(7) Measures to ensure fairness” below, the legal advice from Anderson Mori & Tomotsune, as described in “(II) Advice procured from independent law firms” under “(7) Measures to ensure fairness” below, as well as the results of various due diligence processes conducted by the Company and its advisors on Tsukishima Holdings, among others, taking into account the financial conditions, performance trends, and stock price trends of the Companies. Consequently, the Company has determined that the Share Exchange Ratio described in “(1) Details of the allotment in the Share Exchange (share exchange ratio)” above is appropriate and that the Share Exchange will serve the interests of shareholders of the Company.

Tsukishima Holdings engaged in careful and repeated discussions and deliberations based on the results of the valuation of the share exchange ratio and advice received from Nomura Securities, a third-party valuator, as described in “(I) Procurement of valuation reports from independent third-party valuators” under “(7) Measures to ensure fairness” below, the legal advice from Nishimura & Asahi (Gaikokuho Kyodo Jigyo), as described in “(II) Advice procured from independent law firms” under “(7) Measures to ensure fairness” below, as well as the results of various due diligence processes conducted by Tsukishima Holdings and its advisors on the Company, among others, taking into account the financial conditions, performance trends, and stock price trends of the Companies. Consequently, Tsukishima Holdings has determined that the Share Exchange Ratio described in “(1) Details of the allotment in the Share Exchange (share exchange ratio)” above is appropriate and that the Share Exchange will serve the interests of shareholders of Tsukishima Holdings.

As outlined above, there have been careful and repeated negotiations and discussions between the Companies based on the results of the due diligence conducted by each of the Companies on the other. The Companies took into account the valuation and analysis results provided by third-party valuators and the advice of legal advisors and comprehensively considered the financial conditions, future prospects, and stock price trends of the Companies. As a result, the Companies have finally determined that the Share Exchange Ratio described in “(1) Details of the allotment in the Share Exchange (share exchange ratio)” above is appropriate and that the Share Exchange will serve the interests of the shareholders of the Companies. Consequently, at the Companies’ Board of Directors meetings held on September 30, 2026, resolutions were passed to enter into the Business Integration Agreement and the Share Exchange Agreement, and the Business Integration Agreement and the Share Exchange Agreement were executed.

(II)	Matters concerning valuation

a.	Valuators’ names and relationships with the Companies

Neither Mitsubishi UFJ Morgan Stanley Securities nor Nomura Securities is a related party of either of the Companies, and neither has any material interest in the Share Exchange that should be disclosed.

b.	Overview of valuation

Mitsubishi UFJ Morgan Stanley Securities adopted the following valuation methods for each of the Companies and performed the valuations: a market price analysis, given that the Companies’ shares are listed on a financial instruments exchange and have respective market prices; a comparable company analysis, as there are multiple comparable listed companies for the Companies, allowing for the estimation by analogy of their share value through such analysis; and a discounted cash flow analysis (“DCF Analysis”) to reflect the future state of their business activities in the valuation.

For the market price analysis, setting the valuation reference date at September 29, 2026, Mitsubishi UFJ Morgan Stanley Securities used the closing price on the valuation reference date, as well as the simple average of the closing prices on each trading day during the one-month, three-month, and six-month periods up to the valuation reference date, each on the TSE.

The valuation in the DCF Analysis is based on various factors, including the revenue and investment plans set forth in the financial forecasts presented by the Companies’ respective managements, which the Companies agreed to the use for valuation purposes, the results of due diligence conducted on the Companies, and other publicly available information. Please note that the financial forecasts of the Companies used as assumptions in the valuation do not include any fiscal year in which significant increases or decreases in income are anticipated.

The valuation results for each method are indicated below. The following is the valuation range for the number of shares of the common stock of the Company to be allotted for each share of the common stock of Tsukishima Holdings, based on each method.

Method adopted	Valuation range of the share exchange ratio
Market price analysis	0.79 - 0.83
Comparable company analysis	0.52 - 1.23
DCF Analysis	0.70 - 1.24

(Note) The analysis by Mitsubishi UFJ Morgan Stanley Securities and the analysis of the share exchange ratio on which it is based are intended solely for the reference of the Board of Directors of the Company. These analyses are not a financial opinion or recommendation by Mitsubishi UFJ Morgan Stanley Securities or its affiliates. They do not express an opinion or make a recommendation to the shareholders of the Company or Tsukishima Holdings regarding their approval of the Share Exchange, the transfer and acquisition of shares, the exercise of voting rights or other shareholder rights, their consent to the Share Exchange, or any other related matters. In analyzing and valuing the share exchange ratio, Mitsubishi UFJ Morgan Stanley Securities has relied on information that has already been made public, that was provided by the Company or Tsukishima Holdings, or otherwise made available to it, assuming that such information is accurate and complete, without independently conducting a verification of the accuracy or completeness of said information. Furthermore, Mitsubishi UFJ Morgan Stanley Securities assumes that the financial forecasts have been reasonably prepared and compiled by the respective managements of the Companies to reflect the best available forecasts and judgments at the time they were provided regarding their future financial conditions. Mitsubishi UFJ Morgan Stanley Securities has not conducted its own evaluation or appraisal of the assets and liabilities (including off-balance-sheet assets and liabilities and other contingent liabilities) of the Company, Tsukishima Holdings, and their respective affiliates. Mitsubishi UFJ Morgan Stanley Securities has not been provided with any such evaluation or appraisal, nor has it requested any third-party institution to conduct appraisal or evaluation. Mitsubishi UFJ Morgan Stanley Securities’ analysis is predicated on economic, financial, market, and other conditions as of the valuation reference date of the share exchange ratio valuation report, and is based on information available to Mitsubishi UFJ Morgan Stanley Securities as of that date. Events occurring on or after that date may have an impact on the assumptions used in Mitsubishi UFJ Morgan Stanley Securities’ analysis and the preparation of the share exchange ratio valuation report. However, Mitsubishi UFJ Morgan Stanley Securities is not obligated to update, revise, or reaffirm the share exchange ratio valuation report or its analysis. Furthermore, the preparation of the share exchange ratio valuation report and the underlying analysis involved a complex process and may not be suitable for partial analysis or summary presentation. The valuation ranges, based on specific analyses described in the Business Integration Press Release and this Notice, should not be construed as the Company’s or Tsukishima Holdings’ actual value as assessed by Mitsubishi UFJ Morgan Stanley Securities.

Nomura Securities performed the valuations by adopting the following valuation methods: the market price average method, given that the shares of the Companies are listed on the TSE Prime Market and market prices are available; the comparable company analysis method, as there are several comparable listed companies for the Companies, allowing for the estimation by analogy of share value using this method; and the discounted cash flow method (“DCF Method”) to reflect the future state of their business activities in the valuation.

The valuation range for the share exchange ratio, with per-share value of the common stock of the Company set at 1 under each method, is as follows:

Method adopted	Valuation range of the share exchange ratio
Market price average method	0.79 - 0.83
Comparable company analysis method	0.66 - 0.80
DCF Method	0.84 - 1.28

For the market price average method, setting the valuation reference date at September 29, 2026, Nomura Securities used the closing price of the stock of the Companies on the valuation reference date, as well as the simple average of closing prices on trading days during the most recent five business days, and the one-month, three-month, and six-month periods up to the valuation reference date, each on the TSE Prime Market.

Regarding the DCF Method, enterprise value has been determined by discounting the future cash flows generated by the Companies to their present value, based on the business plans provided by Tsukishima Holdings, as well as the business plans that were provided by the Company and acknowledged by Tsukishima Holdings.

In valuating the share exchange ratio, Nomura Securities has assumed that the publicly available information and all pieces of information provided to Nomura Securities by the Companies are accurate and complete and has not independently verified the accuracy or completeness of such information. With regard to the assets and liabilities of the Companies and their affiliates (including financial derivative instruments, off-balance-sheet assets and liabilities, and other contingent liabilities), Nomura Securities has not conducted any independent evaluation, appraisal, or assessment, including an analysis and evaluation of individual assets and liabilities, nor has it requested any third-party institution to perform such an appraisal or assessment. Nomura Securities’ valuation of the share exchange ratio reflects the information and economic conditions available to Nomura Securities as of September 29, 2026. Nomura Securities assumes that the respective financial projections of the Companies (including income plans and other relevant information) have been reasonably reviewed and confirmed by their respective managements based on the best available forecasts and judgments at this time, and that the financial conditions of the Company and Tsukishima Holdings will evolve in accordance with those forecasts.

Additionally, the business plans of the Companies, which Nomura Securities used as the basis for the DCF Method, do not incorporate the synergies expected from the Share Exchange. Furthermore, the business plans of the Company and Tsukishima Holdings, both for the period from the fiscal year ending March 31, 2027 through the fiscal year ending March 31, 2030, which Nomura Securities used as assumptions for the DCF Method, include fiscal years in which significant changes in free cash flow are projected compared to the previous fiscal year. Specifically, for the Company, a significant increase in free cash flow is projected for the fiscal year ending March 31, 2029 and the fiscal year ending March 31, 2030 due to a decline in capital expenditures beginning in the fiscal year ending March 31, 2028. For Tsukishima Holdings, a substantial increase in free cash flow is projected for the fiscal year ending March 31, 2028, due to a smaller increase in working capital and a decrease in capital expenditures, and for the fiscal year ending March 31, 2030, a substantial increase in free cash flow is projected due to a smaller increase in working capital.

(6)	Possibility of delisting and reason therefor

As a result of the Share Exchange, the Company is scheduled to acquire all of the issued shares in Tsukishima Holdings on April 1, 2027 (scheduled), the effective date of the Share Exchange. Prior to that, shares of the common stock of Tsukishima Holdings are scheduled to be delisted on March 30, 2027, following the prescribed procedures in accordance with the TSE’s delisting criteria (the last trading day will be March 29, 2027).

Meanwhile, shares of the common stock of the Company, which serve as the consideration for the Share Exchange, are listed on the TSE and will continue to be tradable on the TSE.

(7)	Measures to ensure fairness

To ensure the fairness of the Share Exchange, the Companies have implemented the following measures:

(I)	Procurement of valuation reports from independent third-party valuators

In order to ensure the fairness and appropriateness of the Share Exchange, on September 29, 2026, the Company obtained a valuation report regarding the share exchange ratio from Mitsubishi UFJ Morgan Stanley Securities, a third-party valuator independent of the Companies. For the outline of the valuation report, please see “(II) Matters concerning valuation” under “(5) Basis for the details of the allotment in the Share Exchange” above.

Meanwhile, in order to ensure the fairness and appropriateness of the Share Exchange, on September 29, 2026, Tsukishima Holdings obtained a valuation report regarding the share exchange ratio from Nomura Securities, a third-party valuator independent of the Companies. For the outline of the valuation report, please see “(II) Matters concerning valuation” under “(5) Basis for the details of the allotment in the Share Exchange” above.

(II)	Advice procured from independent law firms

In order to ensure the fairness and legality of the Board of Directors’ decision-making regarding the Business Integration, the Company has obtained advice from Anderson Mori & Tomotsune, its legal advisor, regarding the various procedures for the Business Integration and the methods and processes of the Board of Directors’ decision-making from a legal perspective.

Meanwhile, in order to ensure the fairness and legality of the Board of Directors’ decision-making regarding the Business Integration, Tsukishima Holdings has obtained advice from Nishimura & Asahi (Gaikokuho Kyodo Jigyo), its legal advisor, regarding the various procedures for the Business Integration and the methods and processes of the Board of Directors’ decision-making from a legal perspective.

Anderson Mori & Tomotsune and Nishimura & Asahi (Gaikokuho Kyodo Jigyo) are both independent of the Companies and have no material interest in either of them.

(8)	Measures to avoid conflict of interest

In connection with the Share Exchange, no particular conflict of interest arises between the Company and Tsukishima Holdings. Accordingly, no special measures have been taken other than those described in “(7) Measures to ensure fairness” above.

(9)	Matters concerning the appropriateness of the amounts of the Company’s share capital and reserves

The amounts by which the Company’s share capital and reserves are to be increased in connection with the Share Exchange will be separately determined by the Company in accordance with Article 39 of the Regulations for Corporate Accounting. The Company considers that this treatment is appropriate, as the amounts will be determined within the scope permitted by laws and regulations after comprehensive consideration and review of the Company’s capital policy and other relevant circumstances.

4.	Matters concerning Tsukishima Holdings

(1)	Details of financial statements, etc. for the most recent fiscal year

The financial statements, etc. of Tsukishima Holdings for its most recent fiscal year are posted on the Company’s website (https://www.kakoki.co.jp/en/) in accordance with laws and regulations and the provisions of the Company’s Articles of Incorporation.

(2)	Details of any significant disposal of assets, incurrence of material liabilities, or other events materially affecting the status of the company’s assets since the end of its most recent fiscal year

On September 30, 2026, Tsukishima Holdings entered into the Business Integration Agreement with the Company.

On September 30, 2026, Tsukishima Holdings entered into the Share Exchange Agreement with the Company. For details, please refer to section 2 above.

5.	Details of any significant disposal of assets, incurrence of material liabilities, or other events materially affecting the status of the Company’s assets since the end of its most recent fiscal year

On September 30, 2026, the Company established the Preparatory Company.

On September 30, 2026, the Company entered into the Business Integration Agreement with Tsukishima Holdings.

On September 30, 2026, the Company entered into the Absorption-type Company Split Agreement with the Preparatory Company, under which the Company will be the company splitting in the absorption-type split and the Preparatory Company will be the company succeeding in the absorption-type split, effective as of April 1, 2027 (scheduled). For details, please refer to Proposal No. 1 “Approval of the Absorption-type Company Split Agreement.”

On September 30, 2026, the Company entered into the Share Exchange Agreement with Tsukishima Holdings. For details, please refer to section 2 above.

At the Board of Directors meeting held on September 30, 2026, the Company resolved to submit a proposal for the reduction of the amounts of share capital, capital reserve, and retained earnings reserve to this Extraordinary General Meeting of Shareholders. For details, please refer to Proposal No. 5 “Reduction of the Amounts of Share Capital, Capital Reserve, and Retained Earnings Reserve.”

At the Board of Directors meeting held on September 30, 2026, the Company resolved to submit a proposal for the reduction of the amount of capital reserve to this Extraordinary General Meeting of Shareholders. For details, please refer to Proposal No. 13 “Reduction of the Amount of Capital Reserve.”

Proposal No. 4: Second Amendment to the Articles of Incorporation

1.	Reasons for the proposal

In connection with the Business Integration, the Company proposes to amend its trade name and business purposes, etc., and to make consequential changes to the numbering of Articles and other provisions (the “Second Amendment to the Articles of Incorporation”).

The Second Amendment to the Articles of Incorporation shall become effective on the effective date of the Share Exchange (April 1, 2027 (scheduled)), subject to Proposal No. 1 “Approval of the Absorption-type Company Split Agreement” , Proposal No. 2 “First Amendment to the Articles of Incorporation” , Proposal No. 3 “Approval of the Share Exchange Agreement” and this proposal being approved and adopted as originally proposed, and the Absorption-type Company Split, the First Amendment to the Articles of Incorporation, and the Share Exchange becoming effective.

2.	Details of the Second Amendment to the Articles of Incorporation

The details of the Second Amendment to the Articles of Incorporation are as follows.

(The underlined portions indicate the changes.)

Articles of Incorporation after the First Amendment to the Articles of Incorporation	Proposed amendments

CHAPTER I. GENERAL PROVISIONS

Article 1.Trade Name

The name of the Company shall be Mitsubishi Kakoki Kabushiki Kaisha.

In English, it shall be called Mitsubishi Kakoki Kaisha, Ltd.

Article 2.Objectives and Purposes

The Company’s objectives are to engage in the following businesses:

1.  The manufacture, repair and sale of plants and equipment for oil refining, petro-chemical industry, gas industry, iron manufacturing, atomic energy, fertilizer industry, food industry, medical industry and other various chemical and general industries;

2.  The manufacture, repair and sale of plants and equipment for air pollution prevention, water treatment, waste treatment, and other pollution prevention and environmental sanitation;

3.  The manufacture, repair and sale of centrifugal separators, filters, dryers, agitators, dust collectors, cleaning machines and other general machinery;

4.  The manufacture, repair and sale of luminaires;

5.  The manufacture and sale of various high-pressure gases;

6.  The vapor deposition on optical parts, mechanical parts, tools, personal ornaments and other glass, metal and plastic products, and the manufacture and sale of such vapor deposited products;

CHAPTER I. GENERAL PROVISIONS

Article 1.Trade Name

The name of the Company shall be Mitsubishi Tsukishima Kakoki Holdings Kabushiki Kaisha.

In English, it shall be called Mitsubishi Tsukishima Kakoki Holdings Co., Ltd.

Article 2.Objectives and Purposes

The Company’s objectives are to engage in the following businesses and to control or manage the business activities of companies (including foreign companies) and other legal entities engaged in such businesses by holding shares or equity interests in such entities:

(1)   The design, manufacture, installation, repair, sale, leasing, and supervision of machinery, equipment, and tanks for use in the chemical, pharmaceutical, food, steel, fertilizer, energy, and other industrial sectors;

(2)   The design, manufacture, installation, repair, sale, leasing, and supervision of machinery and equipment for water supply and sewerage systems, water treatment, waste treatment, prevention of air pollution and other forms of environmental pollution, and environmental improvement;

(3)   The design, construction, supervision, operation, and maintenance of civil engineering, architectural, electrical, steel structure, and machinery and equipment installation projects for industrial, water supply and sewerage, water treatment, waste treatment, and other types of plants;

7.  The design, supervision and construction of projects in areas including civil engineering, building, piping, tiling, brick and block, steel structures, installation of machinery and apparatuses, water supply facilities, waste treatment facilities, scaffolding, earthworks, and painting;

8.  Engineering business and lease of the items listed in the preceding Items;

9.  Cleaning services for buildings, structures, industrial equipment, machinery apparatuses and parts;

10.  The manufacture and sale of chemicals, extracts from animals and plants, chemical products such as deodorants and aromatics that contain any of the foregoing, medicines, quasi-pharmaceutical products, processed foods such as starch food, protein food, vitamin food and calcium food, food additives, fodder and fodder additives;

11.  Consulting services and the sale of technology related to the items listed in the preceding Items;

12.  Nonlife insurance agency business;

13.  Purchase and sale of construction materials, office consumable supplies, factory consumables such as tools, welding auxiliary materials and oils, clothing and daily necessaries;

14.  Business concerning the treatment of various waste matters;

15.  Purchase, sale, leasing and management of real estate;

16.  Services related to power generation and electricity sales;

17.  Agency and intermediary business connected with the activities itemized in the preceding Items; and

18.  All businesses incidental to the activities in the preceding Items.

Article 3. Location of Head Office

The Company shall have its head office in Kawasaki-ku, Kawasaki-shi, Kanagawa.

Article 4. Governing Bodies

In addition to the General Meeting of Shareholders and Directors, the Company shall have the following bodies:

1.  Board of Directors;

2.  Audit and Supervisory Committee; and

3.  Accounting Auditors.

Article 5 (Texts omitted.)

(4)   Collection, transportation, and treatment of general and industrial waste;

(5)   Implementation of soil contamination surveys and assessments, and the design, construction and supervision of soil remediation projects;

(6)   The manufacture and sale of various high-pressure gases;

(7)   The manufacture, import, and sale of chemical products, industrial chemicals, pharmaceuticals, processed foods, food additives, animal feed, feed additives, and fertilizers; and the import and sale of factory supplies, clothing, and daily necessities;

(8)   Consulting services, development and sale of software, and the licensing and sale of technology related to the items listed in the preceding Items;

(9)   The purchase, sale, leasing, brokerage, management, and operation of real estate, the reclamation of land, and the sale of land in lots;

(10)  The power generation business, its supervision and operation, and businesses involving the purchase and sale of electricity;

(11)  Temporary staffing services;

(12)  Support for business management, oversight of business operations, and support for the formulation of management policies and business plans, and guidance, advice, and consulting services related to these areas;

(13)  The acceptance of commissions and agency services for administrative tasks related to finance, general affairs, legal affairs, human resources, information systems, public relations, testing and research, analysis, among others, and advisory and consulting services; and

(14)  All businesses incidental to the activities in the preceding Items.

Article 3. Location of Head Office

The Company shall have its head office in Chuo-ku, Tokyo.

Article 4. Governing Bodies

In addition to the General Meeting of Shareholders and Directors, the Company shall have the following governing bodies:

(1)   Board of Directors;

(2)   Audit and Supervisory Committee; and

(3)   Accounting Auditors.

Article 5 (Texts remain unchanged.)

CHAPTER II. SHARES

Article 6.Total Number of Shares Authorized to be Issued

The total number of shares authorized to be issued by the Company shall be eighty million (80,000,000) shares.

Article 7.Acquisition of Own Shares

The Company may, by resolution of the Board of Directors, acquire its own shares through market transactions or otherwise pursuant to the provisions of Article 165, Paragraph 2 of the Companies Act.

Article 8 (Texts omitted.)

Article 9. Rights concerning Shares Less Than One Unit

Shareholders holding Shares Less than One Unit of the Company are not entitled to exercise any rights other than those enumerated below.

1.  The rights provided for in each item of Article 189, Paragraph 2 of the Companies Act;

2.  The right to make a claim as provided in Article 166, Paragraph 1 of the Companies Act; and

3.  The right to receive an allotment of shares for subscription and an allotment of stock acquisition rights for subscription, in proportion to the number of shares held by them.

(Newly established.)

(Newly established.)

Article 10.Share Handling Rules

The business to handle the shares of the Company and fees thereof shall be governed by, in addition to laws or regulations or these Articles of Incorporation, the Share Handling Rules established by the Board of Directors.

CHAPTER II. SHARES

Article 6.Total Number of Shares Authorized to be Issued

The total number of shares authorized to be issued by the Company shall be two hundred and twenty million (220,000,000) shares.

(Deleted.)

Article 7 (Texts remain unchanged.)

Article 8. Rights concerning Shares Less Than One Unit

Shareholders holding Shares Less than One Unit of the Company are not entitled to exercise any rights other than those enumerated below.

(1)   The rights provided for in each item of Article 189, Paragraph 2 of the Companies Act;

(2)   The right to make a claim as provided in Article 166, Paragraph 1 of the Companies Act;

(3)   The right to receive an allotment of shares for subscription and an allotment of stock acquisition rights for subscription, in proportion to the number of shares held by them; and

(4)   The right to make the request prescribed in the following Article.

Article 9. Additional Purchase for Shares Less Than One Unit to Constitute One Unit

A shareholder may, in accordance with the provisions of the Share Handling Rules, demand that the Company sell a number of shares that, together with the number of shares less than one unit that the shareholder holds, constitutes a single share unit.

Article 10.Share Handling Rules

The handling of the Company’s stock and associated fees shall be governed by, in addition to laws or regulations or these Articles of Incorporation, the Share Handling Rules established by the Board of Directors.

Article 11. Administrator of Shareholders’ Register

The Company shall appoint an Administrator of Shareholders’ Register.

The Administrator of Shareholders’ Register and its handling offices shall be determined by resolution of the Board of Directors, and a public notice thereof shall be given.

The preparation and maintenance of the Company’s shareholder register and stock acquisition right register, as well as other administrative matters related to such registers, shall be entrusted to the Administrator of Shareholders’ Register. The Company shall not handle these matters itself.

CHAPTER III.

GENERAL MEETINGS OF SHAREHOLDERS

Articles 12 and 13

(Texts omitted.)

Article 14. Convening Authority and Chairman of General Meeting of Shareholders

General Meetings of Shareholders shall be convened and presided over by the Chairman or the President and CEO, by resolution of the Board of Directors, unless otherwise provided by laws or regulations.

In the absence of the Chairman or the President and CEO, other directors shall assume the roles in accordance with the order previously established by the Board of Directors.

Article 15. Measures for Electronic Provision, etc.

When convening a General Meeting of Shareholders, the Company shall take measures for electronic provision for the information contained in the reference documents and other materials for the General Meeting of Shareholders.

Regarding all or part of the items that are subject to electronic provision measures as specified by the Ministry of Justice Order, the Company may omit such items from the paper-based documents provided to shareholders who have requested delivery of paper-based documents by the record date for voting rights.

Article 11. Administrator of Shareholders’ Register

1.  The Company shall appoint an Administrator of Shareholders’ Register.

2.  The Administrator of Shareholders’ Register and its handling offices shall be determined by resolution of the Board of Directors, and a public notice thereof shall be given.

3.  The preparation and maintenance of the Company’s shareholder register and stock acquisition right register, as well as other administrative matters related to such registers, shall be entrusted to the Administrator of Shareholders’ Register. The Company shall not handle these matters itself.

CHAPTER III.

GENERAL MEETINGS OF SHAREHOLDERS

Articles 12 and 13

(Texts remain unchanged.)

Article 14. Convening Authority and Chairman of General Meeting of Shareholders

1.  General Meetings of Shareholders shall be convened and presided over by the Director and President, by resolution of the Board of Directors, unless otherwise provided by laws or regulations.

2.  In the absence of the Director and President, other directors shall assume the roles in accordance with the order previously established by the Board of Directors.

Article15. Measures for Electronic Provision, etc.

1.  When convening a General Meeting of Shareholders, the Company shall take measures for electronic provision for the information contained in the reference documents and other materials for the General Meeting of Shareholders.

2.  Regarding all or part of the items that are subject to electronic provision measures as specified by the Ministry of Justice Order, the Company may omit such items from the paper-based documents provided to shareholders who have requested delivery of paper-based documents by the record date for voting rights.

Article 16. Methods of Resolution

Unless otherwise set forth in laws or regulations or these Articles of Incorporation, all resolutions of a General Meeting of Shareholders shall be adopted by a majority of the votes of shareholders present who are entitled to exercise their voting rights thereat.

Resolutions set forth in Article 309, Paragraph 2 of the Companies Act shall be adopted by at least two-thirds (2/3) of the voting rights of shareholders present at the meeting, where shareholders holding at least one-third (1/3) of the voting rights of the shareholders who are entitled to exercise their voting rights are present.

Article 17. Exercise of Voting Rights by Proxy

A shareholder may exercise his/her/its voting rights by designating one (1) proxy who is another shareholder holding voting rights of the Company.

The shareholder or the proxy must submit to the Company a document evidencing his/her/its authority of representation for each General Meeting of Shareholders.

CHAPTER IV.

DIRECTORS AND BOARD OF DIRECTORS

Article 18. Number of Directors

The number of Directors (excluding Directors who are Audit and Supervisory Committee Members) of the Company shall be within ten (10).

The number of Directors who are Audit and Supervisory Committee Members of the Company shall be within four (4).

Article 19. Election of Directors

Directors of the Company shall be elected at a General Meeting of Shareholders by distinguishing between Directors who are Audit and Supervisory Committee Members and other Directors.

Directors shall be elected by a majority of the voting rights of the shareholders present at a General Meeting of Shareholders, at which shareholders holding one third (1/3) or more of the voting rights of shareholders entitled to exercise their voting rights are present.

As to resolutions for the election of Directors, no cumulative voting shall be adopted.

Article 16. Methods of Resolution

1.  Unless otherwise set forth in laws or regulations or these Articles of Incorporation, all resolutions of a General Meeting of Shareholders shall be adopted by a majority of the votes of shareholders present who are entitled to exercise their voting rights thereat.

2.  Resolutions set forth in Article 309, Paragraph 2 of the Companies Act shall be adopted by at least two-thirds (2/3) of the voting rights of shareholders present at the meeting, where shareholders holding at least one-third (1/3) of the voting rights of the shareholders who are entitled to exercise their voting rights are present.

Article 17. Exercise of Voting Rights by Proxy

1.  A shareholder may exercise his/her/its voting rights by designating one (1) proxy who is another shareholder holding voting rights of the Company.

2.  The shareholder or the proxy must submit to the Company a document evidencing his/her/its authority of representation for each General Meeting of Shareholders.

CHAPTER IV.

DIRECTORS, BOARD OF DIRECTORS, AND
EXECUTIVE OFFICERS

Article 18. Number of Directors

1.  The number of Directors (excluding Directors who are Audit and Supervisory Committee Members) of the Company shall be within ten (10).

2.  The number of Directors who are Audit and Supervisory Committee Members of the Company shall be within four (4).

Article 19. Election of Directors

1.  Directors of the Company shall be elected at a General Meeting of Shareholders by distinguishing between Directors who are Audit and Supervisory Committee Members and other Directors.

2.  Directors shall be elected by a majority of the voting rights of the shareholders present at a General Meeting of Shareholders, at which shareholders holding one third (1/3) or more of the voting rights of shareholders entitled to exercise their voting rights are present.

3.  As to resolutions for the election of Directors, no cumulative voting shall be adopted.

Article 20. Term of Office of Directors

The term of office of Directors (excluding Directors who are Audit and Supervisory Committee Members) of the Company shall expire upon the conclusion of the Ordinary General Meeting of Shareholders with respect to the last business year ending within one (1) year after their election.

The term of office of Directors who are Audit and Supervisory Committee Members of the Company shall expire upon the conclusion of the Ordinary General Meeting of Shareholders with respect to the last business year ending within two (2) years after their election.

The term of office of Directors who are Audit and Supervisory Committee Members of the Company and are elected to fill vacancies of Directors who were Audit and Supervisory Committee Members and retired before the expiry of term of office shall expire at the end of the remaining term of their predecessors.

A resolution for the election of substitute Directors who are Audit and Supervisory Committee Members of the Company shall be effective until the opening of the Ordinary General Meeting of Shareholders with respect to the last business year ending within two (2) years after their election.

Article 21. Representative Directors and Chairman

The Board of Directors shall, by resolution, appoint one or more Representative Directors of the Company from among the Directors (excluding Directors who are Audit and Supervisory Committee Members).

Representative Directors shall each represent the Company and carry out the business of the Company in accordance with resolutions of the Board of Directors.

The Board of Directors may, by resolution, appoint a Chairman from among the Directors (excluding Directors who are Audit and Supervisory Committee Members).

Article 20. Term of Office of Directors

1.  The term of office of Directors (excluding Directors who are Audit and Supervisory Committee Members) of the Company shall expire upon the conclusion of the Ordinary General Meeting of Shareholders with respect to the last business year ending within one (1) year after their election.

2.  The term of office of Directors who are Audit and Supervisory Committee Members of the Company shall expire upon the conclusion of the Ordinary General Meeting of Shareholders with respect to the last business year ending within two (2) years after their election.

3.  The term of office of Directors who are Audit and Supervisory Committee Members of the Company and are elected to fill vacancies of Directors who were Audit and Supervisory Committee Members and retired before the expiry of term of office shall expire at the end of the remaining term of their predecessors.

4.  A resolution for the election of substitute Directors who are Audit and Supervisory Committee Members of the Company shall be effective until the opening of the Ordinary General Meeting of Shareholders with respect to the last business year ending within two (2) years after their election.

Article 21. Representative Directors and Directors with Titles

1.  The Board of Directors shall, by resolution, appoint Representative Directors of the Company from among the Directors (excluding Directors who are Audit and Supervisory Committee Members).

(Deleted.)

2.  The Board of Directors may, by resolution, appoint a Director and President, and a Director and Chairman, respectively, from among the Directors (excluding Directors who are Audit and Supervisory Committee Members).

Article 22. Convocation of Board of Directors Meetings

Meetings of the Board of Directors shall be convened and presided over by the Chairman.

In the event that the Chairman is unable to perform these duties or if the position remains unfilled, another Director shall act as chairman in the order previously established by the Board of Directors.

Notice of the convocation of the Board of Directors meetings shall be dispatched to each Director at least three (3) days prior to the meeting date. However, this may be shortened in case of emergency.

(Newly established.)

Articles 23 and 24

(Texts omitted.)

(Newly established.)

(Newly established.)

Article 25. (Exemption from Liability of Directors)

In accordance with Article 426, Paragraph 1 of the Companies Act, the Company may, by a resolution of the Board of Directors, exempt Directors (including persons who were Directors) from their liability for damages caused by their dereliction of duty, within the limits stipulated by laws or regulations.

In accordance with Article 427, Paragraph 1 of the Companies Act, the Company may enter into a contract with Directors (excluding Executive Directors, etc.) that limits their liability for indemnity arising from negligence in the performance of their duties. However, the limit on liability amount based on the relevant contract shall be the amount stipulated by laws or regulations.

Article 26 (Texts omitted.)

Article 22. Convocation of Board of Directors Meetings

1.  Meetings of the Board of Directors shall be convened and presided over by a director designated in advance by the Board of Directors, unless otherwise provided by law.

2.  In the event that the designated director is unable to perform these duties, another director shall act as chairman in the order previously established by the Board of Directors.

(Deleted.)

Article 23. Notice of Convocation of Board of Directors Meetings

1.  Notice of the convocation of the Board of Directors meetings shall be dispatched to each Director at least three (3) days prior to the meeting date. However, this may be shortened in case of emergency.

2.  With the unanimous consent of the Directors, Board of Directors meetings may be held without following the formal convening procedures.

Articles 24 and 25

(Texts remain unchanged.)

Article 26. Board of Directors Regulations

Matters concerning the Board of Directors shall be governed by laws and regulations, these Articles of Incorporation, and the Board of Directors Regulations established by the Board of Directors.

Article 27. Compensation and Benefits

The determination of the compensation, bonuses, and other financial benefits that Directors receive from the Company in consideration for the performance of their duties shall be made by a resolution of the General Meeting of Shareholders, distinguishing between Directors (excluding Directors who are Audit and Supervisory Committee Members) and Directors who are Audit and Supervisory Committee Members.

Article 28. (Exemption from Liability of Directors)

1.  In accordance with Article 426, Paragraph 1 of the Companies Act, the Company may, by a resolution of the Board of Directors, exempt Directors (including persons who were Directors) from their liability for damages caused by their dereliction of duty, within the limits stipulated by laws or regulations.

2.  In accordance with Article 427, Paragraph 1 of the Companies Act, the Company may enter into a contract with Directors (excluding Executive Directors, etc.) that limits their liability for indemnity arising from negligence in the performance of their duties. However, the limit on liability amount based on the relevant contract shall be the amount stipulated by laws or regulations.

Article 29 (Texts remain unchanged.)

Article 27. President and CEO

The Board of Directors shall elect a President and CEO by its resolution from among the Directors (excluding Directors who are Audit and Supervisory Committee Members) or the Executive Officers.

CHAPTER V.

AUDIT AND SUPERVISORY COMMITTEE

Article 28. Convocation of the Audit and Supervisory Committee Meetings

Notice of the convocation of the Audit and Supervisory Committee meetings shall be dispatched to each of the Audit and Supervisory Committee Members at least three (3) days prior to the meeting date. However, this may be shortened in case of emergency.

(Newly established.)

Article 29 (Texts omitted.)

(Newly established.)

CHAPTER VI. ACCOUNTING AUDITORS

Article 30 (Texts omitted.)

Article 31. Term of Office of Accounting Auditors

The term of office of the Accounting Auditors shall continue until the conclusion of the Ordinary General Meeting of Shareholders pertaining to the last business year ending within one (1) year after their election.

Unless a resolution to the contrary is adopted at the Ordinary General Meeting of Shareholders referred to in the preceding paragraph, the Accounting Auditors shall be deemed to have been reappointed at that meeting.

Article 30. President

The Board of Directors shall elect a President by its resolution from among the Directors (excluding Directors who are Audit and Supervisory Committee Members).

CHAPTER V.

AUDIT AND SUPERVISORY COMMITTEE

Article 31. Convocation of the Audit and Supervisory Committee Meetings

1.  Notice of the convocation of the Audit and Supervisory Committee meetings shall be dispatched to each of the Audit and Supervisory Committee Members at least three (3) days prior to the meeting date. However, this may be shortened in case of emergency.

2.  With the unanimous consent of the Audit and Supervisory Committee Members, Audit and Supervisory Committee meetings may be held without following the formal convening procedures.

Article 32 (Texts remain unchanged.)

Article 33. Audit and Supervisory Committee Regulations

Matters concerning the Audit and Supervisory Committee shall be governed by laws and regulations, these Articles of Incorporation, and the Audit and Supervisory Committee Regulations established by the Audit and Supervisory Committee.

CHAPTER VI. ACCOUNTING AUDITORS

Article 34 (Texts remain unchanged.)

Article 35. Term of Office of Accounting Auditors

1.  The term of office of the Accounting Auditors shall continue until the conclusion of the Ordinary General Meeting of Shareholders pertaining to the last business year ending within one (1) year after their election.

2.  Unless a resolution to the contrary is adopted at the Ordinary General Meeting of Shareholders referred to in the preceding paragraph, the Accounting Auditors shall be deemed to have been reappointed at that meeting.

CHAPTER VII. ACCOUNTS

Article 32 (Texts omitted.)

(Newly established.)

Article 33. Record Date for Dividends of Surplus

The record date for year-end dividends of the Company shall be March 31 each year.

(Newly established.)

(Newly established.)

Article 34. Interim Dividends

The Company may, by resolution of the Board of Directors, pay interim dividends, with the record date of September 30 each year.

Article 35 (Texts omitted.)

SUPPLEMENTAL PROVISIONS

Article 1. Transitional Measures Regarding Exemption from Liability of Corporate Auditors

In accordance with Article 426, Paragraph 1 of the Companies Act, the Company may by a resolution of the Board of Directors exempt Corporate Auditors (including persons who were Corporate Auditors) from their liability for damages caused by their dereliction of duty, within the limits stipulated by laws or regulations prior to the effective date of the partial amendments to the Articles of Incorporation made at the 92nd Ordinary General Meeting of Shareholders held in June, 2016.

Article 2. Transitional Measures Regarding Agreement on Limitation of Liability of Corporate Auditors

An agreement with Corporate Auditors which limits their liability specified by Article 423, Paragraph 1 of the Companies Act shall remain in force for the actions of Corporate Auditors (including persons who were Corporate Auditors) conducted before the conclusion of the 92nd Ordinary General Meeting of Shareholders held in June, 2016.

CHAPTER VII. ACCOUNTS

Article 36 (Texts remain unchanged.)

Article 37. Body Responsible for Determining Dividends of Surplus

The Company may, by resolution of the Board of Directors, determine the distribution of surplus and other matters specified in each item of Article 459, Paragraph 1 of the Companies Act, unless otherwise provided by law or regulation.

Article 38. Record Date for Dividends of Surplus

1.  The record date for year-end dividends of the Company shall be March 31 each year.

2.  The record date for interim dividends of the Company shall be September 30 of each year.

3.  In addition to the preceding two paragraphs, the Company may distribute dividends from surplus by establishing a record date.

(Deleted.)

Article 39 (Texts remain unchanged.)

(Deleted.)

(Deleted.)

(Deleted.)

Proposal No. 5: Reduction of the Amounts of Share Capital, Capital Reserve, and Retained Earnings Reserve

To ensure agility and flexibility in future capital policies, the Company requests approval to reduce the amounts of share capital, capital reserve and retained earnings reserve pursuant to the provisions of Article 447, Paragraph 1 and Article 448, Paragraph 1 of the Companies Act, and to transfer the entire amounts of the reductions in share capital and capital reserve to other capital surplus, and the entire amount of the reduction in retained earnings reserve to retained earnings brought forward.

The reductions in the amounts of share capital, capital reserve and retained earnings reserve under this proposal shall become effective on March 31, 2027 (or, if the effective date of the Absorption-type Company Split (April 1, 2027 (scheduled)) is changed, the day preceding the revised effective date), subject to Proposal No. 1, “Approval of the Absorption-type Company Split Agreement”, and this proposal being approved and adopted as originally proposed, and provided that the Absorption-type Company Split Agreement has not been terminated, whether by cancellation or otherwise, and the Absorption-type Company Split has not been discontinued by the day preceding March 31, 2027 (or, if the effective date of the Absorption-type Company Split (April 1, 2027 (scheduled)) is changed, by the two days before the revised effective date).

1.	Details of the reduction in the amount of share capital

(1)	Amount of share capital to be reduced

The amount of share capital will be reduced by 3,856,975,000 yen, and the same amount will be transferred to other capital surplus.

(2)	Effective date of the reduction in the amount of share capital

Scheduled for March 31, 2027

2.	Details of the reduction in the amount of capital reserve

(1)	Amount of capital reserve to be reduced

The amount of capital reserve will be reduced by 4,202,882,463 yen, and the same amount will be transferred to other capital surplus.

(2)	Effective date of the reduction in the amount of capital reserve

Scheduled for March 31, 2027

3.	Details of the reduction in the amount of retained earnings reserve

(1)	Amount of retained earnings reserve to be reduced

The amount of retained earnings reserve will be reduced by 840,382,512 yen, and the same amount will be transferred to retained earnings brought forward.

(2)	Effective date of the reduction in the amount of retained earnings reserve

Scheduled for March 31, 2027

Proposal No. 6: Election of Four Directors (excluding Directors Who Are Audit and Supervisory Committee Members) in Connection with the Business Integration

In connection with the Business Integration, the Company proposes the election of four Directors (excluding Directors who are Audit and Supervisory Committee Members).

The election of each candidate for Director (excluding Directors who are Audit and Supervisory Committee Members) shall become effective on the effective date of the Share Exchange (April 1, 2027 (scheduled)), subject to Proposal No. 1 “Approval of the Absorption-type Company Split Agreement”, Proposal No. 2 “First Amendment to the Articles of Incorporation”, and Proposal No. 3 “Approval of the Share Exchange Agreement” being approved and adopted as originally proposed, and the Share Exchange becoming effective, as well as this proposal being approved and adopted as originally proposed.

The Company has received an opinion from the Audit and Supervisory Committee to the effect that there were no matters to be pointed out regarding this proposal.

The candidates for Directors (excluding Directors who are Audit and Supervisory Committee Members) are as follows:

No.	Name (Date of birth)	Career summary, positions, responsibilities, and significant concurrent positions		Number of shares of the Company and Tsukishima Holdings held

1	Jun Kawasaki (July 29, 1971)	April 1992	Joined Tsukishima Kikai Co., Ltd. (currently Tsukishima Holdings Co., Ltd.)
		January 2006	General Manager, Secretary Sec. of Tsukishima Kikai Co., Ltd.
		April 2010	Senior General Manager, Personnel and Administration Dept. of Tsukishima Kikai Co., Ltd.
		April 2014	Senior General Manager, Corporate Management Planning Dept. of Tsukishima Kikai Co., Ltd.
		April 2015	Executive Officer of Tsukishima Kikai Co., Ltd.
		April 2017	Managing Executive Officer and Deputy Corporate General Manager, Corporate Planning and Administration Division of Tsukishima Kikai Co., Ltd.	Shares of the Company: 0 shares
		April 2019	Corporate General Manager, Corporate Administration Division of Tsukishima Kikai Co., Ltd.	Shares of Tsukishima Holdings: 72,545 shares
		June 2019	Director of Tsukishima Kikai Co., Ltd.
		May 2020	President & CEO of PRIMIX HOLDINGS, Inc. and President and CEO of PRIMIX Corporation
		April 2021	Director, Senior Managing Executive Officer of Tsukishima Kikai Co., Ltd.
		April 2022	Senior Managing Executive Officer, Representative Director of Tsukishima Kikai Co., Ltd.
		June 2022	Chairman of PRIMIX Corporation and Chairman, Representative Director of TSUKISHIMA KANKYO ENGINEERING Ltd.
		April 2023	President, Representative Director of Tsukishima Holdings Co., Ltd. (to present)

[Reasons for nomination as a candidate for Director]

Mr. Jun Kawasaki has extensive experience and a proven track record as executive manager in the administrative divisions, including operational reforms, personnel and corporate management planning, at Tsukishima Kikai Co., Ltd. He has also promoted the company’s growth strategies, including M&A and real estate development, and has demonstrated his management capabilities as President, Representative Director of Tsukishima Holdings since April 2023. Based on these achievements, the Company has determined that he is capable of appropriately performing his duties as Director of the Group following the Business Integration.

No.	Name (Date of birth)	Career summary, positions, responsibilities, and significant concurrent positions		Number of shares of the Company and Tsukishima Holdings held

2	Toru Takano (November 17, 1966)	April 1990	Joined Chiyoda Corporation
		July 2001	Joined Tsukishima Kikai Co., Ltd. (currently Tsukishima Holdings Co., Ltd.)
		July 2004	Senior General Manager, Corporate Management Planning Dept. of Tsukishima Kikai Co., Ltd.
		December 2007	General Manager, Executive Secretary Office of Tsukishima Kikai Co., Ltd.
		October 2008	Senior General Manager, Treasury Dept. of Tsukishima Kikai Co., Ltd.
		April 2010	Executive Officer of Tsukishima Kikai Co., Ltd.
		April 2017	Managing Executive Officer and Deputy Corporate General Manager, Corporate Planning and Administration Division of Tsukishima Kikai Co., Ltd.	Shares of the Company: 0 shares
		April 2021	Senior Managing Executive Officer and Corporate General Manager, Corporate Administration Division of Tsukishima Kikai Co., Ltd.	Shares of Tsukishima Holdings: 48,022 shares
		April 2022	Senior General Manager, Corporate Administration Division, Treasury Dept. of Tsukishima Kikai Co., Ltd.
		June 2022	Director, Managing Executive Officer of Tsukishima Kikai Co., Ltd.
		April 2023	Director, Senior Managing Executive Officer and Chief Financial Officer of Tsukishima Holdings Co., Ltd.
		April 2024	Director, Senior Executive Vice President and Chief Financial Officer of Tsukishima Holdings Co., Ltd.
		April 2025	Representative Director, Senior Executive Vice President and Chief Financial Officer of Tsukishima Holdings Co., Ltd. (to present)

[Reasons for nomination as a candidate for Director]

Mr. Toru Takano has acquired abundant experience and a proven performance record as executive manager in the administrative divisions, including corporate management planning, treasury, personnel, and administration, at Tsukishima Kikai Co., Ltd. Since April 2023, he has demonstrated his abilities in Group-wide management control as CFO of Tsukishima Holdings, and since April 2025, as Representative Director and Vice President of that company, he has played a leading role in enhancing the Group’s corporate value. Based on these achievements, the Company has determined that he is capable of appropriately performing his duties as Director of the Group following the Business Integration.

No.	Name (Date of birth)	Career summary, positions, responsibilities, and significant concurrent positions		Number of shares of the Company and Tsukishima Holdings held

3	Naoko Shimura (June 5, 1974)	April 1999	Registered as an attorney, Joined Nishimura & Partners (currently Nishimura & Asahi, Foreign Law Joint Enterprise)
		April 2005	Registered as an attorney in the state of New York, United States
		January 2008	Partner, Nishimura & Asahi (currently Nishimura & Asahi, Foreign Law Joint Enterprise) (to present)	Shares of the Company: 0 shares
		May 2016	External Auditor of TABIKOBO Co. Ltd.
		June 2018	External Director of MIXI, Inc.
		September 2018	Part-time lecturer, Department of Business Law, Graduate School of Law, Hitotsubashi University (to present)	Shares of Tsukishima Holdings: 0 shares
		June 2019	External Audit & Supervisory Board Member of Nippon Signal Co., Ltd.
		June 2023	External Director of Tsukishima Holdings Co., Ltd. (to present)
		March 2025	External Director of Nxera Pharma Co., Ltd. (to present)
		April 2026	External Director, Audit and Supervisory Committee Member of Enigmo Inc. (to present)

[Reasons for nomination as a candidate for External Director and expected role]

Ms. Naoko Shimura is an attorney-at-law with extensive expertise in corporate legal affairs and, as an External Director of Tsukishima Holdings, plays a role in enhancing the transparency and objectivity of the company’s management. Based on her extensive knowledge and experience, the Company has nominated her as a candidate for External Director in the expectation that she will provide useful opinions and suggestions on overall management of the Group following the Business Integration as an External Director with strengths in corporate legal affairs and risk management.

No.	Name (Date of birth)	Career summary, positions, responsibilities, and significant concurrent positions		Number of shares of the Company and Tsukishima Holdings held

4	Tokuya Wada (May 5, 1963)	April 1988	Joined the Environment Agency (currently the Ministry of the Environment)
		September 2012	Director, Climate Change Policy Division, Global Environment Bureau, the Ministry of the Environment
		July 2014	Director, Waste and Recycling Affairs Division, Waste Management and Recycling Department, Minister’s Secretariat, the Ministry of the Environment
		June 2016	Counsellor (in charge of measures for designated waste), Minister’s Secretariat, the Ministry of the Environment
		July 2017	Director, General Affairs Division, Environmental Restoration and Resource Recycling Bureau, the Ministry of the Environment	Shares of the Company: 0 shares
		April 2018	Assistant Vice-Minister, Minister’s Secretariat, the Ministry of the Environment
		July 2018	Deputy Vice-Minister for Policy Planning and Coordination, Minister’s Secretariat, the Ministry of the Environment	Shares of Tsukishima Holdings: 0 shares
		July 2020	Director-General for Comprehensive Environmental Policy Planning, the Ministry of the Environment
		July 2022	Administrative Vice-Minister for Environment, the Ministry of the Environment
		July 2024	Special Adviser to the Ministry of the Environment
		December 2024	Special Adviser to Hokkaido (to present)
		April 2025	Advisor of JFE Engineering Corporation (to present)
		June 2025	External Director of Tsukishima Holdings Co., Ltd. (to present)
		July 2025	Advisor of MATSUDA & PARTNERS (to present)

[Reasons for nomination as a candidate for External Director and expected role]

Drawing on his expertise as a recognized expert on environmental policy, including measures against global warming, Mr. Tokuya Wada has provided appropriate suggestions and advice regarding the environmental management of Tsukishima Holdings as its External Director. Based on his extensive knowledge and experience, the Company has nominated him as a candidate for External Director in the expectation that he will provide useful opinions and suggestions on overall management of the Group following the Business Integration as an External Director with strengths in the environmental management field.

Notes:	1.	There are no special interests between each candidate and the Company.

2.	Ms. Naoko Shimura and Mr. Tokuya Wada are candidates for External Director.

3.	If election of Mr. Tokuya Wada is approved as originally proposed in this proposal, the Company intends to register him as an Independent Officer, as set forth by the Tokyo Stock Exchange.

4.

The Company has entered into an agreement with External Directors to limit their liability, as stipulated in Article 423, Paragraph 1 of the Companies Act, to the amount stipulated by laws and regulations. If election of Ms. Naoko Shimura and Mr. Tokuya Wada is approved as originally proposed, the Company intends to enter into a similar agreement with each of them.

5.

The Company has entered into a directors and officers liability insurance contract stipulated in Article 430-3, Paragraph 1 of the Companies Act with an insurance company for all of the Directors (including External Directors and Directors who are Audit and Supervisory Committee Members), Corporate Auditors and Executive Officers of the Company and some of its subsidiaries as the insured. The said insurance contract covers damage that may arise due to the insured assuming liability for their execution of duties, or receiving a claim for the pursuit of such liability. If the candidates are elected as Directors and assume office, each of the Directors will be included in the said insurance contract as the insured. The Company intends to renew the said insurance contract under the same terms and conditions at the next time of renewal.

6.

If Proposal No. 1 “Approval of the Absorption-type Company Split Agreement”, Proposal No. 2 “First Amendment to the Articles of Incorporation” and Proposal No. 3 “Approval of the Share Exchange Agreement” are approved and adopted as originally proposed and the Share Exchange becomes effective, Mr. Shiro Yajima, Mr. Takashi Inoue and Mr. Tomonari Miyamoto are scheduled to resign as Directors of the Company, and Mr. Masaaki Kusunoki and Ms. Mariko Kawaguchi are scheduled to resign as External Directors of the Company, as of the effective date of the Share Exchange (April 1, 2027 (scheduled)).

7.

The number of shares indicated under “Number of shares of the Company and Tsukishima Holdings held” for each candidate is as of September 30, 2026. If the Share Exchange becomes effective, 0.88 shares of common stock of the Company will be allotted and delivered for each share of common stock of Tsukishima Holdings.

Proposal No. 7: Determination of the Amount of Remuneration for Directors (excluding Directors Who Are Audit and Supervisory Committee Members)

Remuneration for the Company’s Directors (excluding Directors who are Audit and Supervisory Committee Members) consists of basic remuneration as fixed remuneration, performance-linked remuneration, etc. (directors’ bonuses), and performance-linked stock-based remuneration as non-monetary remuneration, etc. Under this proposal, the Company requests approval to determine the total amount of basic remuneration and performance-linked remuneration, etc. for Directors (excluding Directors who are Audit and Supervisory Committee Members) as follows.

At the 92nd Annual General Meeting of Shareholders held on June 29, 2016, it was resolved that the total annual amount of basic remuneration and directors’ bonuses for the Company’s Directors (excluding Directors who are Audit and Supervisory Committee Members) shall be not more than 300 million yen (including not more than 12 million yen for External Directors, but excluding the salaries and bonuses paid to Directors concurrently serving as employees in their capacity as employees). Furthermore, at the 100th Annual General Meeting of Shareholders held on June 27, 2024, a resolution was adopted to revise the total annual amount of basic remuneration and directors’ bonuses for External Directors (excluding Directors who are Audit and Supervisory Committee Members) from not more than 12 million yen to not more than 40 million yen, while maintaining the total annual amount for Directors (excluding Directors who are Audit and Supervisory Committee Members) at not more than 300 million yen.

In view of the various circumstances, including changes in the management structure in connection with the Business Integration, the Company requests approval to establish anew the total annual amount of basic remuneration and performance-linked remuneration, etc. for Directors (excluding Directors who are Audit and Supervisory Committee Members) to not more than 500 million yen (including not more than 100 million yen for External Directors, but excluding salaries and bonuses paid to Directors concurrently serving as employees in their capacity as employees), and to pay basic remuneration and performance-linked remuneration, etc. within that amount. The remuneration limit under this proposal will be established separately from the limits for which approval is requested under Proposal No. 11 “Determination of Remuneration for the Grant of Restricted Shares to Directors (excluding External Directors and Directors Who Are Audit and Supervisory Committee Members)” and Proposal No. 12 “Determination of the Amount and Details of Performance-Linked Stock-Based Remuneration for Directors (excluding External Directors and Directors Who Are Audit and Supervisory Committee Members), etc.”

This proposal was determined after comprehensively taking into account changes in the management structure in connection with the Business Integration, the executive remuneration system and levels of remuneration, the number of officers, and future trends, among other factors. As this proposal is consistent with the Company’s policy for determining the details of remuneration, etc. for individual Directors (excluding Directors who are Audit and Supervisory Committee Members), the Company considers it necessary, reasonable and appropriate.

The Company currently has seven Directors (excluding Directors who are Audit and Supervisory Committee Members), of whom three are External Directors. If Proposal No. 1 “Approval of the Absorption-type Company Split Agreement”, Proposal No. 2 “First Amendment to the Articles of Incorporation” and Proposal No. 3 “Approval of the Share Exchange Agreement” are approved and adopted as originally proposed and the Share Exchange becomes effective, the incumbent Directors Mr. Shiro Yajima, Mr. Takashi Inoue and Mr. Tomonari Miyamoto and the incumbent External Directors Mr. Masaaki Kusunoki and Ms. Mariko Kawaguchi are scheduled to resign from their respective positions as of the effective date of the Share Exchange (April 1, 2027 (scheduled)). Accordingly, if Proposal No. 6, “Election of Four Directors (excluding Directors Who Are Audit and Supervisory Committee Members) in Connection with the Business Integration,” is approved and adopted as originally proposed, there will be six Directors (excluding Directors who are Audit and Supervisory Committee Members), including three External Directors, as of the effective date of the Share Exchange (April 1, 2027 (scheduled)).

The determination of the amount of remuneration for Directors (excluding Directors who are Audit and Supervisory Committee Members) under this proposal shall become effective on the effective date of the Share Exchange (April 1, 2027 (scheduled)), subject to Proposal No. 1 “Approval of the Absorption-type Company Split Agreement”, Proposal No. 2 “First Amendment to the Articles of Incorporation”, and Proposal No. 3 “Approval of the Share Exchange Agreement”, being approved and adopted as originally proposed and the Share Exchange becoming effective, as well as Proposal No. 6 “Election of Four Directors (excluding Directors Who Are Audit and Supervisory Committee Members) in Connection with the Business Integration”, and this proposal being approved and adopted as originally proposed.

The Company has received an opinion from the Audit and Supervisory Committee that this proposal is appropriate, taking into consideration various circumstances, including the roles expected of Directors (excluding Directors who are Audit and Supervisory Committee Members).

Proposal No. 8: Election of One Director Who Is an Audit and Supervisory Committee Member in Connection with the Business Integration

In connection with the Business Integration, the Company proposes the election of one new Director who is an Audit and Supervisory Committee Member.

The election of the candidate for Director who is an Audit and Supervisory Committee Member shall become effective on the effective date of the Share Exchange (April 1, 2027 (scheduled)), subject to Proposal No. 1 “Approval of the Absorption-type Company Split Agreement”, Proposal No. 2 “First Amendment to the Articles of Incorporation” and Proposal No. 3 “Approval of the Share Exchange Agreement” being approved and adopted as originally proposed, and the Share Exchange becoming effective, as well as this proposal being approved and adopted as originally proposed.

The Audit and Supervisory Committee has given its approval to this proposal.

The candidate for Director who is an Audit and Supervisory Committee Member is as follows:

No.	Name (Date of birth)	Career summary, positions, responsibilities, and significant concurrent positions		Number of shares of the Company and Tsukishima Holdings held
1	Hiroki Kitagata (November 11, 1961)	October 1986	Joined Tohmatsu Awoki & Sanwa (currently Deloitte Touche Tohmatsu LLC)	Shares of the Company: 0 shares Shares of Tsukishima Holdings: 450 shares
		July 2001	Partner, Deloitte Touche Tohmatsu LLC
		July 2010	Director of The Japanese Institute of Certified Public Accountants
		July 2013	Managing Director of The Japanese Institute of Certified Public Accountants
		June 2022	Deputy Chairman of The Japanese Institute of Certified Public Accountants, Tokyo Chapter
		June 2025	External Statutory Auditor of Tsukishima Holdings Co., Ltd. (to present)

[Reasons for nomination as a candidate for External Director who is an Audit and Supervisory Committee Member and expected role]

Mr. Hiroki Kitagata is a certified public accountant with extensive expertise in finance and accounting. As External Statutory Auditor of Tsukishima Holdings, he has provided appropriate suggestions and advice to ensure transparent and fair management oversight. The Company has therefore determined that he is capable of appropriately carrying out his duties as an External Director who is an Audit and Supervisory Committee Member and has nominated him as a candidate for External Director who is an Audit and Supervisory Committee Member. In light of his experience described above, the Company expects him to provide useful opinions and suggestions on the Group’s overall management following the Business Integration based on his extensive knowledge of finance and accounting.

Notes:	1.	There are no special interests between Mr. Hiroki Kitagata and the Company.

2.	Mr. Hiroki Kitagata is a candidate for External Director who is an Audit and Supervisory Committee Member.

3.	If election of Mr. Hiroki Kitagata is approved as originally proposed in this proposal, the Company intends to register him as an Independent Officer, as set forth by the Tokyo Stock Exchange.

4.

The Company has entered into agreements with each of the Directors who are Audit and Supervisory Committee Members to limit their liability, as stipulated in Article 423, Paragraph 1 of the Companies Act, to the amount stipulated by laws and regulations. If this proposal is approved as originally proposed, the Company intends to enter into the said agreement with Mr. Hiroki Kitagata.

5.

The Company has entered into a directors and officers liability insurance contract stipulated in Article 430-3, Paragraph 1 of the Companies Act with an insurance company for all the Directors (including External Directors and Directors who are Audit and Supervisory Committee Members), Corporate Auditors and Executive Officers of the Company and some of its subsidiaries as the insured. The said insurance contract covers damage that may arise due to the insured assuming liability for their execution of duties, or receiving a claim for the pursuit of such liability. If Mr. Hiroki Kitagata is elected as a Director who is an Audit and Supervisory Committee Member and assumes office, he will be included in the said insurance contract as the insured. The Company intends to renew the said insurance contract under the same terms and conditions at the next time of renewal.

6.

If Proposal No. 1 “Approval of the Absorption-type Company Split Agreement”, Proposal No. 2 “First Amendment to the Articles of Incorporation” and Proposal No. 3 “Approval of the Share Exchange Agreement” are approved and adopted as originally proposed and the Share Exchange becomes effective, Mr. Hiroya Nitta and Ms. Emiko Koide are scheduled to resign as External Directors who are Audit and Supervisory Committee Members as of the effective date of the Share Exchange (April 1, 2027 (scheduled)).

7.

The number of shares indicated under “Number of shares of the Company and Tsukishima Holdings held” for Mr. Hiroki Kitagata is as of September 30, 2026. If the Share Exchange becomes effective, 0.88 shares of common stock of the Company will be allotted and delivered for each share of common stock of Tsukishima Holdings.

[Reference] Skills Matrix (Structure after the Share Exchange)

Name		Corporate Management	Finance and Accounting	Legal and Risk Management	Personnel, Labor, and Human Resources Development	Environment, Safety and Quality	Technology, Development and Information	Business Experience Related to the Company
Chairman, Representative Director	Toshikazu Tanaka	○		○	○	○
President, Representative Director	Jun Kawasaki	○	○	○	○
Director, Senior Executive Vice President, Chief Financial Officer (CFO)	Toru Takano	○	○	○	○

External Directors	Naoko Shimura		○	○	○
	Tokuya Wada				○	○	○
	Mika Nakayama	○		○			○
Audit and Supervisory Committee Members (Full-time)	Shinichi Sakemi					○	○	○
	Junichi Masuda	○	○	○	○
Audit and Supervisory Committee Member (Part-time)	Hiroki Kitagata		○	○	○

*The above table indicates up to four areas in which the individual can demonstrate his or her expertise   and is not intended as an exhaustive list of the individual’s knowledge.

Proposal No. 9: Determination of the Amount of Remuneration for Directors Who Are Audit and Supervisory Committee Members

At the 92nd Annual General Meeting of Shareholders held on June 29, 2016, it was resolved that the total amount of remuneration, etc. for the Company’s Directors who are Audit and Supervisory Committee Members shall be no more than 80 million yen per year, which has remained unchanged to date. Taking into consideration various circumstances, including changes in the management structure in connection with the Business Integration, the Company proposes to newly set the total amount of remuneration, etc. for Directors who are Audit and Supervisory Committee Members at no more than 100 million yen per year, and to pay basic remuneration within this limit.

This proposal was determined after comprehensively taking into consideration changes in the management structure in connection with the Business Integration, the executive remuneration system and levels of remuneration, the number of officers, and future trends, among other factors, and the Company considers it appropriate.

The Company currently has four Directors who are Audit and Supervisory Committee Members, of whom three are External Directors. If Proposal No. 1 “Approval of the Absorption-type Company Split Agreement”, Proposal No. 2 “First Amendment to the Articles of Incorporation”, and Proposal No. 3 “Approval of the Share Exchange Agreement” are approved and adopted as originally proposed and the Share Exchange becomes effective, Mr. Hiroya Nitta and Ms. Emiko Koide, who are incumbent External Directors who are Audit and Supervisory Committee Members, are scheduled to resign from those positions as of the effective date of the Share Exchange (scheduled for April 1, 2027). Accordingly, if Proposal No. 8 “Election of One Director Who Is an Audit and Supervisory Committee Member in Connection with the Business Integration” is approved and adopted as originally proposed, there will be three Directors who are Audit and Supervisory Committee Members, including two External Directors.

The determination of the amount of remuneration, etc. for Directors who are Audit and Supervisory Committee Members under this proposal will become effective on the effective date of the Share Exchange (scheduled for April 1, 2027), subject to the fulfillment of the following conditions: Proposal No. 1 “Approval of the Absorption-type Company Split Agreement,” Proposal No. 2 “First Amendment to the Articles of Incorporation”, and Proposal No. 3 “Approval of the Share Exchange Agreement” are approved and adopted as originally proposed and the Share Exchange becomes effective; and Proposal No. 8 “Election of One Director Who Is an Audit and Supervisory Committee Member in Connection with the Business Integration” and this proposal are approved and adopted as originally proposed.

The Company has received an opinion from all Directors who are Audit and Supervisory Committee Members that there are no matters to be pointed out in particular regarding this proposal.

Proposal No. 10: Election of One Substitute Director Who Is an Audit and Supervisory Committee Member

To prepare for a case where the number of Directors who are Audit and Supervisory Committee Members falls short of the number stipulated by laws and regulations, the Company proposes the election of one substitute Director who is an Audit and Supervisory Committee Member. Such election may be cancelled by a resolution of the Board of Directors, with the consent of the Audit and Supervisory Committee, only prior to the assumption of office.

The election of the candidate for substitute Director who is an Audit and Supervisory Committee Member will become effective on the effective date of the Share Exchange (scheduled for April 1, 2027), subject to the fulfillment of the following conditions: Proposal No. 1 “Approval of the Absorption-type Company Split Agreement”, Proposal No. 2 “First Amendment to the Articles of Incorporation” and Proposal No. 3 “Approval of the Share Exchange Agreement” are approved and adopted as originally proposed and the Share Exchange becomes effective; and this proposal is approved and adopted as originally proposed.

The Audit and Supervisory Committee has given its consent to this proposal.

The candidate for substitute Director who is an Audit and Supervisory Committee Member is as follows:

No.	Name (Date of birth)	Career summary, positions, responsibilities, and significant concurrent positions		Number of shares of the Company and Tsukishima Holdings held
1	Masato Kobayashi (April 5, 1960)	April 1986	Completed Judicial Apprenticeship Training program, registered as an attorney Joined YUASA AND HARA
		February 1997	External Statutory Auditor of Oracle Corporation Japan	Shares of the Company: 0 shares
		July 1997	Partner, Hirakawa, Sato & Kobayashi
		February 2003	Partner, City-Yuwa Partners (to present)
		January 2020	External Statutory Auditor of Tsukishima Kikai Co., Ltd. (currently TSUKISHIMA HOLDINGS CO., LTD.)	Shares of Tsukishima Holdings: 0 shares
		June 2020	External Director of eBOOK Initiative Japan Co., Ltd.
		December 2020	External Auditor of Japan Platform of Industrial Transformation, Inc. (to present)
		March 2021	External Director of MODEC, Inc. (to present)
		June 2026	External Director (Audit & Supervisory Committee Member) of Nomura Real Estate Holdings, Inc. (to present)

[Reasons for nomination as a candidate for substitute External Director who is an Audit and Supervisory Committee Member and expected role]

Mr. Masato Kobayashi is well versed in corporate legal affairs as an attorney. Accordingly, the Company expects that he will apply his high level of expertise to the audit system of the Company and has nominated him as a candidate for substitute External Director who is an Audit and Supervisory Committee Member. Although he has no experience of involvement in corporate management other than as an External officer, the Company has determined, for the reasons stated above, that he will be capable of appropriately carrying out his duties as External Director who is an Audit and Supervisory Committee Member if the number of Directors who are Audit and Supervisory Committee Members falls short of the number stipulated by laws and regulations.

Notes:	1.There	are no special interests between Mr. Masato Kobayashi and the Company.

2.	Mr. Masato Kobayashi is a candidate for substitute External Director who is an Audit and Supervisory Committee Member.

3.	If Mr. Masato Kobayashi assumes office as an External Director who is an Audit and Supervisory Committee Member, the Company intends to register him as an Independent Officer, as set forth by the TSE.

4.

The Company has entered into agreements with each of the Directors who are Audit and Supervisory Committee Members to limit their liability, as stipulated in Article 423, Paragraph 1 of the Companies Act, to the amount stipulated by laws and regulations. If Mr. Masato Kobayashi assumes office as External Director who is an Audit and Supervisory Committee Member, the Company intends to enter into the said agreement with him.

5.

The Company has entered into a directors and officers liability insurance contract stipulated in Article 430-3, Paragraph 1 of the Companies Act with an insurance company for all the Directors (including External Directors and Directors who are Audit and Supervisory Committee Members), Corporate Auditors and Executive Officers of the Company and some of its subsidiaries as the insured. The said insurance contract covers damage that may arise due to the insured assuming liability for their execution of duties, or receiving a claim for the pursuit of such liability. If Mr. Masato Kobayashi assumes office as a Director who is an Audit and Supervisory Committee Member, he will be included in the said insurance contract as the insured. The Company intends to renew the said insurance contract under the same terms and conditions at the next time of renewal.

6.

The number of shares indicated under “Number of shares of the Company and Tsukishima Holdings held” for Mr. Masato Kobayashi is as of September 30, 2026. If the Share Exchange becomes effective, 0.88 shares of common stock of the Company will be allotted and delivered for each share of common stock of Tsukishima Holdings.

Proposal No. 11: Determination of Remuneration for the Grant of Restricted Shares to Directors (excluding External Directors and Directors Who Are Audit and Supervisory Committee Members)

Remuneration for the Company’s Directors (excluding Directors who are Audit and Supervisory Committee Members) consists of basic remuneration as fixed remuneration, performance-linked remuneration, etc. (directors’ bonuses), and performance-linked stock-based remuneration as non-monetary remuneration, etc. Under this proposal, the Company requests approval to determine the remuneration for restricted shares as non-monetary remuneration, etc., to be granted to Directors (excluding External Directors and Directors who are Audit and Supervisory Committee Members; hereinafter referred to as the “Eligible Directors” in this proposal) as follows.

In connection with the Business Integration, the Company proposes to newly set a remuneration limit for restricted shares as non-monetary remuneration, etc. for Eligible Directors by introducing a restricted stock compensation plan similar to the one that Tsukishima Holdings had introduced for its Directors (excluding External Directors) in order to provide the Eligible Directors with incentives to contribute to the sustainable enhancement of the corporate value of the Mitsubishi Tsukishima Kakoki Holdings Group after the Business Integration, and to further align their interests with those of the shareholders. The remuneration limit under this proposal will be set separately from the remuneration limits for which approval is requested under Proposal No. 7 “Determination of the Amount of Remuneration for Directors (excluding Directors Who Are Audit and Supervisory Committee Members)” and Proposal No. 12 “Determination of the Amount and Details of Performance-Linked Stock-Based Compensation for Directors (excluding External Directors and Directors Who Are Audit and Supervisory Committee Members) and Others”.

The remuneration to be provided to the Eligible Directors for the grant of restricted shares under this proposal will be monetary claims (the “Monetary Remuneration Claims”), and the total amount thereof will be no more than 50 million yen per year, as an amount deemed reasonable in light of the purposes described above. In addition, the specific timing of provision and allocation to each of the Eligible Directors will be determined by the Board of Directors. However, no remuneration for the grant of restricted shares will be provided to External Directors and Directors who are Audit and Supervisory Committee Members.

Furthermore, based on a resolution of the Board of Directors of the Company, the Eligible Directors will contribute all of the Monetary Remuneration Claims provided under this proposal as property contributed in kind, and will receive the issuance or disposal of shares of the common stock of the Company. The total number of shares of the common stock of the Company to be issued or disposed of thereby will not exceed 25,000 shares per year. (However, on or after the date on which this proposal is approved and adopted as originally proposed and the determination of remuneration under this proposal becomes effective, if a stock split (including an allotment of shares of the common stock of the Company without consideration) or a share consolidation of shares of the common stock of the Company is conducted, or any other event occurs that requires an adjustment to the total number of shares of the common stock of the Company to be issued or disposed of as restricted shares, such total number will be adjusted to a reasonable extent.)

The amount to be paid per share will be determined by the Board of Directors to the extent that such amount is not particularly advantageous to the Eligible Directors who will subscribe for shares of the common stock of the Company, based on the closing price thereof on the TSE on the business day immediately preceding the date of each resolution of the Board of Directors (if no transaction is concluded on that day, the closing price on the most recent preceding trading day). In addition, upon the issuance or disposal of shares of the common stock of the Company thereby, the Company and the Eligible Directors will enter into a restricted share allotment agreement (the “Allotment Agreement”), which includes provisions regarding the following matters.

(1) Transfer Restriction Period

The Eligible Directors must not transfer, provide as collateral, or otherwise dispose of the shares of the common stock of the Company allotted to them under the Allotment Agreement (the “Allotted Shares”) during a period of between three and thirty years from the date of allotment, as separately determined in advance by the Board of Directors of the Company (the “Transfer Restriction Period”) (such restrictions, the “Transfer Restrictions”).

(2) Treatment upon retirement

If, before the expiration of the Transfer Restriction Period, any of the Eligible Directors retires from all positions as a Director or Executive Officer of the Company or any of its subsidiaries, the Company will automatically acquire the Allotted Shares without consideration, except in cases where such retirement is due to the expiration of the term of office, death, or any other reason deemed justifiable by the Board of Directors of the Company.

(3) Lifting of the Transfer Restrictions

Notwithstanding the provisions of (1) above, the Company will lift the Transfer Restrictions on all of the Allotted Shares upon the expiration of the Transfer Restriction Period, on the condition that the relevant Eligible Directors have continuously held any of the positions referred to in (2) above during the Transfer Restriction Period. However, if such Eligible Directors retire from all the positions referred to in (2) above prior to the expiration of the Transfer Restriction Period due to the expiration of the term of office, death or any other reason deemed justifiable by the Board of Directors of the Company as set forth in (2) above, the number of Allotted Shares on which the Transfer Restrictions are to be lifted and the timing of lifting such Transfer Restrictions will be reasonably adjusted as necessary. In addition, the Company will automatically acquire without consideration the Allotted Shares on which the Transfer Restrictions have not been lifted, immediately after the Transfer Restrictions are lifted in accordance with the foregoing.

(4) Treatment in the event of organizational restructuring, etc.

Notwithstanding the provisions of (1) above, if, during the Transfer Restriction Period, matters relating to a merger agreement under which the Company will become the disappearing company, a share exchange agreement or share transfer plan under which the Company will become a wholly-owned subsidiary, or any other organizational restructuring, etc. are approved at a General Meeting of Shareholders of the Company (or by the Board of Directors if approval at a General Meeting of Shareholders is not required for the organizational restructuring, etc.), the Company will, by resolution of the Board of Directors of the Company, lift the Transfer Restrictions on a number of the Allotted Shares reasonably determined in light of the period from the commencement date of the Transfer Restriction Period to the date of approval of such organizational restructuring, etc., prior to the effective date of such organizational restructuring, etc. In addition, in the cases specified above, the Company will automatically acquire without consideration the Allotted Shares on which the Transfer Restrictions have not been lifted, immediately after the Transfer Restrictions are lifted.

(5) Other matters

Any other matters relating to the Allotment Agreement will be determined by the Board of Directors of the Company.

If this proposal is approved, the Company plans to revise its policy for determining the details of remuneration, etc. for individual Directors (excluding Directors who are Audit and Supervisory Committee Members) to align with the approved content, stipulating the details of remuneration for restricted shares, methods of calculation, timing of provision, and other matters.

This proposal was determined after comprehensively taking into consideration changes in the management structure in connection with the Business Integration, the executive remuneration system and levels of remuneration, the number of officers, future trends, and other circumstances. Accordingly, the Company considers the details of this proposal necessary, reasonable and appropriate.

The Company currently has four Eligible Directors. If Proposal No. 1 “Approval of the Absorption-type Company Split Agreement,” Proposal No. 2 “First Amendment to the Articles of Incorporation,” and Proposal No. 3 “Approval of the Share Exchange Agreement”, are approved and adopted as originally proposed and the Share Exchange becomes effective, the incumbent Directors Mr. Shiro Yajima, Mr. Takashi Inoue and Mr. Tomonari Miyamoto are scheduled to resign as Directors of the Company as of the effective date of the Share Exchange (scheduled for April 1, 2027). Accordingly, if Proposal No. 6 “Election of Four Directors (excluding Directors Who Are Audit and Supervisory Committee Members) in Connection with the Business Integration” is approved and adopted as originally proposed, there will be three Eligible Directors as of the effective date of the Share Exchange (scheduled for April 1, 2027).

The determination of remuneration under this proposal will become effective on the effective date of the Share Exchange (scheduled for April 1, 2027), subject to the fulfillment of the following conditions: Proposal No. 1 “Approval of the Absorption-type Company Split Agreement,” Proposal No. 2 “First Amendment to the Articles of Incorporation”, and Proposal No. 3 “Approval of the Share Exchange Agreement,” are approved and adopted as originally proposed and the Share Exchange becomes effective; and Proposal No. 6 “Election of Four Directors (excluding Directors Who Are Audit and Supervisory Committee Members) in Connection with the Business Integration” and this proposal are approved and adopted as originally proposed.

In addition, with respect to the restricted shares previously allotted by Tsukishima Holdings to its Directors (excluding External Directors), subject to the approval and adoption of Tsukishima Holdings’ Proposal No. 3 “Partial Revision of the Restricted Stock Compensation Plan for Directors (excluding External Directors)” at the Extraordinary General Meeting of Shareholders of Tsukishima Holdings scheduled for December 4, 2026, such restricted shares are expected to be replaced, in connection with the Share Exchange, with shares of the common stock of the Company to be delivered in exchange for such restricted shares, which will remain subject to transfer restrictions. The Company intends to enter into the necessary agreements with Tsukishima Holdings for this purpose.

The Company has received an opinion from the Audit and Supervisory Committee that this proposal is appropriate, taking into consideration various circumstances, including the roles expected of the Eligible Directors.

In addition to the Eligible Directors, restricted shares substantially similar to the ones for the Eligible Directors are scheduled to be allotted to some of the Executive Officers under mandate contracts who are not Directors of the Company and some of the Directors and Executive Officers under mandate contracts of the Company’s subsidiaries, by a resolution of the Board of Directors.

Proposal No. 12: Determination of the Amount and Details of Performance-Linked Stock-Based Compensation for Directors (excluding External Directors and Directors Who Are Audit and Supervisory Committee Members) and Others

Remuneration for the Company’s Directors (excluding Directors who are Audit and Supervisory Committee Members) consists of basic remuneration as fixed remuneration, performance-linked remuneration, etc. (directors’ bonuses), and performance-linked stock-based remuneration as non-monetary remuneration, etc. Under this proposal, the Company requests approval to determine the amount and details of performance-linked stock-based remuneration as non-monetary remuneration, etc., for Directors (excluding External Directors and Directors who are Audit and Supervisory Committee Members; hereinafter referred to as the “Eligible Directors” in this proposal) as follows.

At the 93rd Annual General Meeting of Shareholders held on June 29, 2017, a resolution was adopted to introduce a performance-linked stock-based remuneration system under which shares of the Company are delivered to its Eligible Directors as non-monetary remuneration, etc., in accordance with the degree of achievement of performance targets and other factors (the “System”), with an upper limit of 180 million yen for the Company’s contributions over three consecutive fiscal years and an upper limit of 32,000 shares to be granted to Eligible Directors per fiscal year during the trust period. At the 98th Annual General Meeting of Shareholders held on June 29, 2022, a resolution was adopted to continue the System with partial amendments. Furthermore, at the 101st Annual General Meeting of Shareholders held on June 27, 2025, a resolution was adopted to partially amend the System to add Executive Officers under mandate contracts who are not Directors of the Company (excluding non-residents of Japan; hereinafter referred to as the “Eligible Executive Officers” in this proposal and, together with the Eligible Directors, the “Eligible Directors, etc.”) to the list of persons eligible for the System, to change the indicators used to evaluate the degree of achievement of performance targets, and to add a clawback provision.

Taking into consideration various circumstances, including changes in the management structure in connection with the Business Integration, the Company proposes to newly set the upper limit of contributions under the System to 60 million yen per fiscal year and the maximum number of points (number of shares) to be awarded to Eligible Directors, etc. per fiscal year during the trust period to 9,000 points (equivalent to 27,000 shares). The remuneration limit under this proposal will be set separately from the remuneration limits for which approval is requested under Proposal No. 7 “Determination of the Amount of Remuneration for Directors (excluding Directors Who Are Audit and Supervisory Committee Members)” and Proposal No. 11 “Determination of Remuneration for the Grant of Restricted Shares to Directors (excluding External Directors and Directors Who Are Audit and Supervisory Committee Members).”

This proposal was determined after comprehensively taking into consideration changes in the management structure in connection with the Business Integration, the executive remuneration system and levels of remuneration, the number of officers, and future trends, among other factors. As this proposal is consistent with the Company’s policy for determining the details of remuneration, etc. for individual Directors (excluding Directors who are Audit and Supervisory Committee Members), the Company considers it necessary, reasonable and appropriate.

The Company currently has four Eligible Directors. If Proposal No. 1 “Approval of the Absorption-type Company Split Agreement”, Proposal No. 2 “First Amendment to the Articles of Incorporation,” and Proposal No. 3 “Approval of the Share Exchange Agreement” are approved and adopted as originally proposed and the Share Exchange becomes effective, the incumbent Directors Mr. Shiro Yajima, Mr. Takashi Inoue and Mr. Tomonari Miyamoto are scheduled to resign as Directors of the Company as of the effective date of the Share Exchange (scheduled for April 1, 2027). Accordingly, if Proposal No. 6 “Election of Four Directors (excluding Directors Who Are Audit and Supervisory Committee Members) in Connection with the Business Integration” is approved and adopted as originally proposed, there will be three Eligible Directors as of the effective date of the Share Exchange (scheduled for April 1, 2027). The Company currently has one Eligible Executive Officer, and the number of Eligible Executive Officers subject to the System as of the effective date of the Share Exchange (scheduled for April 1, 2027) will be four . (While there will be seven Eligible Executive Officers as of such date, three of them concurrently serve as Directors or Executive Officers under mandate contracts of the Company’s subsidiaries and will be subject to systems substantially similar to the System that are scheduled to be introduced by such subsidiaries. Accordingly, they will not be subject to the System.)

The determination of remuneration under this proposal will become effective on the effective date of the Share Exchange (scheduled for April 1, 2027), subject to the fulfillment of the following conditions: Proposal No. 1 “Approval of the Absorption-type Company Split Agreement” , Proposal No. 2 “First Amendment to the Articles of Incorporation” and Proposal No. 3 “Approval of the Share Exchange Agreement” are approved and adopted as originally proposed and the Share Exchange becomes effective; and Proposal No. 6 “Election of Four Directors (excluding Directors Who Are Audit and Supervisory Committee Members) in Connection with the Business Integration” and this proposal are approved and adopted as originally proposed.

The Company has received an opinion from the Audit and Supervisory Committee that this proposal is appropriate, taking into consideration various circumstances, including the roles expected of the Eligible Directors, etc.

The System’s remuneration amounts and details, etc.

(1) Outline of the System

The System is a stock-based remuneration system, under which shares of the Company are acquired through a trust with funds from the remuneration for Eligible Directors, etc. contributed by the Company, and shares of the Company or monetary amounts equivalent to the value of shares of the Company converted into cash (the “Company Shares, etc.”) are granted or paid (“Grant(ed), etc.”) to Eligible Directors, etc. through the trust. (See (2) and the following sections below for details.)

(i) Persons eligible to receive Grant, etc. of the Company Shares, etc. under this proposal

•

Directors (excluding External Directors and Directors who are Audit and Supervisory Committee Members) of the Company

•

Executive Officers under mandate contracts who are not Directors of the Company (excluding non-residents of Japan)

(ii) Maximum amount of money to be contributed by the Company (as stated in (2) below)

•

An amount calculated by multiplying the upper limit of 60 million yen per fiscal year by the number of fiscal years covered by the Company’s Medium-term Management Plan (180 million yen for the current three-fiscal-year period beginning in FY2025)

(iii)  Maximum number of shares of the Company (including shares to be converted into cash) subject to Grant, etc. to Eligible Directors, etc. from the trust and method of acquiring Company shares (as stated in (2) and (3) below)

•

The upper limit of points to be awarded to Eligible Directors, etc., calculated as 9,000 points per fiscal year multiplied by the number of fiscal years in the applicable period (27,000 points for the current three-fiscal-year period beginning in FY2025)

•

The number of shares of the Company corresponding to those points will amount to approximately 0.12% of the total number of issued shares (excluding treasury shares) as of September 30, 2026.

•

Dilution will not occur as the shares will be acquired from the stock market.

(iv) Content of performance achievement conditions (as stated in (3) below)

•

The performance-linked portion will vary according to the degree of achievement of the management plan targets for each fiscal year’s company performance indicators (consolidated net sales, etc.) within a range of 0% to 150%.

* Consolidated net sales will be used for the time being because the Business Integration is in a transitional phase; the indicators are scheduled to be reviewed from FY2028 onward based on the new Medium-term Management Plan.

(v)Timingof Grant, etc. of the Company Shares, etc. to Eligible Directors, etc. (as described in (4) below)	• In principle, after retirement from all positions as a Director or Executive Officer of the Company or any of its subsidiaries

(2) Maximum amount of money to be contributed by the Company

The System will apply to the fiscal years covered by the Company’s Medium-term Management Plan. If the period covered by the Medium-term Management Plan is revised in response to changes in the external environment, the period to which the System applies will be determined to correspond to the revised period.

For each fiscal year, the Company will contribute funds up to a maximum of 60 million yen (180 million yen for the current three-fiscal-year period beginning in FY2025) to acquire Company shares to be Granted, etc. to Eligible Directors, etc., and will establish a trust (the “Trust”) covering the applicable period, with Eligible Directors, etc. who satisfy the beneficiary requirements as beneficiaries. The Trust will use the entrusted funds to acquire Company shares from the stock market according to the instructions of the trust administrator. The Company will award points (set forth in (3) below) to Eligible Directors, etc. every year during the trust period, and the Grant, etc. of the Company Shares, etc. equivalent to the accumulated value of awarded points (the “Accumulated Points”) will be made from the Trust after they have retired from all positions as a Director or Executive Officer of the Company or any of its subsidiaries (or, in the event of the death of an Eligible Director, etc., after his/her death; the same shall apply hereinafter).

Upon expiration of its trust period, the Trust may be continued by modifying the trust agreement and entrusting additional funds in lieu of establishing a new trust. In such cases, the trust period of the Trust will be extended to correspond to the applicable period. The Company will continue to award points to Eligible Directors, etc. during the extended trust period. However, in cases where such additional contributions are to be made, when there are any Company shares (excluding Company Shares, etc., equivalent to points awarded to the Eligible Directors, etc. for which the Grant, etc. has not yet been made) and money remaining in the trust property (hereinafter, “Residual Shares, etc.”) on the last day of the trust period prior to the extension, the sum total of the amount of the Residual Shares, etc. and the trust funds additionally contributed by the Company shall amount to no more than an amount calculated by multiplying the annual upper limit of 60 million yen by the number of fiscal years in the applicable period.

(3) Method of calculation and upper limit of the number of shares of the Company (including the number of shares to be converted into cash) to be acquired by the Eligible Directors, etc.

The number of Company shares for Grant, etc. to the Eligible Directors, etc. (including the number of shares to be converted into cash) will be determined on the basis of the Accumulated Points set forth below. One point will equate to three shares (reflecting the stock split of three shares per one share of the Company’s common stock with an effective date of April 1, 2025), and any fractions of one point will be rounded down. In the event that the number of Company shares belonging to the Trust increases or decreases due to a stock split, an allotment of shares without consideration, a share consolidation, or any other such events, the Company will adjust the formula for calculating base points set forth below and the number of Company shares (including the number of shares to be converted into cash) for Grant, etc. per point according to the proportion of such increase or decrease.

In June of every year during the trust period, Eligible Directors, etc. will be awarded, as awarded points, a number of points calculated using the formula below, with 50% of the base points predetermined for each position designated as the “performance-linked portion” and the remaining 50% as the “non-performance-linked portion.” The points for each portion will be awarded separately.

The “performance-linked portion” will vary within a range of 0% to 150% of the base points according to the degree of achievement of the performance targets of the Medium-term Management Plan for each fiscal year. The indicators for evaluating the degree of achievement of performance targets will be consolidated net sales, etc. The adoption of consolidated performance values as evaluation indicators will provide an incentive to realize integration synergies at an early stage and improve the performance of the Group as a whole. Consolidated net sales will be adopted for the time being as the Company is currently in a transitional phase of the Business Integration; however, the Company plans to review the indicators from FY2028 onward based on the new Medium-term Management Plan. Eligible Directors, etc. who retire from their position partway through the service period for each fiscal year of the applicable period (excluding Eligible Directors, etc. who retire due to expiration of term of office at the end of each fiscal year or as of the Annual General Meeting of Shareholders) will be awarded base points at that time according to their period of incumbency from the commencement of the immediately preceding service period until their retirement.

In addition, Eligible Directors, etc. who retire due to expiration of term of office at the end of each fiscal year or as of the Annual General Meeting of Shareholders will be awarded the number of points obtained by multiplying the base points for their final service period by a performance-linked coefficient, which varies according to the degree of achievement of performance targets, for the current fiscal year if retiring due to expiration of term of office at the fiscal year-end, or for the fiscal year immediately preceding the date of that Annual General Meeting of Shareholders if retiring as of the Annual General Meeting of Shareholders.

(Base points calculation formula)

Basic amount determined for each position ÷ Average closing price of Company shares on the TSE in August of the fiscal year in which the applicable period begins (rounded down to the nearest whole number) ÷ 3

(Awarded point calculation formula)

Base points × 50% + Base points × 50% × Performance-linked coefficient

Persons who satisfy the beneficiary requirements will receive the Grant, etc. of Company Shares, etc. equivalent to the Accumulated Points from the Trust.

The total number of points awarded to Eligible Directors, etc. during the trust period of the Trust will not exceed 9,000 points per fiscal year. This upper limit on the total number of awarded points has been set with reference to the most recent share price and other factors, based on the maximum amount of the trust funds in (2) above.

(4) Timing of Grant, etc. of the Company Shares, etc. to the Eligible Directors, etc.

An Eligible Director, etc. who satisfies the beneficiary requirements will receive the Grant, etc. of Company Shares, etc. equivalent to the Accumulated Points calculated based on (3) above after retiring from all positions as a Director or Executive Officer of the Company or any of its subsidiaries (excluding retirement due to death). At that time, such Eligible Director, etc. will receive delivery of shares of the Company equivalent to 50% of those Accumulated Points (rounded down for shares less than one unit). The remaining shares of the Company will be converted into a monetary amount within the Trust, and the Eligible Director, etc. will receive a cash payment equivalent to the converted amount.

If an Eligible Director, etc. dies during the trust period, the number of shares of the Company equivalent to the Accumulated Points calculated based on (3) above will be converted into a monetary amount within the Trust after the death, and the legal heir(s) of the said Eligible Director, etc. will receive a cash payment equivalent to that converted amount.

(5) Voting rights related to shares of the Company under the Trust

To ensure neutrality with respect to the Company’s management, voting rights will not be exercised with regard to the Company’s shares held in the Trust during the trust period.

(6) Clawback

In the event of a material revision of the Company’s financial statements due to a significant error or fraud in the accounting process, or in the event of serious fraud or violation unrelated to the accounting process that could possibly affect the Company’s corporate value, the Company may request that Eligible Directors, etc. return all or part of the amount calculated by multiplying the number of shares already delivered under the System (including the number of shares sold to fund tax payments) by the closing price of the Company’s shares on the TSE on the day that the notice requesting the return is issued. The remuneration that may be subject to such return requests will be the performance-linked stock-based remuneration received as consideration for the fiscal year in which the event in question is recognized and the three fiscal years immediately preceding that fiscal year.

(7) Other details of the System

Other details related to the System will be determined by the Board of Directors when establishing the Trust, modifying the trust agreement, and making additional contributions to the Trust.

In addition to Eligible Directors, etc., the Company will introduce a performance-linked stock-based remuneration system substantially similar to the System for certain Directors and Executive Officers under mandate contracts of its subsidiaries, with necessary matters to be determined by resolution of the Board of Directors. Also, for further details of the System, please refer to the “Notice Concerning the Introduction of the Restricted Stock Compensation Plan and the Revision of the Performance-Linked Stock-Based Compensation Plan” dated October 30, 2026.

Proposal No. 13: Reduction of the Amount of Capital Reserve

In order to ensure agility and flexibility in the Company’s future capital policies, including continuous dividend payments to the Company’s shareholders and the acquisition of treasury shares following the Business Integration, the Company requests approval to reduce the amount of capital reserve pursuant to the provisions of Article 448, Paragraph 1 of the Companies Act, and transfer the entire reduced amount of capital reserve to other capital surplus.

The reduction in the amount of capital reserve under this proposal will become effective on the effective date of the Share Exchange (scheduled for April 1, 2027; or the changed effective date, if the effective date of the Share Exchange is changed), subject to the fulfillment of the following conditions: Proposal No. 1 “Approval of the Absorption-type Company Split Agreement”, Proposal No. 2 “First Amendment to the Articles of Incorporation” and Proposal No. 3 “Approval of the Share Exchange Agreement” are approved and adopted as originally proposed and the Share Exchange becomes effective; and this proposal is approved and adopted as originally proposed.

Details of the reduction in the amount of capital reserve

(1)	Amount of capital reserve to be reduced

The amount of capital reserve will be reduced by 43,000,000,000 yen, and the same amount will be transferred to other capital surplus.

(2)	Effective date of the reduction in the amount of capital reserve

Scheduled for April 1, 2027

Other Matters Subject to Measures for Electronic Provision

(Matters Omitted from Documents Delivered in Paper-Based Format)

for the Extraordinary General Meeting of Shareholders

The financial statements and other documents of TSUKISHIMA HOLDINGS CO., LTD. for the most recent business year (fiscal year ended March 31, 2026), which constitute part of the matters regarding “Proposal No. 3: Approval of the Share Exchange Agreement” in the Reference Documents for the General Meeting of Shareholders

(“4. Matters concerning Tsukishima Holdings” on page 33 of the Notice of Extraordinary General Meeting of Shareholders)

Mitsubishi Kakoki Kaisha, Ltd.

The aforementioned matters are not included in the documents to be delivered to shareholders as per the relevant laws and regulations, and Article 15 of the Company’s Articles of Incorporation.

Please be advised that for the Extraordinary Shareholders’ Meeting, the Company will send a paper-based document stating the matters subject to measures for electronic provision, excluding the aforementioned matters, to all shareholders, irrespective of whether they have requested delivery of paper-based documents.

1	Matters concerning the current status of the corporate group

1.	Business Developments and Achievements

During the current consolidated fiscal year, the market environment surrounding the Group remained uncertain mainly due to increased geopolitical risks such as U.S. tariff policies, the prolonged invasion of Ukraine by Russia, and the outbreak of military conflicts in the Middle East. Domestically, although companies’ capital investment activities performed steadily, attention was required regarding the impact of rising prices and exchange rate fluctuations on economic activities.

In such an environment, the Group has pursued the enhancement of corporate value by implementing a Medium-Term Management Plan (April 2023 to March 2027) based on the fundamental policies of “Promotion of Sustainability Management,” “Expansion of Business Domains and Strengthening of Group Profitability,” and “Improvement of Capital Efficiency and Enhancement of Shareholder Returns,” with the aim of sustainable growth. As concrete measures, we have sold tangible fixed assets (logistics facilities), acquired and canceled treasury stock, and disposed of policy-held shares.

The initiatives by business segment are as follows.

In the Water Environment Business, we have undertaken sales activities aimed at capturing the demand for the expansion and renewal of water infrastructure, including water supply and sewage systems, sludge recycling treatment, and biomass utilization facilities—as well as facility maintenance and repair work. In addition, to ensure the stable operation of water infrastructure and contribute to greenhouse gas reduction through new energy initiatives, we have expanded orders for public-private partnership projects such as power generation using Private Finance Initiative (PFI) (*1), Design Build Operate (DBO) (*2), Comprehensive O&M Services (*3), and Feed-in Tariff (FIT) (*4), which integrate facility construction with long-term maintenance.

On the other hand, in the Industrial Business, we have promoted sales activities for industrial infrastructure-related equipment such as plants and standalone machinery for the chemical and life sciences sectors (including cosmetics, food, and pharmaceuticals), as well as secondary battery manufacturing-related equipment that contributes to a sustainable society, along with environment-related equipment for liquid waste and solid waste treatment and waste gas and wastewater treatment.

*1: PFI (Private Finance Initiative)

A mechanism that utilizes private funds, technology, and efficient operational know-how in public services involving facility development

*2: DBO (Design Build Operate) business

A method in which the design (Design), construction (Build), and operation (Operate) of facilities are entrusted entirely to an operating company, while facility ownership and funding are handled by the administration

*3: Comprehensive O&M Services

Comprehensive maintenance services that include not only the operation and management of facilities but also facility repairs and the supply of chemicals, among other provisions

*4: FIT (Feed-in Tariff)

A system (the Feed-in Tariff system) that mandates electric utilities to purchase electricity generated from renewable energy at a fixed price

As a result, the performance of the Group for the current consolidated fiscal year was as follows.

Orders amounted to 154.201 billion yen (a decrease of 15.4% compared to the previous fiscal year). Net sales reached a record high of 148.954 billion yen (an increase of 7.0% compared to the previous fiscal year). Regarding profitability, operating profit was 9.842 billion yen (an increase of 10.4% compared to the previous fiscal year), ordinary profit was 10.987 billion yen (an increase of 7.2% compared to the previous fiscal year), and profit attributable to owners of the parent was 16.910 billion yen (an increase of 153.6% compared to the previous fiscal year), all of which were record highs.

The performance by business segment for the current consolidated fiscal year is as follows.

Percentage of Net Sales: 66.2% Water Environment Business

The Water Environment Business is comprised of water infrastructure (design and construction of equipment and plants) and the lifecycle business (operation, maintenance, repair work, and service operations).

Regarding the business environment, domestic investments related to water infrastructure have been progressing steadily. In addition, orders for multi-year projects and public-private partnership projects that integrate comprehensive O&M Services with facility construction and long-term maintenance have been increasing. On the other hand, it was necessary to remain mindful of the impact of rising prices and exchange rate fluctuations on economic activity.

Under these circumstances, the Group has promoted sales activities for sludge treatment equipment for sewage treatment plants, wastewater treatment equipment for water treatment plants, and fecal sludge treatment equipment to capture the demand for expansion and renewal of domestic sewage, water supply, and sludge regeneration facilities. In the area of O&M Services, we have conducted sales activities for repair work and comprehensive O&M Services. As a result, we secured orders for a pressurized fluidized incineration system for sewage treatment plants, sludge treatment equipment, and chemical injection equipment for water treatment plants. Furthermore, to strengthen after-sales services such as maintenance, we focused on sales activities for comprehensive O&M Services and repair work to secure order volume. In addition, we advanced proposals for public-private partnership projects that leverage technology development contributing to greenhouse gas reduction and the know-how of private companies.

As a result, orders received for the Water Environment Business during the current consolidated fiscal year amounted to 93.6 billion yen (a 31.6% decrease compared to the previous fiscal year). This significant decline compared to the previous fiscal year is attributed to a transitional period for large-scale projects. However, demand for facility upgrades and expansions has remained steady. Net sales were 98.578 billion yen (a 6.4% increase compared to the previous fiscal year), and operating profit was 5.805 billion yen (a 5.4% decrease compared to the previous fiscal year).

Percentage of Net Sales: 33.4% Industrial Business

The Industrial Business is comprised of industrial infrastructure (design, manufacturing, and construction of equipment and plants) and environment (design, manufacturing, and construction of environmental conservation equipment, and waste treatment operations).

Regarding the business environment, the outlook remains uncertain due to heightened geopolitical risks such as U.S. tariff policies, Russia’s invasion of Ukraine, and emerging military conflicts in the Middle East. Domestically, although an increase in investments in environment-related equipment aimed at greenhouse gas reduction is anticipated, it is necessary to remain mindful of the effects of rising prices and exchange rate fluctuations on economic activity.

Under these circumstances, the Group has engaged in sales activities for standalone equipment—including various plant facilities, crystallization apparatuses, dryers, separators, filters, gas holders, and mixers—both domestically and internationally, to capture the capital investment demand for industrial infrastructure related to the chemical field, as well as for life sciences sectors such as cosmetics, food, and pharmaceuticals, and for secondary battery manufacturing-related equipment that contributes to greenhouse gas reduction. In the environmental field, we have conducted sales activities both domestically and internationally for liquid waste incineration systems, solid waste incineration equipment, and equipment for waste gas and wastewater treatment, along with repair work. Moreover, we have worked to enhance the competitiveness of fine particle manufacturing technology and strengthen after-sales services. As a result of these efforts, we secured orders for environment-related equipment such as liquid waste treatment and solid waste treatment systems, and for standalone equipment such as filters and dryers.

As a result, during the current consolidated fiscal year, the order volume for the Industrial Business amounted to 59.960 billion yen (an increase of 36.5% compared to the previous fiscal year), net sales were 49.735 billion yen (an increase of 10.0% compared to the previous fiscal year), and operating profit was 4.148 billion yen (an increase of 95.5% compared to the previous fiscal year).

Percentage of Net Sales: 0.4% Other

Other businesses primarily involve real estate management and leasing, most of which pertain to the logistics facility jointly developed with Mitsui Fudosan Co., Ltd. on the site of the former Ichikawa Plant. Furthermore, the aforementioned logistics facility was transferred as of September 1, 2025, in accordance with the “Notice Concerning the Transfer of Fixed Assets (Beneficial Interests in Trust), the Recognition of Special Gains, and the Revision of Earnings Forecasts” issued on August 8, 2025.

The order volume for the current consolidated fiscal year was 640 million yen (a 52.1% decrease compared to the previous fiscal year), net sales were 640 million yen (a 52.1% decrease compared to the previous fiscal year), and operating loss was 137 million yen (compared to an operating profit of 680 million yen in the previous fiscal year).

2.	Status of Capital Investments, etc.

The total amount of capital investments and other expenditures implemented during the current consolidated fiscal year was 1.604 billion yen. The main items are as follows. Additionally, during the current consolidated fiscal year, tangible fixed assets (logistics facilities) were sold.

(Tsukishima Holdings Co., Ltd.)

IT-Related Investments	412 Million yen
(Tsukishima JFE Aqua Solution Co., Ltd.)
R&D Assets	219 Million yen
Office Equipment	119 Million yen
Maintenance Equipment	83 Million yen
(PRIMIX Corporation)
Production Equipment	81 Million yen

3.	Status of Financing

For the current consolidated fiscal year, there were no noteworthy items regarding financing. Please refer to “Major Lenders” as detailed in item 11 on page 16 below, for information on the Group’s lenders.

4.	Trends in the Status of Assets and Profit and Loss

					(Millions of yen)
Category	FY2022 161st Term	FY2023 162nd Term	FY2024 163rd Term	FY2025 (Current Consolidated Fiscal Year) 164th Term	Year-on-Year Change Rate
Order Volume	106,045	165,287	182,180	154,201	15.4% Decrease
Net Sales	97,778	124,205	139,235	148,954	7.0% Increase
Operating Profit	5,004	6,765	8,915	9,842	10.4% Increase
Ordinary Profit	5,649	7,810	10,254	10,987	7.2% Increase
Profit Attributable to Owners of Parent	4,214	2,675	6,669	16,910	153.6% Increase
Net Income per Share (Yen)	96.16	62.38	154.97	412.69	166.3% Increase
Total Assets	146,462	208,014	192,248	203,021	5.6% Increase
Net Assets	82,688	105,538	112,054	117,466	4.8% Increase
Net Assets per Share (Yen)	1,892.18	2,040.89	2,159.30	2,482.03	14.9% Increase

(Note) 1.

The net income per share is calculated based on the number of shares, determined by subtracting the average number of treasury stock during the period from the average number of issued shares during the period.

2.

The net asset value per share is calculated based on the number of shares, determined by subtracting the number of treasury stock at the end of the period from the number of issued shares at the end of the period.

3.

The “Accounting Standards for Corporate Tax, Inhabitant Tax, and Enterprise Tax, etc.” (Corporate Accounting Standard No. 27, October 28, 2022), etc. have been applied from the beginning of the 163rd term.

5.	Issues to be Addressed

The Group has positioned its two core business segments as follows: the Water Environment Business, which primarily targets water supply and sewage as well as sludge recycling and biomass utilization facilities; and the Industrial Business, which focuses on industrial infrastructure equipment related to the chemical and life sciences sectors and environment-related equipment for liquid waste and solid waste treatment and waste gas and wastewater treatment. All other activities are categorized as “Other.”

The Group has been enhancing corporate value by implementing a Medium-Term Management Plan (April 2023 to March 2027) based on the fundamental policies of “Promotion of Sustainability Management,” “Expansion of Business Domains and Strengthening of Group Profitability,” and “Improvement of Capital Efficiency and Enhancement of Shareholder Returns,” in pursuit of sustainable growth.

For the fiscal year ending March 31, 2027, we are targeting consolidated net sales of 152.0 billion yen, consolidated operating profit of 11.0 billion yen, and profit attributable to the owners of the parent of 8.5 billion yen.

The outlook for the Group’s business environment remains uncertain due to geopolitical risks such as U.S. tariff policies and the prolonged invasion of Ukraine by Russia. Domestically, although corporate capital expenditures have been robust, it is necessary to remain mindful of the impact on economic activities caused by soaring raw material and crude oil prices resulting from military conflicts in the Middle East, as well as the procurement of petroleum-related products and fluctuations in exchange rates and commodity prices.

In the domestic water supply and sewage sector, investments in water infrastructure are expected to remain robust, driven by the need to renew aging facilities; however, in the medium to long term, the business environment is anticipated to become more challenging due to a shrinking market caused by a declining population and intensified competition. As part of efforts to stabilize its business foundation and expand its scale, the Group integrated its domestic water engineering business with JFE Engineering Corporation in October 2023, and in January 2026, it acquired East Japan Engineering Co., Ltd., which operates water and sewage treatment management services, which was subsequently absorbed by Tsukishima & J Technology Maintenance Service CO., LTD. in April 2026. We will continue to pursue measures for sustainable growth.

Regarding private capital expenditures, demand is expected to remain robust in the chemical sector, driven by the shift from generic chemicals to high value-added products and the need for environmental technologies in response to greenhouse gas reduction. Conversely, given concerns that heightened tensions in the Middle East could affect customers’ investment decisions, we will closely monitor these developments. The Group has responded to these market changes by continuously strengthening its technological capabilities and developing new products to expand orders for equipment and plants in the fields of chemicals, life sciences, and environment-related sectors. Going forward, we will focus on areas such as lithium-ion secondary batteries, which are expected to experience medium- to long-term demand, and strive to enhance competitiveness and secure orders.

In addition, as a strategic investment to implement business portfolio management, we are undertaking initiatives in DX promotion, M&A, and the materialization of alliances.

(1) Promotion of Sustainability Management

In conjunction with the transition to a holding company structure, the Group has defined its purpose as “Contributing to the World and Creating the Future through Environmental Technology” to clarify its direction and raison d’être. In addition, the Company’s traditional corporate philosophy has been redefined as the Group’s corporate policy, and a new long-term vision, “Contributing to the Creation of a Rich Life and Culture and Realizing a Comfortable and Sustainable Society,” has been established for 2030.

The Group is committed to sustainability management to achieve sustainable business growth together with our stakeholders by addressing various environmental and social issues. Regarding contributions to greenhouse gas reduction through our business activities, we have set the most important key performance indicators (KPIs) to achieve a sales ratio of 20% or more for businesses contributing to a decarbonized (net-zero) society in both the Water Environment Business and Industrial Business segments, and a ratio of 30% or more for research and development expenses contributing to a decarbonized (net-zero) society. In the current consolidated fiscal year, the net sales ratio was 38% for the Water Environment Business and 42% for the Industrial Business, while the research and development expense ratio was 35%. We will continue to address environmental challenges such as climate change and contribute to greenhouse gas reduction through our business activities by promoting the utilization of carbon-neutral resources such as sewage sludge energy and expanding sales of equipment for manufacturing materials used in lithium-ion secondary batteries for electric vehicles and other applications.

Within the Group, the Sustainability Committee, chaired by the President and CEO of Tsukishima Holdings Co., Ltd., along with its four subordinate committees, is engaged in the examination and promotion of various measures related to sustainability management.

The key initiatives for the current consolidated fiscal year are as follows.

1.

Continued implementation of management measures based on the employee engagement survey: enhancement of employee benefits, provision of training on diversity & inclusion and career development, execution of Business Continuity Plan (BCP) drills in simulation of a metropolitan earthquake, town hall meetings with management, and acquisition of Kurumin certification, among others.

2.	Greenhouse gases: Commissioning of solar power generation equipment at the Yachiyo R&D Center and calculation of Scope 3, among other initiatives.

3.	Respect for human rights: Implementation of supplier questionnaires and in-house training based on the Human Rights Handbook.

4.	DX: Consideration of a DX education program for employees, among other initiatives.

The Group will continue to work on creating a rewarding work environment and systems, as well as promoting diversity & inclusion.

(2) Expansion of Business Domains and Strengthening of Group Profitability

In the Water Environment Business, in October 2023, we integrated the domestic water engineering business of JFE Engineering Corporation. Amid expectations for renewal demand due to the aging of facilities in the domestic water and sewage sectors, we aim to establish a robust position in the water infrastructure industry and become a leading company by consolidating the management resources and expertise of both companies, enhancing technologies and services, and building a strong business foundation. We are also working to create synergies in energy creation businesses, such as converting sewage sludge into renewable energy and biogas power generation projects, as well as expanding sales of the sludge incinerator “OdySSEA-Turbo™ (OdySSEA Turbo)” that combines the technologies of both companies. Regarding public-private partnership projects, such as PFI and DBO projects and Comprehensive O&M Services, which have seen an increase in the number of projects in recent years, we will strengthen our responsiveness by accumulating know-how and achievements through integration effects. In terms of technology development, we are working on phosphorus recovery technology from sewage and ICT/AI utilization technologies that contribute to building a recycling-oriented society, striving to strengthen our business foundation and competitiveness. As an example of achievements in the current consolidated fiscal year, we have started providing the next-generation comprehensive digital solution “OPTINOA®” for water infrastructure operations, which integrates remote support and AI-based autonomous control.

In the Industrial Business, in the industrial infrastructure sector, Tsukishima Kikai Co., Ltd. is advancing the enhancement of particle production technologies such as crystallization—which are indispensable for manufacturing active materials for cathode materials that affect the performance of lithium-ion secondary batteries—and has received an order for a test unit of its newly developed “ultra-fine particle crystallization system.” In addition, orders have been performing well for PRIMIX Corporation’s high-speed agitators in the life sciences sector, including cosmetics, food, and pharmaceuticals, and for Tsukishima Kankyo Engineering Ltd.’s liquid waste incineration and solid waste incineration equipment in the environmental sector. Furthermore, we are focusing on strengthening after-sales services in all fields to secure stable orders and reinforce our revenue base.

As a common initiative for both businesses, we have defined high-value-added areas, such as environmental businesses contributing to greenhouse gas reduction and public-private partnership projects with expected growth potential, as “priority areas” and are shifting our business domains accordingly. For the fiscal year ending March 31, 2027, we aim to achieve net sales of 152.0 billion yen and operating profit of 11.0 billion yen. In the Water Environment Business, we strengthened our business foundation by making East Japan Engineering Co., Ltd., which operates in water and sewage treatment management, a subsidiary in January 2026, and subsequently merging it into Tsukishima & J Technology Maintenance Service CO., LTD. in April of the same year. In the Industrial Business, we are promoting the utilization of ammonia-related technologies and expanding orders for ammonia wastewater treatment projects in semiconductor factories. We will continue to engage in the development and utilization of next-generation energy technologies, such as ammonia, to contribute to greenhouse gas reduction. Additionally, by leveraging the Business Strategy Conference to promote discussions on growth strategies across the Group, we aim to achieve sustainable growth.

(3) Improvement of Capital Efficiency and Enhancement of Shareholder Returns

The Group has established Return on Equity (ROE) and Return on Invested Capital (ROIC) as management indicators, promoting corporate value management with a focus on improving capital efficiency and awareness of capital costs. Additionally, based on the capital allocation formulated in the Medium-Term Management Plan, we will allocate the operating cash flow generated, along with proceeds from the sale of policy-held shares, to strategic investments such as digital transformation (DX) and human capital, in addition to regular capital expenditures and shareholder returns. For large-scale investments such as mergers and acquisitions (M&A), we aim to achieve an optimal capital structure by utilizing debt financing as necessary. During the current consolidated fiscal year, we sold tangible fixed assets (logistics facilities) located on the site of the former Ichikawa Plant. Regarding the sale of policy-held shares, we have set a target of 12.0 billion yen or more during the period of this Medium-Term Management Plan, and over the three years of the plan, we have executed sales amounting to 9.290 billion yen. The funds generated from the sale of policy-held shares will be optimally allocated to growth investments such as M&A and shareholder returns to enhance corporate value over the medium to long term.

With respect to shareholder returns, we have revised our policy as described in “Policy on the Determination of Distribution of Retained Earnings, etc.” in item 6, on page 9 below.

The Company is also engaged in the flexible acquisition of treasury stock. On August 8, 2025, the Company resolved to acquire treasury stock up to 12.0 billion yen (acquisition period: August 12, 2025, to August 10, 2026) and executed the acquisition up to the maximum amount (approximately 3.9 million shares) by October 3 of the same year. Furthermore, on December 5 of the same year, the Company also canceled 4 million shares of treasury stock.

Going forward, we will strive for sustainable growth and enhanced corporate value by further strengthening our profitability and expanding shareholder returns.

6.	Policy on the Determination of Distribution of Retained Earnings, etc.

The Company’s basic policy on profit distribution is to strive for stable dividends by reinforcing its financial structure and management base and comprehensively considering each fiscal period’s performance, new investments, consolidated dividend payout ratio, and other factors.

During the Medium-Term Management Plan period from April 2023 to March 2027, the Company plans to implement investments and shareholder returns aimed at enhancing corporate value. These initiatives will be funded by operating cash flow and proceeds from the sale of assets such as investment securities and real estate, based on the formulated capital allocation strategy.

In our Medium-Term Management Plan, we initially set targets of a total payout ratio of 50% or more and a dividend payout ratio of 40% or more. However, starting with the fiscal year ended March 31, 2026, we have added dividend on equity ratio (DOE) as a new target to more clearly demonstrate our commitment to stable dividends. The revised shareholder return policy states that the level of stable dividends will be set with a minimum DOE of 3.5% and a total payout ratio of 50% or more.

Regarding the flexible acquisition of treasury stock, as stated in the aforementioned “Improvement of Capital Efficiency and Expansion of Shareholder Returns” in item 5.(3) on page 8 above, we will continue to strive for stable dividend payments while flexibly acquiring treasury stock.

The Company has established a system that allows for the distribution of surplus, acquisition of treasury stock, and other actions to be executed by resolution of the Board of Directors in addition to the General Meeting of Shareholders, in order to implement a flexible dividend and capital policy. Regarding the year-end dividend for the current fiscal year, the Board of Directors resolved on May 12, 2026, to set the year-end dividend at 43 yen per share. Consequently, the total dividend for the current fiscal year, including the interim dividend (which includes a commemorative dividend of 2 yen for the 120th anniversary of the Company’s founding), amounts to 85 yen per share. For the annual dividend for the fiscal year ending March 31, 2027, the Company plans to distribute 88 yen per share, with an interim dividend of 44 yen and a year-end dividend of 44 yen.

7.	Status of Significant Parent and Subsidiary Companies

(1)	Status of the Parent Company

Not applicable.

(2)	Status of Significant Subsidiaries (as of March 31, 2026)

Company Name	Capital	Voting Rights Ratio	Main Business Activities
Tsukishima JFE Aqua Solution Co., Ltd.	5,000 million yen	60.0%	Design, procurement and construction, and manufacturing and sales of water supply and sewage facilities; and design, procurement, construction and repair of sludge regeneration and biomass utilization facilities
Tsukishima Kikai Co., Ltd.	450 million yen	100.0%	Design, manufacturing, installation, sales, and maintenance of various industrial equipment, as well as design and construction of plant construction projects
Tsukishima Kankyo Engineering Ltd.	455 million yen	100.0%	Design, manufacturing, repair, and sales of equipment for environmental improvement and various apparatus and devices for the chemical and general industrial sectors
SANSHIN KOGYO Co., Ltd.	50 million yen	100.0%	Manufacture of pressure vessels, towers and tanks, heat exchangers, steel structures, and general fabricated products; construction of cleaning facilities; and installation works for machinery and equipment, etc.
PRIMIX Corporation	80 million yen	*100.0%	Design, manufacturing, and sales of agitators, emulsifiers, dispersers, and kneaders, etc.
SUN ECO THERMAL Co., Ltd.	91 million yen	100.0%	Intermediate treatment (incineration) of general waste and industrial waste, and solar power generation
BOKELA GmbH	200 thousand euros	100.0%	Design, manufacturing, repair, and sales of various filtration machines
TSK Engineering (Thailand) Co., Ltd.	20,000 thousand baht	49.0%	Design, procurement, fabrication/installation, and maintenance of plant construction projects for the chemical, resin, and food industries, etc.
Tsukishima Business Support Co., Ltd.	10 million yen	100.0%	Printing and bookbinding of large-scale blueprints and various documents, and management and leasing of office buildings and parking lots

Company Name	Capital	Voting Rights Ratio	Main Business Activities
Tsukishima & J Technology Maintenance Service CO., LTD.	180 million yen	*60.0%	Operation, maintenance, and repair works of water supply and sewage treatment facilities; sale of industrial chemicals; and sale of equipment and accessories related to environmental facilities
Tsukishima & J Aqua Machine and Service Co., Ltd.	30 million yen	*60.0%	Manufacturing, sales, and repair of water supply treatment equipment
Samukawa Water Service Co., Ltd.	50 million yen	*33.0%	Maintenance and management of the wastewater treatment and concentration facilities at the Samukawa Water Treatment Plant, and recycling of water treatment residuals
Owari Water & Energy Co., Ltd.	50 million yen	*36.0%	Development, operation, and maintenance of wastewater treatment and constant power generation facilities, as well as effective utilization of water treatment residuals, at two water treatment plants including the Inuyama Water Treatment Plant
Biocoal Kyoto Toba Co., Ltd.	20 million yen	*60.0%	Operation and maintenance of the Sewage Sludge Solid Fuel Conversion facility at the Toba Water Environment Conservation Center, and effective utilization of sewage sludge solid fuel
Yokohama Nishiya Water Service Co., Ltd.	50 million yen	*48.0%	Development, operation, and maintenance of the Nishiya Water Treatment Plant’s wastewater treatment facilities, and effective utilization of water treatment residuals
Ichihara BioCycle Co., Ltd.	65 million yen	*48.0%	Operation and maintenance of the Sewage Sludge Solid Fuel Conversion facility at the Matsugashima Terminal Treatment Plant, and effective utilization of sewage sludge solid fuel
Oyama Energy Cycle Co., Ltd.	50 million yen	*48.0%	Operation and maintenance of sludge treatment, solid fuel production, and digestion gas power generation facilities at the Oyama Water Treatment Center, and effective utilization of sewage sludge solid fuel
bay eggs Co., Ltd.	30 million yen	*42.0%	Development, operation, and maintenance of digestion gas power generation facilities at the Yokohama North Sludge Resource Center
Yokohama Bay Link Co., Ltd.	100 million yen	*30.6%	Development, operation, and maintenance of fuel production, incineration, and improved soil facilities at the North Sludge Resource Center, and effective utilization of sewage sludge fuel and improved soil
HAKONESUIDOU PARTNER’S Co., Ltd.	50 million yen	*30.0%	Management, repair, and renewal of water purification facilities, distribution ponds, and piping in the Hakone area; water supply from intake to taps; and fee collection

Company Name	Capital	Voting Rights Ratio	Main Business Activities
Toyohashi Biowill Co., Ltd.	100 million yen	*36.0%	Development, operation, and maintenance of a composite biomass energy facility using sewage sludge, night soil, septic tank sludge, and food waste as raw materials at the Nakajima Treatment Plant
Nagaoka BioCube Co., Ltd.	30 million yen	*45.6%	Development, operation, and maintenance of a biomass energy facility using food waste as raw material
AquaPex Oyama Co., Ltd.	50 million yen	*48.0%	Development, operation, and maintenance of a night soil treatment facility at the Oyama Wide-Area Clean Center
AquaPex Sakai Co., Ltd.	20 million yen	*60.0%	Development, operation, and maintenance of a night soil treatment facility at the Sakai Clean Center
Green Cycle Power Iwaki Co., Ltd.	90 million yen	*45.0%	Operation and maintenance of sludge treatment and solid fuel production facilities, effective utilization of sewage sludge solid fuel, and digestion gas power generation business at the Iwaki City Central Purification Center and other facilities
Tsubame-Yahiko Water Service Co., Ltd.	50 million yen	*40.2%	Operation and maintenance of the Tsubame City and Yahiko Village Integrated Water Purification Plant and other facilities

Notes: 1.

The voting rights ratios marked with an asterisk have been calculated including the voting rights held by subsidiaries. In addition, the voting rights ratios of each subsidiary belonging to the Water Environment Business are presented based on the Company’s investment ratio in Tsukishima JFE Aqua Solution Co., Ltd. (60%).

2.	There are no subsidiaries that qualify as designated wholly-owned subsidiaries.
3.	With regard to TSK Engineering (Thailand) Co., Ltd., although the Company’s voting rights ratio is 50% or less, we effectively control the company; therefore, it is treated as a subsidiary.
4.

TSK Engineering (China) Co., Ltd., which was a consolidated subsidiary in the previous fiscal year, completed its liquidation in November 2025 and has therefore been excluded from the consolidated subsidiaries.

5.	From the current consolidated fiscal year, due to its increased significance, Tsubame-Yahiko Water Service Co., Ltd. has been included within the scope of consolidation.
6.	As of the end of March 2026, both Samukawa Water Service Co., Ltd. and AquaPex Sakai Co., Ltd. have ceased operations.

8.	Main Business Activities (as of March 31, 2026)

The Group, comprising the Company, 41 subsidiaries, and 15 associates, is primarily organized into two business segments: the Water Environment Business, which focuses on markets including water supply and sewage, as well as sludge recycling treatment and biomass utilization equipment; and the Industrial Business, which primarily targets industrial infrastructure equipment related to the chemical and life sciences sectors and environment-related equipment for liquid waste and solid waste treatment and waste gas and wastewater treatment. Other businesses are classified under “Other.” The main business activities are as follows.

Business Segment	Main Business Activities
Water Environment Business

1)  Design and construction of water purification plants, sewage treatment plants, sludge recycling treatment, and biomass utilization plants

2)  Design and sales of various standalone equipment such as dewatering machines, dryers, and incinerators used in the aforementioned plants

3)  Public-private partnership projects related to the aforementioned plants, including PFI, DBO, digestion gas power generation at sewage treatment plants, and related service operations

4)  Operation, maintenance, and repair of the aforementioned plants and equipment, as well as associated tasks

Industrial Business

1)  Design, construction, and repair of plants for the chemical field, secondary battery manufacturing facilities, and liquid waste/solid waste treatment

2)  Design, manufacturing, and sales of various standalone equipment such as crystallizers, filters, centrifuges, dryers, gas holders, acid recovery devices, and agitators used in the aforementioned plants

3)  General and industrial waste treatment business

Other	1) Management and leasing of office buildings, parking lots, and other real estate 2) Printing and bookbinding of large-scale drawings and various documents

9.	Main Offices and Factories (as of March 31, 2026)

Company Name	Location	Address
Tsukishima Holdings Co., Ltd.	Head Office	Chuo-ku, Tokyo
	R&D Center	Yachiyo, Chiba
Tsukishima JFE Aqua Solution Co., Ltd.	Head Office	Chuo-ku, Tokyo
	Branch Office	Chuo-ku, Tokyo; Chuo-ku, Osaka
	Branches and Sales Offices	Sapporo, Sendai, Chuo-ku (Tokyo), Yokohama, Nagoya, Chuo-ku (Osaka), Hiroshima, Fukuoka, Urasoe
	Technical Base	Kawasaki
	Representative Office	Hanoi (Vietnam)
Tsukishima Kikai Co., Ltd.	Head Office	Chuo-ku, Tokyo
	Factory	Muroran, Hokkaido
	Representative Office	Jakarta (Indonesia), Mumbai (India), Karlsruhe (Germany)
Tsukishima Kankyo Engineering Ltd.	Head Office and Business Sites	Chuo-ku, Tokyo; Kita-ku, Osaka
SANSHIN KOGYO Co., Ltd.	Head Office and Factory	Kawasaki, Kanagawa
PRIMIX Corporation	Head Office and Factory	Awaji, Hyogo
SUN ECO THERMAL Co., Ltd.	Head Office	Kanuma, Tochigi
BOKELA GmbH	Head Office	Karlsruhe (Germany)
TSK Engineering (Thailand) Co., Ltd.	Head Office	Bangkok (Thailand)
Tsukishima Business Support Co., Ltd.	Head Office	Chuo-ku, Tokyo
Tsukishima & J Technology Maintenance Service CO., LTD.	Head Office	Koto-ku, Tokyo
	Branch Office	Koto-ku, Tokyo; Chuo-ku, Osaka
	Branches and Sales Offices	Takikawa, Sendai, Saitama, Chiba, Yokohama, Nagoya, Kyoto, Okayama, Fukuoka
	Factory	Odate, Akita
Tsukishima & J Aqua Machine and Service Co., Ltd.	Head Office and Factory	Kakegawa, Shizuoka
Samukawa Water Service Co., Ltd.	Head Office	Samukawa-machi, Koza-gun, Kanagawa
Owari Water & Energy Co., Ltd.	Head Office	Nagoya, Aichi

Company Name	Location	Address
Biocoal Kyoto Toba Co., Ltd.	Head Office	Kyoto, Kyoto
Yokohama Nishiya Water Service Co., Ltd.	Head Office	Yokohama, Kanagawa
Ichihara BioCycle Co., Ltd.	Head Office	Ichihara, Chiba
Oyama Energy Cycle Co., Ltd.	Head Office	Oyama, Tochigi
bay eggs Co., Ltd.	Head Office	Yokohama, Kanagawa
Yokohama Bay Link Co., Ltd.	Head Office	Yokohama, Kanagawa
HAKONESUIDOU PARTNER’S Co., Ltd.	Head Office	Yokohama, Kanagawa
Toyohashi Biowill Co., Ltd.	Head Office	Toyohashi, Aichi
Nagaoka BioCube Co., Ltd.	Head Office	Nagaoka, Niigata
AquaPex Oyama Co., Ltd.	Head Office	Oyama, Tochigi
AquaPex Sakai Co., Ltd.	Head Office	Sakai, Fukui
Green Cycle Power Iwaki Co., Ltd.	Head Office	Iwaki, Fukushima
Tsubame-Yahiko Water Service Co., Ltd.	Head Office	Tsubame, Niigata

10.	Employee Status (as of March 31, 2026)

(1)	Status of the Corporate Group

Business Segment	Number of Employees	Change from Previous Period End
Water Environment Business	2,388 Persons	Decrease of 155 persons
Industrial Business	866 Persons	Increase of 16 persons
Other	8 Persons	Increase of 1 person
Company-wide (Common)	105 Persons	Decrease of 5 persons
Total	3,367 Persons	Decrease of 143 persons

Note: The employee count represents the number of personnel employed.

(2) Status of the Company

Number of Employees	Change from Previous Period- End	Average Age	Average Years of Service
105 Persons	Decrease of 5 persons	45.3 Years	14.4 Years

Note: The employee count represents the number of personnel employed.

11.	Major Lenders (as of March 31, 2026)

Borrowing Source	Borrowing Amount
THE HYAKUGO BANK, LTD.	3,340 Million yen
Saitama Resona Bank, Limited	2,127 Million yen
Mizuho Bank, Ltd.	1,614 Million yen
The Bank of Yokohama, Ltd.	1,599 Million yen
Toyohashi Shinkin Bank	840 Million yen
The Ashikaga Bank, Ltd.	747 Million yen

Note: 1.	The borrowings outstanding as of the end of the consolidated fiscal year are listed.
2.	The Group’s borrowings consist mainly of funds for acquisitions, working capital, and capital expenditures, as well as borrowings under project finance for PFI projects.

12.	Other Important Matters Related to the Corporate Group

Not applicable.

2	Matters related to the Company’s shares (as of March 31, 2026)

1. Total Number of Authorized Shares	180,000,000 Shares
2. Total Number of Issued Shares	40,125,800 Shares
3. Number of Shareholders	10,615 Persons

Note:	Due to the cancellation of treasury stock executed on December 5, 2025, the total number of issued shares decreased by 4,000,000 shares during the current fiscal year.

4. Major Shareholders (Top 10)

Shareholder Name	Number of Shares Held (Thousand Shares)	Shareholding Ratio (%)
The Master Trust Bank of Japan, Ltd. (Trust Account)	3,887	9.82
Tsukishima Holdings Employee Stock Ownership Association	2,130	5.38
The Japan Steel Works, Ltd.	1,770	4.47
Tokyo Century Corporation	1,757	4.44
Tsukishima Holdings Business Partners’ Stock Ownership Association	1,218	3.07
Government of Norway	1,032	2.60
MUFG Bank, Ltd.	944	2.38
Toyo Denki Seizo K.K.	880	2.22
Custody Bank of Japan, Ltd. (Trust Account)	826	2.08
Okamura Corporation	758	1.91

Note:	The shareholding ratios have been calculated after deducting 565,610 shares of treasury stock.

5. Status of Shares Issued to Company Officers as Consideration for the Performance of Their Duties during the Current Fiscal Year

The details of the stock-based compensation issued during the current fiscal year are as described in “Disposal of Treasury Stock as Restricted Stock Compensation” in item 6.(1) on page 18 below; the status of issuance to company officers is as follows.

Category	Number of Shares	Number of Recipients
Directors (excluding Outside Directors)	12,252 shares	2 persons

6.	Other Important Matters Regarding Shares

(1) Disposal of Treasury Stock as Restricted Stock Compensation

The Company resolved at the Board of Directors meeting held on June 23, 2025, to dispose of treasury stock as restricted stock compensation as specified below, and executed the disposal on July 18, 2025.

(i)	Disposal Date:	July 18, 2025
(ii)	Type and Number of Shares to be Disposed:	The Company’s common stock 57,101 shares
(iii)	Disposal Price:	2,091 yen per share
(iv)	Total Disposal Amount:	119 million yen
(v)	Allottees, Number of Allottees, and Number of Shares Disposed:	Directors of the Company (excluding outside directors)	2 persons	12,252 shares
		The Company’s Executive Officers	6 persons	3,297 shares
		Some of the directors of the Company’s subsidiaries	25 persons	41,552 shares
(vi)	Transfer Restriction Period:	From July 18, 2025 to July 17, 2055
(vii)	Other:	For other details of the restricted stock compensation, please refer to “Matters Concerning Non-Monetary Compensation, etc.” in item 5.(6) of “4. Matters related to the Company’s officers” on page 25 below.

(2) Termination of the Trust-Based Employee Stock Ownership Incentive Plan

The Company reintroduced the “Trust-Based Employee Stock Ownership Incentive Plan” (hereinafter referred to as “the Incentive Plan”) on January 26, 2023, for the purpose of providing the Company’s employees with incentives to enhance the Company’s medium- to long-term corporate value and expanding employee benefits.

Under the Incentive Plan, the Company established the “Tsukishima Holdings Employee Stock Ownership Trust” (hereinafter referred to as “E-Ship Trust”) with a trust bank. The E-Ship Trust pre-acquired an expected number of the Company’s shares to be obtained by the “Tsukishima Holdings Employee Stock Ownership Association” (hereinafter referred to as the “Employee Stock Ownership Association”) over a period of three years following its establishment, and subsequently sold shares to the Employee Stock Ownership Association on a monthly basis until the trust expired. To facilitate the acquisition of the Company’s shares, the E-Ship Trust obtained bank loans secured by the Company’s guarantee.

On February 17, 2026, the sale of the Company’s shares held by the E-Ship Trust was completed, thereby bringing the Incentive Plan to an end. Consequently, as of the end of the fiscal year, the E-Ship Trust holds no shares of the Company.

(3) Disposal of Treasury Stock as Restricted Stock Incentive for the Employee Stock Ownership Association

The Company resolved at the Board of Directors meeting held on May 9, 2025, to dispose of treasury stock as a restricted stock incentive for the Employee Stock Ownership Association as specified below, and executed the disposal on November 28, 2025.

(i)	Disposal Date:	November 28, 2025
(ii)	Type and Number of Shares to be Disposed:	The Company’s common stock 236,300 shares
(iii)	Disposal Price:	2,007 yen per share
(iv)	Total Disposal Amount:	474 million yen
(v)	Disposal Method:	By means of third-party allotment
	(Allottee):	(Employee Stock Ownership Association 236,300 shares)
(vi)	Transfer Restriction Period:	From November 28, 2025 to July 31, 2026

(4) Disposal of Treasury Stock Under the Performance-Based Stock Award Plan for the Company’s Group Employees

The Company resolved at the Board of Directors meeting held on August 8, 2025, to dispose of treasury stock under the performance-based stock award plan for the Company’s group employees as specified below, and executed the disposal on September 4, 2025.

(i)	Disposal Date:	September 4, 2025
(ii)	Type and Number of Shares to be Disposed:	The Company’s common stock 57,097 shares
(iii)	Disposal Price:	2,395 yen per share
(iv)	Total Disposal Amount:	136 million yen
(v)	Allottees, Number of Allottees, and Number of Shares Disposed:	The Company’s employees	13 persons	5,647 shares
		Employees of the Company’s group companies	111 persons	51,450 shares

(5) Cancellation of Treasury Stock

At the extraordinary Board of Directors meeting held on November 7, 2025, the Company resolved to cancel treasury stock as specified below pursuant to Article 178 of the Companies Act, and canceled it on December 5, 2025.

(i)	Cancellation Date:	December 5, 2025
(ii)	Type and Number of Shares to be Canceled:	The Company’s common stock 4,000,000 shares

3	Matters related to the Company’s stock acquisition rights, etc.

Not applicable.

4	Matters related to the Company’s officers

1. Names of Directors and Corporate Auditors (as of March 31, 2026)

Position in the Company	Name	Responsibilities and Significant Concurrent Positions
Representative Director and President (President and Executive Officer)	Jun Kawasaki
Representative Director and Vice President (Vice President and Executive Officer)	Toru Takano	Chief Financial Officer (CFO)
Director	Yoshiyuki Fukuzawa	Tsukishima Kikai Co., Ltd. Representative Director and President, President and Executive Officer
Director	Keita Takatori	Tsukishima JFE Aqua Solution Co., Ltd. Representative Director and President, President and Executive Officer
Director	Nobuya Masuda	Attorney at Law (Representative, Masuda Law Office)
Director	Naoko Shimura

Attorney at Law (Partner, Nishimura & Asahi (Gaikokuho Kyodo Jigyo))

Part-time Lecturer, Department of Business Law, Graduate School of Law, Hitotsubashi University

Outside Director, Nxera Pharma Co., Ltd.

Director	Tatsuya Tanaka	Outside Director, Nippon Light Metal Holdings Co., Ltd. Outside Director (Audit and Supervisory Committee Member), UBE Corporation Outside Director, Asahi Mutual Life Insurance Company
Director	Tokuya Wada	Advisor, Hokkaido Government Advisor, JFE Engineering Corporation Advisor, Matsuda & Partners
Full-Time Corporate Auditor	Takashi Kikkawa
Full-Time Corporate Auditor	Satoshi Yoshika
Corporate Auditor	Hiroki Kitagata

(Notes) 1.	Directors Nobuya Masuda, Naoko Shimura, Tatsuya Tanaka, and Tokuya Wada are outside directors.
2.	Corporate Auditors Satoshi Yoshika and Hiroki Kitagata are outside corporate auditors.
3.

Corporate Auditor Satoshi Yoshika served as the General Manager of the Accounting and Operations Office, General Affairs Department, Sakai Works of Nippon Steel Corporation (currently Nippon Steel Corporation), and Corporate Auditor Hiroki Kitagata is a certified public accountant; accordingly, each of them has considerable expertise in finance and accounting.

4.

The three outside directors – Nobuya Masuda, Tatsuya Tanaka, and Tokuya Wada – along with the two outside corporate auditors, Satoshi Yoshika and Hiroki Kitagata, satisfy the requirements of the “Independence Standards for Independent Outside Officers” established by the Company, and are independent officers in accordance with the regulations of the Tokyo Stock Exchange.

5.	Director Naoko Shimura has assumed the role of outside director (audit and supervisory committee member) at Enigmo Inc. as of April 27, 2026, following the end of the current fiscal year.

2.	Details and Overview of the Limited Liability Agreement

The Company has entered into agreements with each outside director and each corporate auditor to limit their liability for damages under Article 423, Paragraph 1 of the Companies Act, and the maximum amount of liability under such agreements is the minimum liability amount prescribed by laws and regulations.

3.	Matters Relating to the Directors’ and Officers’ Liability Insurance Contract

(1)	Scope of the Insured

Directors, corporate auditors, and executive officers of the Company and its subsidiaries

(2)	Overview of the Directors’ and Officers’ Liability Insurance

The Company has entered into a directors’ and officers’ liability insurance contract with an insurance company in accordance with Article 430-3, Paragraph 1 of the Companies Act, which covers damages that may arise from the insured assuming liability for the execution of their duties as officers, etc. or receiving claims pursuing such liability. However, there are certain exclusions; for example, damages arising from acts committed by the insured with the knowledge that such acts violate laws and regulations are not covered. The Company bears the entire premium, including the premium for riders, and the insured incur no substantive insurance premium burden.

4.	Changes in Directors and Corporate Auditors during the Current Fiscal Year

(1)	Appointment

•	At the 163rd Annual General Meeting of Shareholders held on June 23, 2025, Tatsuya Tanaka and Tokuya Wada were elected as directors and assumed office.

•	At the 163rd Annual General Meeting of Shareholders held on June 23, 2025, Takashi Kikkawa and Hiroki Kitagata were elected as corporate auditors and assumed office.

(2)	Retirement

•

At the conclusion of the 163rd Annual General Meeting of Shareholders held on June 23, 2025, Directors Kazuhiko Yamada, Michiyoshi Mazuka, and Norio Katsuyama retired upon the expiration of their terms.

•	At the conclusion of the 163rd Annual General Meeting of Shareholders held on June 23, 2025, Corporate Auditors Masamichi Ouchi and Hidehiro Tsukano retired upon the expiration of their terms.

5.	Amount of Compensation for Directors and Corporate Auditors

(1)	Matters Concerning the Policy for Determining Individual Directors’ Compensation

The Company has established the determination policy (hereinafter referred to as the “Policy”) for individual directors’ compensation by way of a Board of Directors resolution, following a review of the draft by the Nomination and Compensation Advisory Committee chaired by an independent outside director.

In summary, the Company’s compensation for directors is structured as an incentive system that both considers maintaining a level capable of attracting and retaining talented personnel and aims to enhance business performance and continuously increase corporate value. As a fundamental principle, each director’s compensation is determined at an appropriate level reflecting their rank, responsibilities, and contribution to performance. Accordingly, for directors other than outside directors, compensation comprises fixed compensation based on rank, restricted stock compensation, and performance-based compensation determined with reference to the Medium-Term Management Plan and the degree of achievement thereof. For outside directors, who serve a supervisory function, compensation is limited to fixed compensation in light of their duties.

The compensation ratios by type for directors (excluding outside directors) are set based on the compensation levels of companies with a business scale and industry characteristics comparable to that of the Company.

Regarding the determination of individual directors’ compensation amounts and their composition ratios, the Board of Directors has delegated this responsibility to the President and CEO within the compensation limits established by the resolution of the General Meeting of Shareholders. In deciding individual compensation amounts, the President and CEO is subject to review by the Nomination and Compensation Advisory Committee to ensure consistency with the Policy and fairness. The Committee examines the amounts of fixed compensation and restricted stock compensation based on rank, the amount of performance-based compensation—indexed to consolidated operating profit and consolidated net income—and the appropriateness of individual evaluations, and then submits its recommendation on the final amount of individual compensation and the composition ratios to the President and CEO, who respects the Committee’s recommendation to the maximum extent. The Board of Directors has determined that the content of the final decision is in line with the Policy; in making this determination, the Board of Directors receives a report on the summary of the deliberations from the Committee before deciding on the amount of directors’ compensation. In addition, from the perspective of independence, corporate auditors receive only fixed compensation, which is determined through consultation among the corporate auditors in accordance with their respective duties.

(2)	Matters Concerning the General Meeting of Shareholders’ Resolution on Compensation for Directors and Corporate Auditors

The monetary compensation for the Company’s directors was resolved at the 149th Annual General Meeting of Shareholders held on June 29, 2011, to be up to an annual amount of 440 million yen (of which, the annual amount for outside directors is up to 30 million yen, excluding salaries for directors concurrently serving as employees). At the conclusion of this Annual General Meeting of Shareholders, the number of directors was 10 (including 3 outside directors). Furthermore, at the 160th Annual General Meeting of Shareholders held on June 24, 2022, it was resolved to maintain the monetary compensation for directors (including compensation for outside directors) up to an annual amount of 440 million yen, while revising the monetary compensation framework for outside directors from up to an annual amount of 30 million yen to up to an annual amount of 70 million yen. At the conclusion of this Annual General Meeting of Shareholders, the number of directors was 8 (including 3 outside directors).

In addition, separately from the aforementioned compensation, at the 157th Annual General Meeting of Shareholders held on June 25, 2019, the Company resolved to grant stock-based compensation to directors (excluding outside directors) at a limit of no more than 80 million yen per annum (excluding the employee portion for director-employees), with a maximum of 93,000 shares per year. At the close of that meeting, the number of directors (excluding outside directors) was 6.

The monetary compensation for the Company’s corporate auditors was resolved to be up to an annual amount of 100 million yen at the 161st Annual General Meeting of Shareholders held on June 27, 2023. At the conclusion of this General Meeting, the number of corporate auditors was 3 (including 3 outside corporate auditors).

(3)	Matters Concerning the Delegation of the Determination of Individual Directors’ Compensation

For the current fiscal year, the determination of individual directors’ compensation has been delegated to President and CEO Jun Kawasaki by the Board of Directors, within the compensation limits established by the resolution of the General Meeting of Shareholders. In determining individual compensation amounts, the President and CEO is subject to review by the Nomination and Compensation Advisory Committee and gives utmost consideration to its recommendations to ensure alignment with the Policy and fairness. This delegation was made because the President and CEO, in his capacity to oversee the entire management of the Company, is deemed best positioned to evaluate the achievement of individual performance targets and the implementation of various measures.

(4)	Total Compensation for the Current Fiscal Year

Officer Classification	Total amount of compensation, etc. (million yen)	Total by Type of Compensation (Millions of yen)			Number of Recipients (persons)
		Base Compensation		Stock Compensation
		Fixed Compensation	Performance-based Compensation
Directors (including Outside Directors)	267 (56)	183 (56)	55 (0)	28 (0)	11 (6)
Corporate Auditors (including Outside Corporate Auditors)	60 (42)	60 (42)	0 (0)	0 (0)	5 (4)
Total	328 (99)	244 (99)	55 (0)	28 (0)	16 (10)

(Note) The number of recipients includes 3 directors and 2 corporate auditors who retired during the current fiscal year.

(5)	Matters Concerning Performance-Based Compensation, etc.

The Company’s performance-based compensation is determined by taking into account the performance and its level of achievement relative to the targets set in the Medium-Term Management Plan. Specifically, the compensation is based on the planned values for consolidated operating profit and consolidated net income for the fiscal year, adjusted for the achievement rate of the previous fiscal year’s plan and individual performance contributions, and is paid as monthly compensation.

The performance indicators have been modified at the Board of Directors meeting in February 2023, based on the recommendations of the Nomination and Compensation Advisory Committee, to include consolidated net income in addition to the conventional consolidated operating profit. This change was made because, in addition to consolidated operating profit, which indicates the profit level of the Group’s core operations, the inclusion of consolidated net income—which is the bottom-line profit and is directly linked to ROE, etc.—is considered to contribute comprehensively to enhancing corporate value.

For trends in consolidated operating profit and consolidated net income, including those for the current fiscal year, please refer to “4. Trends in the Status of Assets and Profit and Loss” in item 4 of “1. Matters Concerning the Current Status of the Corporate Group” on page 4 above.

(6)	Matters Concerning Non-Monetary Compensation, etc.

In order to provide incentives to continuously enhance the Company’s corporate value and to further share value with our shareholders, the Company provides restricted stock compensation as non-monetary compensation to its directors, excluding outside directors.

Restricted stock compensation is provided annually, at a specified time after the close of the annual general meeting of shareholders, whereby all the monetary compensation claims granted according to rank are contributed as property in kind. The restriction period is a period of 3 to 30 years predetermined by the Company’s Board of Directors. Should a director retire from the position of director of the Company before the expiration of the restriction period, except in cases of term completion, death, or other legitimate reasons, the Company will acquire the allocated shares free of charge. Furthermore, if there is a legitimate reason for such retirement, the number of shares for which the restriction is to be lifted and the timing of such lifting will be reasonably adjusted as necessary, and at the time immediately following the lifting of the restriction, the Company will acquire any shares for which the restriction has not been removed, free of charge.

For the status of delivery of the stock compensation, please refer to “Status of Shares Issued to Company Officers as Consideration for the Performance of Their Duties during the Current Fiscal Year” in item 5 of “2 Matters related to the Company’s shares” on page 17 above.

6.	Matters Concerning Outside Officers

(1)	Status of Significant Concurrent Positions and Relationships between the Company and Other Organizations Where Concurrent Positions Are Held

Position	Name	Status of Significant Concurrent Positions
Directors	Nobuya Masuda	Attorney (Representative, Masuda Law Office)
	Naoko Shimura	Attorney (Partner, Nishimura & Asahi (Gaikokuho Kyodo Jigyo)) Part-time Lecturer, Department of Business Law, Graduate School of Law, Hitotsubashi University Outside Director, Nxera Pharma Co., Ltd.
	Tatsuya Tanaka	Outside Director, Nippon Light Metal Holdings Co., Ltd. Outside Director (Audit and Supervisory Committee Member), UBE Corporation Outside Director, Asahi Mutual Life Insurance Company
	Tokuya Wada	Advisor, Hokkaido Government Advisor, JFE Engineering Corporation Advisor, Matsuda & Partners

(Note) There is no special relationship between the Company and any of the organizations where the above concurrent positions are held.

(2)	Principal Activities During the Current Fiscal Year

Category	Name	Main Activities
Outside Director	Nobuya Masuda	As an Outside Director, it is expected that he will provide appropriate guidance drawn from his advanced legal knowledge and extensive experience in organizational management. He attended all 13 Board of Directors meetings held during the current fiscal year, offering significant insights into decision-making based on his long-standing experience and expertise in the legal profession over many years, as well as providing useful observations and important advice on the management of the Group. In addition, as a member of the Nomination and Compensation Advisory Committee, he attended the meetings of the Committee held during the current fiscal year and provided objective, impartial opinions on executive appointments and the compensation system.
Outside Director	Naoko Shimura	As an Outside Director, it is expected that she will provide appropriate guidance based on her extensive expertise in corporate legal affairs. She attended all 13 Board of Directors meetings held during the current fiscal year, offering important insights into decision-making with her well-developed experience and knowledge as a corporate lawyer, as well as providing useful observations and important advice on the management of the Group. Furthermore, as a member of the Nomination and Compensation Advisory Committee, she attended the meetings of the Committee held during the current fiscal year and delivered objective, impartial opinions regarding executive appointments and the compensation system.

Category	Name	Main Activities
Outside Director	Tatsuya Tanaka	As an Outside Director, it is expected that he will provide appropriate guidance based on his profound insights into corporate management. Since his appointment as a director on June 23, 2025, he has attended all 9 Board of Directors meetings held, offering significant opinions on decision-making drawn from his extensive experience and knowledge as a corporate executive over many years, as well as providing useful observations and important advice on the management of the Group. In addition, as the Chair of the Nomination and Compensation Advisory Committee, he attended the meetings of the Committee held during the current fiscal year and provided objective, impartial opinions on executive appointments and the compensation system while leading and managing the Committee.
Outside Director	Tokuya Wada	As an Outside Director, it is expected that he will provide appropriate guidance drawing on his deep expertise in environmental policy. Since his appointment as a director on June 23, 2025, he has attended all 9 Board of Directors meetings held, offering important opinions on decision-making based on his knowledge as a leading expert in environmental policy, as well as providing useful observations and important advice on the management of the Group. In addition, as a member of the Nomination and Compensation Advisory Committee, he attended the meetings of the Committee held during the current fiscal year and provided objective, impartial opinions on executive appointments and the compensation system.
Outside Corporate Auditor	Satoshi Yoshika	He attended all 13 Board of Directors meetings and all 11 Board of Corporate Auditors meetings held during the current fiscal year, providing fair audit opinions on business execution and management matters. Drawing on his extensive experience as a long-time business executive and his specialized expertise in finance and accounting, he offered recommendations to ensure the appropriateness of the Group’s decision-making.
Outside Corporate Auditor	Hiroki Kitagata	Since his appointment as a corporate auditor on June 23, 2025, he has attended all 9 Board of Directors meetings and all 9 Board of Corporate Auditors meetings held, providing unbiased audit opinions on business execution and management matters. Moreover, as a certified public accountant, he offered recommendations from a professional perspective to ensure the appropriateness of the Group’s decision-making.

5	Status of Accounting Auditor

1.	Name of the Accounting Auditor

Inoue Audit Corporation

2.	Amount of Fees, etc., for the Accounting Auditor for the Current Fiscal Year

(1)	Fees for Audit Services under Article 2, Paragraph 1 of the Certified Public Accountants Act

34 million yen

(2) Total Amount of Monetary and Other Economic Benefits to be Paid by the Company and its Subsidiaries

55 million yen

(Notes) 1.

Since the audit fees for audits conducted under the Companies Act and those under the Financial Instruments and Exchange Act are not clearly segregated and cannot be practically distinguished in the audit agreement between the Company and the accounting auditor, the amount in (1) is stated as a total.

2.	Among the Company’s significant subsidiaries, some special purpose companies (SPC) and overseas subsidiaries are audited by accounting auditors other than the Company’s accounting auditor.
3.

The board of corporate auditors, after conducting the necessary verification to determine whether the content of the accounting auditor’s audit plan, the execution status of the audit duties, and the basis for fee estimation are appropriate, has given its consent to the accounting auditor’s fees, etc.

3.	Policy on the Dismissal or Non-reappointment of the Accounting Auditor

The board of corporate auditors may dismiss the accounting auditor, based on the unanimous consent of all corporate auditors, if it determines that the accounting auditor falls under any of the dismissal grounds stipulated in each item of Article 340, Paragraph 1 of the Companies Act. In such a case, the corporate auditor appointed by the board of corporate auditors shall report the dismissal of the accounting auditor and the reasons for the dismissal at the first general meeting of shareholders convened thereafter.

Furthermore, in addition to the aforementioned cases, the board of corporate auditors, taking into account factors such as the audit quality, the effectiveness and efficiency of the audit process, and the continuity of the audit engagement, will decide on the proposal regarding the dismissal or non-reappointment of the accounting auditor to be submitted at the general meeting of shareholders if it determines that the accounting auditor is unsuitable.

(Notes) 1.	The figures presented in the business report are shown with values below the unit truncated.
2.	The share counts, expressed in thousands, in the business report are displayed after truncating amounts less than one thousand.

Company Structure and Policy

Pursuant to the provisions of the Companies Act on “establishing a system to ensure that the directors’ performance of their duties complies with laws and the Articles of Incorporation, and other systems prescribed by Ordinance of the Ministry of Justice for ensuring the proper conduct of business by the Company and the corporate group consisting of the Company and its subsidiaries”—the Board of Directors resolved the basic policy on the development of internal control systems for the Company and its subsidiaries as follows at its meeting held on May 12, 2023.

Basic Policy on the Establishment of Internal Control Systems

The Company will implement the following measures to ensure the proper conduct of business throughout the Company and its subsidiaries.

1.	A system to ensure that the execution of duties by the directors, etc., and employees of the Company and its subsidiaries complies with laws and the Articles of Incorporation

(1)

In order to ensure that the performance of duties by the directors and employees of the Company and its subsidiaries complies with laws and the Articles of Incorporation, the Company has established the “Tsukishima Holdings Group Purpose” and the “Tsukishima Holdings Group Corporate Policy.” Furthermore, the Company has established the “Tsukishima Holdings Group Corporate Code of Conduct – Our Five Commitments” and the “Tsukishima Holdings Group Corporate Conduct Standards,” which are to be observed by all officers and employees of the Company and its subsidiaries.

[Tsukishima Holdings Group Purpose]

Contributing to the World and Building a Better Tomorrow with Environmental Technologies

[Tsukishima Holdings Group Corporate Policy]

1. To make contribution to the society, the Company will dedicate to the industry development and environmental protection by making advantage of its leading edge technology.

1. Primarily targeting satisfaction of market demand, the Company will provide best products and services possible to customers.

1. While adhering to originality and vitality-based sustainable development, the Company is proud to be a profitable enterprise that deserves the loyalty of its staff.

[Tsukishima Holdings Group Corporate Code of Conduct – Our Five Commitments]

1. We will continue to be a sound and honest corporate group.

2. We will observe laws and regulations and base our actions on ethics.

3. We will protect the global environment and contribute to our society through our technology and services.

4. We will respect human rights.

5. We will create a safe and rewarding work environment.

(2)

The Company stipulates that its Board of Directors shall have full oversight of the execution of directors’ duties, and to enable prompt implementation of management decisions based on such oversight, directors responsible for execution shall concurrently serve as executive officers, while outside directors independently provide effective supervision and checks on business execution.

(3)

The Company shall deliberate on and approve, or receive reports on and acknowledge, important matters concerning the management of the Company and its subsidiaries at the Management Meeting—comprising directors with executive authority and held weekly in principle—as stipulated in our internal regulations. Additionally, matters submitted to the Board of Directors under the Regulations on Duties and Authority, or those that have a significant impact on the management of the Company or its subsidiaries, shall be deliberated on and approved, or reported to and acknowledged by, the Board of Directors.

(4)

The Company and its subsidiaries shall clarify responsibilities and business execution procedures based on job assignments and authority regulations in accordance with decisions made at the Management Meeting and the Board of Directors.

(5)

The Company and its subsidiaries shall specify the details in the “Tsukishima Holdings Group Corporate Conduct Standards” and various internal regulations (for example, the Basic Guidelines for Personal Information Protection, Trade Secret Management Regulations, Antimonopoly Compliance Program, and Insider Trading Prevention Regulations) in order to embody the “Tsukishima Holdings Group Corporate Code of Conduct – Our Five Commitments.”

(6)

To ensure the effectiveness of these regulations, the Company shall establish the “Tsukishima Holdings Group Compliance Committee” with the Representative Director and President serving as Chair. The officer in charge of the Compliance Committee shall be appointed as its Vice Chair to ensure thorough dissemination within the Company and its subsidiaries. Additionally, an Internal Audit Department shall be established and a “Tsukishima Holdings Group Corporate Ethics Hotline” set up to prevent and detect, at an early stage, any actions that do not comply with laws or the Articles of Incorporation. Along with the Company’s internal hotline and third-party dedicated reporting center, external lawyers and the Company’s full-time corporate auditor shall be designated as recipients for the Hotline.

(7)

The Company and its subsidiaries, with the objective of completely severing ties with antisocial forces, shall stipulate within the “Tsukishima Holdings Group Corporate Conduct Standards” the basic stance and guidelines for employee conduct in dealing with such forces. Based on these provisions, they will cooperate with the police and other relevant authorities and respond resolutely to any involvement with antisocial forces.

(8)

In order to verify the implementation of the foregoing, the Company’s Internal Audit Department shall conduct an internal audit in accordance with the regulations and report the results to the Board of Directors and the Board of Corporate Auditors.

2.	System for the Preservation and Management of Information Related to the Execution of Directors’ Duties by the Company

(1)

The Company, in accordance with the “Document Management Regulations,” shall preserve and manage information related to the execution of directors’ duties, ensuring that both directors and corporate auditors have continuous access to these documents.

(2)	These records are preserved for a minimum of 10 years in either electronic or paper form, with a review of the recording methods as necessary in the future.

3.	Regulations and Other Systems for Managing the Risk of Loss for the Company and its Subsidiaries

(1)

In order to manage the risk of loss for the Company and its subsidiaries, the Company has established the “Tsukishima Holdings Group Risk Management Regulations.” In the event of a crisis, the “Crisis Management Committee”—comprising directors from the Company and its subsidiaries—will oversee crisis management for the subsidiaries. As its standing body, the Crisis Management Committee shall set up a “Crisis Management Committee Secretariat” composed of the General Affairs Department and other related departments to execute necessary crisis management activities. During normal operations, the Compliance Promotion Department shall conduct risk analyses and collect and manage risk-related information, reporting to management as required.

(2)

In the event that large-scale disasters or similar incidents occur that materially impact the overall management of the Company and its subsidiaries, the Company will establish a “Response Headquarters” headed by the Representative Director and President, and will institute measures to minimize damages and other impacts.

(3)

The Company and its subsidiaries shall specify detailed crisis response measures in various manuals (for example, disaster prevention handbooks, earthquake disaster prevention manuals, and emergency contact manuals) to ensure prompt action in emergencies.

(4)

To prevent incidents and accidents related to information security, the Company will establish the “Basic Information Security Policy” and “Information Security Measures Standards” and implement comprehensive information security measures covering both human and IT system aspects. On the human side, employee training and awareness initiatives regarding information security will be promoted, while on the system side, continuous improvements and upgrades will be pursued to keep security measures current, thereby minimizing risks.

4.	System to Ensure the Efficient Execution of Duties by the Company’s and its Subsidiaries’ Directors, etc.

(1)

The Company and its subsidiaries shall establish a Medium-Term Management Plan and corresponding annual plans, set specific objectives for each business division and department, and review these objectives monthly to enhance the likelihood of target achievement and ensure operational efficiency.

(2)

The Company and its subsidiaries shall clarify the duties and authorities of each position through the Regulations on Duties and Authority, thereby efficiently executing the decisions of the Board of Directors and allocating responsibilities accordingly.

5.	System to Ensure the Evaluation and Audit of Internal Controls over Financial Reporting

The Company, in compliance with the “Evaluation of Internal Controls over Financial Reporting by Management and Audit by Certified Public Accountants, etc.” mandated under the Financial Instruments and Exchange Act (effective since the fiscal year beginning April 1, 2008), has established an internal control framework for itself and its consolidated subsidiaries. With advice from external experts, the Company assesses and evaluates the status and effectiveness of internal controls at both an enterprise-wide and key business process level in accordance with the Financial Instruments and Exchange Act and related guidelines, rectifies any deficiencies, and prepares an internal control report for audit by an accounting firm.

6.	System to Ensure the Proper Conduct of Operations within the Corporate Group Consisting of the Company and its Subsidiaries

(1)

The Company and its subsidiaries have established a three-line defense system consisting of business divisions (first line), administrative divisions (second line), and internal audit divisions (third line) to ensure the appropriateness of their operations and to develop governance and risk management systems. Additionally, the Company appoints directors of its subsidiaries as “Compliance Officers” to provide guidance on the “Tsukishima Holdings Group Corporate Conduct Standards” and includes them as members of the “Tsukishima Holdings Group Compliance Committee,” thereby establishing a system to ensure the appropriateness of operations within the corporate group.

(2)

The Company and its subsidiaries shall set forth a Medium-Term Management Plan, corresponding annual plans, and specific targets to ensure proper operations. The Company will enhance the likelihood of achieving these targets and ensure operational efficiency by reviewing the subsidiaries’ performance at the quarterly Group Progress Review Committee.

(3)

With respect to the management of its subsidiaries, while respecting their autonomy, the Company shall require regular reporting and seek prior consent for significant matters in accordance with the Tsukishima Holdings Group Company Management Regulations. To monitor and appropriately guide subsidiary activities, the Company will establish a compliance framework centered on the Tsukishima Holdings Group Compliance Committee.

(4)

In addition, the Company will dispatch “Directors and Corporate Auditors” to its subsidiaries. Moreover, the Company’s internal audit department will conduct internal audits and report the findings to the Board of Directors and the Board of Corporate Auditors.

7.	Matters Concerning Employees to Assist the Company’s Corporate Auditors When So Requested, and the Independence of Such Employees from Directors

The Company, upon receiving a request from its corporate auditors for assistance, will hold prior consultations between directors and corporate auditors regarding the personnel and the independence of such employees from the directors, and will establish a system for appointing employees to assist the corporate auditors.

8.	Matters Concerning the Effectiveness of Instructions to Employees Appointed to Assist the Company’s Corporate Auditors

Such employees shall carry out their supporting duties under the direction and orders of the corporate auditors, independent of any orders from the directors.

9.	System for Reporting to the Company’s Corporate Auditors

(1)

The Company shall define the information necessary for the corporate auditors to perform their duties as “matters to be reported by directors and employees” and ensure that such information is provided to the corporate auditors. Furthermore, a system will be established to secure opportunities for corporate auditors to attend important meetings related to business decision-making and to circulate regular reports and key documents to the corporate auditors.

(2)	The Company’s corporate auditors shall regularly hold opinion exchange meetings with the Company’s representative directors and the auditing firm.

(3)	The officers and employees of the Company and its subsidiaries shall promptly provide an appropriate report when requested by the Company’s corporate auditors regarding business operations.

(4)

The Company’s internal audit department shall periodically report to the Company’s corporate auditors on the status of internal audits conducted by the Company and its subsidiaries. In addition, the Company’s compliance promotion department shall periodically report to the Company’s corporate auditors on matters such as compliance and internal reporting via the Tsukishima Holdings Group Corporate Ethics Hotline.

10.	A System to Ensure That Persons Who Have Reported to the Company’s Corporate Auditors Are Not Subject to Any Disadvantageous Treatment Solely on the Basis of Such Reporting

The Company prohibits any disadvantageous treatment based on reporting to the Company’s corporate auditors for officers and employees of the Company and its subsidiaries, and makes this policy known to all such personnel.

11.	Matters Concerning the Policies for Handling Expenses or Liabilities Arising from the Execution of Duties by the Company’s Corporate Auditors

The Company allocates a fixed annual budget to cover expenses incurred by the Company’s corporate auditors in the execution of their duties. Furthermore, if the corporate auditors submit a request for advance payment or similar claims exceeding the fixed budget, such expenses or liabilities shall be promptly processed after due deliberation.

12.	Other System to Ensure the Effective Conduct of Audits by the Company’s Corporate Auditors

(1)

The Company’s corporate auditors shall, in the performance of their audit duties, focus on preventing misconduct in advance and emphasize audits related to compliance, risk management, and internal control.

(2)

The Company’s Board of Corporate Auditors shall appoint outside corporate auditors from among highly experienced directors of other companies, former directors, lawyers, certified public accountants, academics, or other individuals with equivalent qualifications of business activities, in order to check and maintain independence from the Company’s Board of Directors.

Overview of the operational status of the internal control system

The Company is committed to the proper implementation of its basic policy for establishing an internal control system. The following is an overview of the operational status for the current fiscal year.

1.	Status of Compliance Initiatives

(1)	Status of Initiatives concerning Organization and Structure

At the Company and its subsidiaries, a three-line defense system—comprising the business division (first line), the administrative division (second line), and the internal audit department (third line)—has been established and is in operation. In addition, the Tsukishima Holdings Group Compliance Committee, consisting of the Company’s Representative Director and President (Chair), the officer in charge of the Compliance Committee (Vice Chair), heads of departments within Tsukishima Holdings (Committee Members), and compliance officers of each subsidiary (Members), monitors the status of compliance operations and implements corrective actions and improvements as necessary to enhance effectiveness. For particularly important subsidiaries, measures such as establishing an internal audit department and appointing a full-time corporate auditor have been taken to strengthen the system. Moreover, an internal reporting system, the “Tsukishima Holdings Group Corporate Ethics Hotline,” has been established for use by all officers and employees of the Company and its subsidiaries. This internal reporting system clearly stipulates in its operational regulations that complainants or informants shall not suffer any disadvantage, and, in addition to in-house and dedicated reporting centers, external lawyers and the Company’s full-time corporate auditor are appointed as recipients (persons engaged in responding to whistleblowing reports) and bound by confidentiality obligations. “Corporate Ethics Hotline Usage Cards” are also distributed to all personnel to ensure widespread awareness and to help prevent and promptly detect any non-compliant behavior.

(2)	Status of Initiatives concerning Regulations and Rules

The Group has defined its social significance as the “Tsukishima Holdings Group Purpose” and positioned it as the highest management philosophy. In addition, the Group’s aspirations and desired future are established as the “Tsukishima Holdings Group Corporate Policy.” To achieve these, the mode of conduct is defined in the “Tsukishima Holdings Group Corporate Code of Conduct – Our Five Commitments,” and the specific guidelines for individual behavior based on these principles are set forth in the “Tsukishima Holdings Group Corporate Conduct Standards.”

Furthermore, the Group revises its various regulations as necessary and communicates them to the Company and its subsidiaries while conducting training to promote compliance. In the current fiscal year, in response to heightened awareness of business and human rights principles both domestically and internationally, supplier surveys have been conducted and in-house training based on the “Tsukishima Holdings Group Human Rights Handbook” has been implemented.

(3)	Status of Initiatives concerning Education

Every October is designated as Tsukishima Holdings Group Corporate Ethics Month, during which various awareness activities related to compliance are conducted, and e-learning programs are employed to ensure that compliance awareness permeates the organization.

2.	Status of Initiatives to Ensure the Appropriateness and Efficient Execution of Directors’ Duties

The Company’s Board of Directors is composed of 8 directors, including 4 outside directors, and attended by 3 corporate auditors (of whom 2 are outside corporate auditors). During the current fiscal year, the board held 13 meetings, during which directors and corporate auditors actively exchanged views on agenda items to ensure effective decision-making and oversight.

In addition, the effectiveness of the Board of Directors is analyzed and evaluated based on the results of surveys conducted among directors and corporate auditors.

Furthermore, we have established a Medium-Term Management Plan along with an annual plan based on it, and we review and verify the situation on a monthly basis, devising and implementing countermeasures as needed. With respect to decisions made by the Board of Directors, we clearly define the duties and authorities of each position in accordance with the Regulations on Duties and Authority, thereby ensuring their execution in an organized and efficient manner.

3.	Status of Initiatives concerning Management of Risk of Loss

With regard to risks that could significantly impact the business operations of the Company and its subsidiaries, we have established the Tsukishima Holdings Group Risk Management Regulations and are addressing these risks primarily through the Crisis Management Committee.

In this fiscal year, we have conducted Business Continuity Plan (BCP) drills based on the revised regulations related to the BCP to enhance our emergency response capabilities.

Following the amendment and entry into force of the Act against Delay in Payment of Subcontract Proceeds, etc. to Subcontractors (the Subcontract Act), we have implemented in-house education and training on the Act on Preventing Delay in Payment to Small and Medium-Sized Entrusted Business Operators in Relation to Manufacturing Consignment (the SME Transactions Act), thereby ensuring fair transactions and strengthening our legal compliance framework.

Furthermore, regarding information security measures, in addition to the conventional dissemination of rules and training, we have initiated the implementation of automated management and monitoring systems to strengthen controls that do not rely on human judgment. Through this initiative, we aim to enhance the effectiveness of our information security measures and ensure the stable operation of our internal control systems.

In addition, as part of our initiatives to respect human rights, we conducted a survey on the status of human rights initiatives among our business partners involved in our operations. This effort aims to identify human rights risks within the supply chain and to ensure the proper operation of our internal control systems.

4.	Status of Initiatives to Ensure the Appropriateness of Operations at the Company and its Subsidiaries

By appointing our directors and executive officers to the boards of our subsidiaries, we oversee whether the execution of duties by the directors, etc. of our subsidiaries is carried out in an appropriate and efficient manner.

Regarding the management of our subsidiaries, our Corporate Planning Division and various committees have established and oversee the management system for our subsidiaries. In accordance with the Tsukishima Holdings Group Company Management Regulations, subsidiaries submit prior approval requests and regular reports on significant matters to the relevant department of the Company. In addition, the Company holds a Group Progress Review Committee on a quarterly basis to review the progress of the annual plans derived from the subsidiaries’ Medium-Term Management Plans.

Furthermore, our Internal Audit Department conducts internal audits of the Company and its subsidiaries based on the internal audit plan, and reports the results to the Board of Directors and the Board of Corporate Auditors.

5.	Status of Initiatives to Ensure the Effective Performance of Corporate Auditors’ Duties

The Board of Corporate Auditors, which is composed of three corporate auditors including two full-time corporate auditors, held 11 meetings during the current fiscal year, during which it discussed and resolved audit-related matters. In addition, the necessary expenses for audits have been budgeted. A system is in place under which the Company’s Internal Audit Department, serving as the secretariat of the Board of Corporate Auditors, assists the corporate auditors in the execution of their duties.

The corporate auditors regularly exchange views with the Company’s Representative Director and President and other directors, as well as with the accounting auditor, and attend important meetings such as the Board of Directors and Management Meeting. They conduct audits of the execution of directors’ duties while also reviewing the establishment and operation of the internal control systems.

Furthermore, the Company’s Internal Audit Department regularly reports on the status of internal audits at the Company and its subsidiaries to the corporate auditors. Meanwhile, the Company’s Compliance Promotion Department also regularly reports to the corporate auditors on matters such as compliance and internal reporting through the “Tsukishima Holdings Group Corporate Ethics Hotline,” and at the same time ensures that all officers and employees of the Company and its subsidiaries are made fully aware that they will not be subject to any disadvantageous treatment for having reported to the corporate auditors.

Consolidated Balance Sheet	(as of March 31, 2026)
Item	Amount
Assets
Current assets	131,548
Cash and deposits	30,046
Bills receivable]	61
Electronically recorded monetary claims	3,042
Accounts receivable	42,372
Contract assets	37,398
Securities	10,100
Merchandise and manufactured goods	127
Work in process	3,191
Raw materials and materials	857
Other	4,476
Allowance for doubtful accounts	(127)
Fixed assets	71,473
Tangible fixed assets	32,222
Buildings and structures	11,570
Machinery, equipment and equipment for transportation	11,803
Land	7,125
Leased assets	1,050
Construction in progress	194
Other	477
Intangible fixed assets	5,874
Goodwill	2,280
Customer-related assets	2,504
Other	1,088
Investments and other assets	33,377
Investment securities	27,060
Long-term loans	89
Deferred tax assets	2,547
Net defined benefit asset	1,536
Other	2,249
Allowance for doubtful accounts	(106)
Total assets	203,021

(Millions of yen)
Item	Amount
Liabilities
Current liabilities	55,998
Bills and accounts payable	18,212
Electronically recorded monetary obligations	2,193
Short-term borrowings	50
long-term borrowings that will be paid within one year	1,736
Lease obligations	292
Accrued corporate tax, etc.	8,118
Contract liabilities	9,764
Allowance for bonus	3,713
Allowance for warranties for completed construction	924
Allowance for loss on construction	1,165
Allowance for disaster losses	1
Other	9,822
Fixed liabilities	29,557
Bonds	5,000
Long-term borrowings	9,952
Lease obligations	632
Deferred tax liabilities	7,035
Allowance for retirement benefits for officers	238
Allowance for share-based payments	103
Liabilities regarding retirement benefit	3,778
Asset retirement obligations	1,083
Other	1,732
Total liabilities	85,555
Net assets
Shareholders’ equity	83,348
Stated capital	6,646
Capital surplus	6,054
Retained earnings	72,196
Treasury stock	(1,549)
Other accumulated comprehensive income	14,841
Valuation difference on other marketable securities	12,325
Deferred gains or losses on hedges	24
Exchange conversion adjustment accounts	780
Remeasurements of defined benefit plans	1,710
Non-controlling interests	19,276
Total net assets	117,466
Total liabilities and net assets	203,021

Consolidated Statement of Income	(from April 1, 2025 to March 31, 2026)	(Millions of yen)
Item	Amount
Net sales		148,954
Cost of sales		117,832
Gross profit		31,122
Selling, general and administrative expenses		21,279
Operating profit		9,842
Non-operating revenues
Interest income	284
Dividend income	773
Investment returns calculated when the equity method is applied	91
Gain on investments in silent partnerships	371
Other	146	1,666
Non-operating expenses
Interest expenses	111
Commission expenses	260
Foreign exchange losses	47
Other	101	521
Ordinary income		10,987
Extraordinary profit
Gain on sale of fixed assets	12,032
Gain on sale of investment securities	3,314
Gain on liquidation of affiliates	121
Insurance income	151	15,619
Extraordinary losses
Loss on sale and retirement of fixed assets	187
Impairment losses	180
Loss on disaster	145	513
Net profit before income tax adjustment		26,093
Corporation tax, residents tax and business tax	9,221
Adjustments for corporation tax, etc.	(1,739)	7,482
Net profit		18,611
Net profit attributable to non-controlling interests		1,700
Net profit attributable to owners of the parent		16,910

Consolidated Statement of Changes in Equity (from April 1, 2025 to March 31, 2026)					(Millions of yen)
	Shareholders’ equity
	Share capital	Capital surplus	Retained earnings	Treasury stock	Total shareholders’ equity
Balance at beginning of period	6,646	6,055	70,445	(1,047)	82,101
Changes during period
Dividends of surplus			(3,937)		(3,937)
Profit attributable to owners of parent			16,910		16,910
Purchase of treasury stock				(12,797)	(12,797)
Disposal of treasury stock		(130)		1,277	1,146
Cancellation of treasury stock		(11,017)		11,017	—
Changes in scope of consolidation			(74)		(74)
Transfer from retained earnings to cover negative balance of other capital surplus		11,148	(11,148)		—
Change in ownership interest of parent due to purchase of shares of consolidated subsidiaries		(0)			(0)
Net changes in items other than shareholders’ equity
Total changes during period	—	(0)	1,751	(502)	1,247
Balance at end of period	6,646	6,054	72,196	(1,549)	83,348

	Accumulated other comprehensive income
	Valuation difference on available-for- sale securities	Deferred gains or losses on hedges	Foreign currency translation adjustment	Remeasurements of defined benefit plans	Total accumulated other comprehensive income	Non- controlling interests	Total net assets
Balance at beginning of period	9,732	(1)	500	728	10,960	18,993	112,054
Changes during period
Dividends of surplus							(3,937)
Profit attributable to owners of parent							16,910
Purchase of treasury stock							(12,797)
Disposal of treasury stock							1,146
Cancellation of treasury stock							—
Changes in scope of consolidation							(74)
Transfer from retained earnings to cover negative balance of other capital surplus							—
Change in ownership interest of parent due to purchase of shares of consolidated subsidiaries							(0)
Net changes in items other than shareholders’ equity	2,593	25	279	981	3,880	282	4,163
Total changes during period	2,593	25	279	981	3,880	282	5,411
Balance at end of period	12,325	24	780	1,710	14,841	19,276	117,466

(Reference) Consolidated Statement of Cash Flows (Summary)		(Millions of yen)
Category	Previous Consolidated Fiscal Year (From April 1, 2024 to March 31, 2025)	Current Consolidated Fiscal Year (From April 1, 2025 to March 31, 2026)

Cash flows from operating activities	18,463	5,161
Cash flows from investing activities	1,434	27,168
Cash flows from financing activities	(20,473)	(21,638)
Translation differences on cash and cash equivalents	346	348
Net increase (decrease) in cash and cash equivalents	(227)	11,039
Cash and cash equivalents at beginning of the fiscal year	27,601	27,465
Increase in cash and cash equivalents due to new consolidation	91	46
Increase in cash and cash equivalents due to exclusion from consolidation	—	(385)
Cash and cash equivalents at end of the fiscal year	27,465	38,166

•	Cash flows from operating activities

Cash and cash equivalents (hereinafter referred to as “funds”) generated from operating activities amounted to 5.161 billion yen (compared to 18.463 billion yen in the previous consolidated fiscal year). This was primarily due to factors decreasing funds, such as an increase of 10.4 billion yen in trade receivables and contract assets and income taxes paid of 2.727 billion yen, offset by factors increasing funds, including the recording of profit before income tax adjustments of 26.093 billion yen.

•	Cash flows from investing activities

Funds obtained as a result of investing activities amounted to 27.168 billion yen (compared to 1.434 billion yen in the previous consolidated fiscal year). This was primarily due to factors such as proceeds from sales of tangible fixed assets, including the sale of logistics facilities, of 22.158 billion yen, and proceeds from the sale and redemption of securities and investment securities, which amounted to 5.096 billion yen.

•	Cash flows from financing activities

The funds used as a result of financing activities amounted to 21.638 billion yen (compared to an expenditure of 20.473 billion yen in the previous consolidated fiscal year). This was primarily due to factors such as a decrease in funds resulting from an expenditure of 12.797 billion yen for the acquisition of treasury stock, an expenditure of 3.937 billion yen for dividend payments, and an expenditure of 3.925 billion yen for the repayment of long-term borrowings.

Consolidated Notes

(Notes on key matters fundamental to the preparation of the consolidated financial statements)

1.	Matters Related to the Scope of Consolidation

(1)	Consolidated Subsidiaries

Number of companies	29 companies

Company Name	Tsukishima JFE Aqua Solution Co., Ltd.
Tsukishima Kikai Co., Ltd.
Tsukishima & J Technology Maintenance Service CO., LTD.
SUN ECO THERMAL Co., Ltd.
Tsukishima Kankyo Engineering Ltd.
Samukawa Water Service Co., Ltd.
Tsukishima Business Support Co., Ltd.
TSK Engineering (Thailand) Co., Ltd.
BOKELA GmbH
Owari Water & Energy Co., Ltd.
SANSHIN KOGYO Co., Ltd.
Advance Three Co., Ltd.
PRIMIX Holdings Co., Ltd.
PRIMIX Corporation
PRIMIX Plus Co., Ltd.
Biocoal Kyoto Toba Co., Ltd.
Yokohama Nishiya Water Service Co., Ltd.
Ichihara BioCycle Co., Ltd.
Tsukishima & J Aqua Machine and Service Co., Ltd.
Yokohama Bay Link Co., Ltd.
bay eggs Co., Ltd.
HAKONESUIDOU PARTNER’S Co., Ltd.
Nagaoka BioCube Co., Ltd.
Toyohashi Biowill Co., Ltd.
AquaPex Oyama Co., Ltd.
AquaPex Sakai Co., Ltd.
Oyama Energy Cycle Co., Ltd.
Green Cycle Power Iwaki Co., Ltd.
Tsubame-Yahiko Water Service Co., Ltd.

Additionally, Tsubame-Yahiko Water Service Co., Ltd., which had been a non-consolidated subsidiary up to the previous consolidated fiscal year, has been included in the scope of consolidation from the current consolidated fiscal year due to its increased significance.

Furthermore, as TSK Engineering (China) Co., Ltd., which had been a consolidated subsidiary, has been liquidated, it has been excluded from the scope of consolidation from the current consolidated fiscal year.

(2)	Major Non-Consolidated Subsidiaries

Company Name	Tsukishima Engineering Malaysia Sdn. Bhd.

(Reason for Exclusion from the Consolidated Scope)

The 12 non-consolidated subsidiaries are all small-scale companies, and their combined total assets, net sales, profit or loss (in proportion to their shareholdings) and retained earnings (in proportion to their shareholdings) etc. have no material impact on the consolidated financial statements.

2.	Matters Related to the Application of the Equity Method

(1)	Affiliated Companies Subject to the Equity Method

Number of companies	10 companies

Company Name	Edogawa Water Service Co., Ltd.
Biocoal Hiroshima West Co., Ltd.
Biocoal Plant Service Co., Ltd.
Biocoal Kumamoto South Co., Ltd.
Hybrid Chemical Co., Ltd.
Biocoal Osaka Hirano Co., Ltd.
Biocoal Yokohama South Co., Ltd.
Biocoal Kyoto Rakusai Co., Ltd.
Biocoal Fukuoka Mikasagawa Co., Ltd.
Hamamatsu Water Symphony K.K.

(2)

With respect to the non-consolidated subsidiaries (Tsukishima Engineering Malaysia Sdn. Bhd. and 11 other companies) and the affiliated companies (5 companies), because their profit or loss (in proportion to their shareholdings) and retained earnings (in proportion to their shareholdings), etc., even if excluded from the scope of the equity method, have an immaterial impact on the consolidated financial statements and are not material as a whole, they have been excluded from the scope of application of the equity method.

3.	Matters Concerning Accounting Policies

(1)	Criteria and Methods for the Valuation of Significant Assets

(i)	Valuation Criteria and Methods for Securities

• Bonds held to maturity	Amortized cost method (straight-line method)

• Other securities

Securities other than Shares, etc. without market prices	Fair value method (with all valuation differences reported directly in net assets, and the cost of securities sold calculated using the moving average method)

Shares, etc. without market prices	Cost method using the moving average method Additionally, for investments in partnerships based on silent partnership agreements (deemed securities under Article 2, Paragraph 2 of the Financial Instruments and Exchange Act), the Company’s share of the net profit or loss of the partnership is incorporated.

(ii)	Valuation Criteria and Methods for Derivative Transactions

Fair value method

(iii)	Valuation Criteria and Methods for Inventories

Inventories held for ordinary sales purposes

The valuation basis adopted is the cost method (a method of writing down book value in response to a decline in profitability)

• Work in process	Specific identification method

• Raw materials	Periodic average method

• Supplies	Moving average method

(2)	Method of Depreciation for Significant Depreciable Assets

(i)	Property, plant and equipment (excluding leased assets)

The Company and its domestic consolidated subsidiaries apply the declining balance method, while its overseas consolidated subsidiaries use the straight-line method.

However, for buildings (excluding building-related equipment) acquired by the Company and domestic consolidated subsidiaries on or after April 1, 1998, as well as for building-related equipment, structures, and machinery and equipment related to power generation acquired on or after April 1, 2016, the straight-line method is adopted.

In addition, for assets acquired on or before March 31, 2007, an equal depreciation method is applied over a period of 5 years beginning with the consolidated fiscal year following the year in which depreciation up to the depreciable limit was completed.

(ii)	Intangible assets (excluding leased assets)

The straight-line method is adopted.

Furthermore, software for internal use is amortized based on its estimated useful life within the Company (5 years).

In addition, customer-related intangible assets are based on the period during which their effects apply (5 to 23 years).

(iii)	Leased assets

Leased assets pertaining to finance lease transactions without transfer of ownership

The straight-line method is adopted, with the lease term as the useful life and a residual value of zero.

(3)	Significant Recognition Criteria for Provisions

(i)	Allowance for doubtful accounts	To prepare for bad debt losses on trade receivables, loans, etc., an amount is recorded based on the historical bad debt rate for general receivables, and for specific receivables such as doubtful receivables, the estimated uncollectible amount is recorded based on an individual assessment of collectability.

(ii)	Provision for bonuses	To provide for the payment of bonuses to be paid to employees, an estimated amount based on the estimated payment is recorded.

(iii)	Provision for warranties for completed construction	To prepare for costs based on liability for non-conformity with the contract related to completed construction and costs for free services, a provision is recorded based on a certain calculation standard derived from past experience rates (calculated separately for domestic and overseas construction). For specific individual construction projects, the necessary amount is estimated and recorded.

(iv)	Provision for loss on construction contracts	To prepare for losses on contracted construction, the estimated amount of such losses is recorded as a provision for construction projects among undelivered works at the end of the current consolidated fiscal year for which losses are expected to occur and the amount of such losses can be reasonably estimated.

(v)	Provision for retirement benefits for directors (and other officers)	Some consolidated subsidiaries record the amount required to be paid at the end of the current consolidated fiscal year based on internal regulations to allocate retirement benefits to be paid upon the retirement of officers.

(vi)	Provision for share-based payments	To prepare for the future delivery of the Company’s shares, etc. to employees, the portion of the estimated payment amount that is deemed to have been incurred as of the end of the current consolidated fiscal year is recorded.

(4)	Accounting Treatment for Retirement Benefits

(i)	Method for Allocating the Projected Retirement Benefit Amount Over the Period

In calculating retirement benefit obligations, the method of attributing the projected retirement benefit amount to the period up to the end of the current consolidated fiscal year is based on the benefit formula basis.

(ii)	Methods for Recognizing the Expense for Actuarial Differences and Past Service Costs

Actuarial differences are expensed from the consolidated fiscal year following the year in which they occur, based on the straight-line method over a fixed period of 7 years within the average remaining service period of employees at the time of occurrence.

Past service costs are expensed using the straight-line method over a fixed period within the average remaining service period at the time of occurrence (14 years for the Company, and 13 to 14 years for some consolidated subsidiaries).

(iii)	Adoption of a Simplified Method for Small Enterprises, etc.

Some consolidated subsidiaries apply a simplified method in the calculation of retirement benefit liabilities and expenses, whereby the amount that would be payable if all eligible employees voluntarily retired at the end of the fiscal year is treated as the retirement benefit obligation.

(5)	Significant Recognition Criteria for Revenue and Expenses

Net sales arising from contracts with customers

The Group determines the method of revenue recognition based on the following five steps: (1) identifying the contract, (2) identifying the performance obligations, (3) determining the transaction price, (4) allocating the transaction price to the performance obligations, and (5) recognizing revenue upon satisfaction of the performance obligations.

In the Water Environment Business, the primary activities include contract construction of plants such as water purification plants and sewage treatment plants, the sale of various equipment used in these plants, and the provision of operation and maintenance services for water purification plants and sewage treatment facilities.

In the Industrial Business, the primary activities include contract construction of plants in the chemical and life sciences sectors, as well as facilities for treating liquid waste, solid waste, exhaust gas, and wastewater, and the sale of equipment used in these plants.

For revenue arising from contract construction, revenue is recognized over the contract period as performance obligations are satisfied, based on the estimated percentage of completion determined by the ratio of incurred costs to the estimated total contract cost. Where a performance obligation is not satisfied over time, it is deemed to be satisfied at a point in time, and revenue is recognized when control of the goods or services is transferred to the customer, such as upon completion of the customer’s inspection, depending on the terms of the contract.

Additionally, revenue from operation and maintenance services is recognized over the contract period in which the services are provided, in accordance with the duration of the service.

The consideration for these transactions typically comes due in the short term and does not include any significant financial component in the contracts.

(6)	Other Important Matters for the Preparation of Consolidated Financial Statements

(i) Accounting treatment of consumption taxes	Non-deductible consumption taxes and local consumption taxes related to assets are treated as expenses for the current consolidated fiscal year.

(ii) Significant hedge accounting methods

In principle, deferred hedge accounting is applied.

For forward foreign exchange contracts meeting the allocation treatment requirements, allocation treatment is applied. For interest rate swaps meeting the special treatment requirements, special treatment is applied. For interest rate currency swaps meeting the integrated treatment requirements (special treatment and allocation treatment), integrated treatment is applied.

(iii) Goodwill amortization method and period	Goodwill is amortized using the straight-line method over a period of 10 to 20 years.

(iv) Deferred asset treatment Bond issuance costs	The entire amount is expensed as incurred.

4.	Notes on Changes in Presentation

(Consolidated Balance Sheet)

In the previous consolidated fiscal year, “Securities” that were included in the “Other” category of current assets have become more material in amount, and as such, have been presented separately from the current consolidated fiscal year onward.

(Consolidated Statement of Income)

In the previous consolidated fiscal year, the “Gain on investments in silent partnerships” that was included under “Other” in “Non-operating income” has been separately disclosed from the current consolidated fiscal year due to its increased materiality.

In the previous consolidated fiscal year, the “Reversal of allowance for doubtful accounts” in “Non-operating income,” which had been presented separately, is now included under “Other” in “Non-operating income” in the current consolidated fiscal year due to its diminished materiality.

In addition, in the previous consolidated fiscal year, the “Guarantee commission expenses” under “Non-operating expenses,” which had been disclosed separately, are now included under “Other” in “Non-operating expenses” in the current consolidated fiscal year due to their reduced materiality.

5.	Notes on Accounting Estimates

(1)	Revenue from Construction Contracts

(i) The amount recognized in the consolidated financial statements for the current consolidated fiscal year

Accounts receivable	42,372 Million yen
Contract assets	37,398 Million yen
Contract liabilities	9,764 Million yen
Net sales	148,954 Million yen

(ii) Other information that aids the understanding of the users of the consolidated financial statements regarding the accounting estimates

Revenue from construction contracts is recognized over a period as the Company and its consolidated subsidiaries, in principle, satisfy the performance obligations. The method used to estimate the progress rate for fulfilling these performance obligations is primarily based on an input method using the costs incurred. Due to the possibility of changes in costs incurred as construction advances, the estimates and assumptions are continuously reviewed. In the current consolidated fiscal year, the revenue recognized by this method amounted to 76,737 million yen.

(Notes on the Consolidated Balance Sheet)

1.	Secured Assets and Secured Liabilities

The assets pledged as collateral are as follows.

Deposits	1,836 Million yen
Accounts receivable	9,590 Million yen
Short-term loans receivable	11 Million yen
Accounts receivable - other	11 Million yen
Investment securities	176 Million yen
Long-term loans receivable	89 Million yen
Total	11,717 Million yen

The secured liabilities corresponding to the above are as follows.

(1)	Deposits, accounts receivable, and accounts receivable - other

Current portion of long-term borrowings	874 Million yen
Long-term borrowings	9,758 Million yen
Total	10,633 Million yen

(2)	Short-term loans receivable, investment securities, and long-term loans receivable

This relates to borrowings of 3,005 million yen by subsidiaries and associates, etc. from financial institutions.

In addition to the above secured assets, investment securities amounting to 184 million yen have been provided to the City of Osaka as a guarantee deposit for a power generation business contract.

2. Accumulated depreciation of property, plant and equipment	25,161 Million yen

(Notes on the Consolidated Statement of Changes in Equity)

1.	Total number of issued shares as of the end of the consolidated fiscal year

Common Stock	40,125,800 Shares

2.	Matters Relating to the Distribution of Surplus

(1)	Dividend Payment Amount

Resolution	Type of Stock	Total dividends (million yen)	Dividend per Share (Yen)	Record Date	Effective Date
Board of Directors meeting held on May 9, 2025	Common Stock	2,262	52.00	March 31, 2025	June 3, 2025
Board of Directors meeting held on November 7, 2025	Common Stock	1,674	42.00	September 30, 2025	December 1, 2025

(Notes) 1.	The total dividend amount resolved by the Board of Directors on May 9, 2025, includes dividends of 21 million yen for the Company’s shares held by the E-Ship Trust.
2.	The total amount of dividends resolved by the Board of Directors on November 7, 2025, includes dividends of 10 million yen for the Company’s shares held by the E-Ship Trust.

(2)	Dividends with a record date in the current consolidated fiscal year and an effective date in the following consolidated fiscal year

Resolution	Type of Stock	Source of Dividends	Total dividends (million yen)	Dividend per Share (Yen)	Record Date	Effective Date
Board of Directors meeting held on May 12, 2026	Common Stock	Retained Earnings	1,701	43.00	March 31, 2026	June 4, 2026

(Notes on Financial Instruments)

1.	Matters Concerning the Status of Financial Instruments

(1)	Policy on Financial Instruments

The Group limits its investment activities to short-term deposits, etc., and in principle utilizes bank borrowings for fund procurement. Derivative transactions are employed to hedge against the risk of interest rate fluctuations on borrowings and foreign exchange risks on foreign currency-denominated claims and liabilities, and are not conducted for speculative purposes.

(2)	The Content of Financial Instruments, Their Risks, and the Risk Management Framework

Notes receivable, accounts receivable, electronically recorded monetary claims - operating, and contract assets are exposed to customer credit risk. In this regard, the Company adheres to its credit management regulations by managing due dates and balances for each counterparty and by reviewing each counterparty’s credit status on an annual basis. Furthermore, foreign currency-denominated trade receivables are exposed to exchange rate risk, but are in principle hedged using forward foreign exchange contracts.

Investment securities mainly consist of stocks of companies with which the Company has business relationships, and their fair values, determined on a regular basis, are reported to the Board of Directors.

Notes payable, accounts payable, and electronically recorded obligations - operating have payment due dates within one year. Some foreign currency-denominated trade payables are exposed to exchange rate fluctuations; however, these are hedged using forward foreign exchange contracts.

Among borrowings, short-term borrowings are primarily used for working capital financing. In addition, long-term borrowings are mainly obtained from financial institutions for project finance, acquisition financing, and capital expenditure. Although the borrowings with variable interest rates are exposed to interest rate risk, the long-term borrowings among these are hedged through derivative transactions (namely, interest rate swaps and interest rate currency swaps) on a contract-by-contract basis to mitigate the risk of fluctuating interest payments and to secure fixed interest expenses.

Derivative transactions include forward foreign exchange contracts aimed at hedging the exchange rate risk on foreign currency-denominated claims and liabilities, interest rate swap transactions intended to hedge against fluctuations in borrowing interest rates, and interest rate currency swap transactions designed to hedge both foreign exchange and interest rate risks associated with foreign currency borrowings. The execution and management of these derivative transactions are carried out by the relevant departments and the finance department in accordance with internal regulations. Furthermore, because counterparties for derivative transactions are limited to highly rated financial institutions, the credit risk is considered to be minimal.

Trade payables and borrowings are exposed to liquidity risk; however, within the Group, they are managed by each entity through measures such as preparing monthly cash flow plans.

(3)	Supplementary Explanation Concerning the Fair Values of Financial Instruments

In determining the fair values of financial instruments, in addition to prices based on market quotations, reasonably determined values are included when quoted prices are not available. Because various influencing factors are incorporated in the valuation, adopting different assumptions may cause the determined values to fluctuate.

2.	Matters Concerning the Fair Values of Financial Instruments

As of March 31, 2026 (the consolidated balance sheet date for the current period), the amounts recorded on the consolidated balance sheet, their fair values, and the differences between these figures are as follows. Cash is omitted from the notes, and deposits, notes receivable, electronically recorded monetary claims, notes payable and accounts payable, electronically recorded obligations, as well as short-term borrowings are omitted because they are settled within a short period and their fair values approximate their book values. Furthermore, items with insignificant amounts on the consolidated balance sheet are also omitted.

	Consolidated Balance Sheet Amount (million yen)	Fair value (million yen)	Difference (million yen)
(1) Accounts Receivable	42,372	40,144	(2,228)
(2) Securities and Investment Securities (*1)
(1) Bonds Held to Maturity	693	652	(40)
(2) Other Securities	24,179	24,179	—
Total Assets	67,245	64,976	(2,268)
(3) Bonds payable	5,000	4,841	(158)
(4) Long-term borrowings (including current portion)	11,689	9,902	(1,786)
Total Liabilities	16,689	14,744	(1,945)
(5) Derivative Transactions (*2)	34	34	—

(*1)	Negotiable certificates of deposit are not included in “(2) Securities and Investment Securities” because, being settled within a short period, their fair values closely approximate their book values.
(*2)	Net receivables and payables arising from derivative transactions are presented on a net basis.

(Note 1)	Shares, etc. without market prices are not included in “(2) Securities and Investment Securities.” The amounts recorded on the consolidated balance sheet for these financial instruments are as follows.

(Millions of yen)
Category	Current Consolidated Fiscal Year (March 31, 2026)
Unlisted shares	487
Shares of non-consolidated subsidiaries and associates	1,798
Investment in limited liability companies	2

3.	Matters Concerning the Breakdown by Fair Value Levels of Financial Instruments

The fair values of financial instruments are classified into the following three levels based on the observability and importance of the inputs used in their valuation.

Level 1 Fair Value	Fair value measured using observable inputs, i.e., quoted prices in active markets for the identical assets or liabilities subject to the fair value measurement.
Level 2 Fair Value	Fair value measured using observable inputs other than Level 1 inputs.
Level 3 Fair Value	Fair value measured using unobservable inputs.

When multiple inputs that significantly influence the valuation are used, the fair value is classified at the lowest priority level among the respective levels to which these inputs belong.

(1)	Financial instruments recorded on the consolidated balance sheet at fair value

Category	Fair Value (Unit: Millions of yen)
	Level 1	Level 2	Level 3	Total
Investment Securities
Other Securities
Stocks	24,179	—	—	24,179
Others
Derivative Transactions	—	—	—	—
Currency-Related	—	37	—	37
Interest-Related	—	0	—	0
Total Assets	24,179	37	—	24,216
Derivative Transactions
Currency-Related	—	2	—	2
Interest-Related	—	—	—	—
Total Liabilities	—	2	—	2

(2)	Financial instruments other than those recorded on the consolidated balance sheet at fair value

Category	Fair Value (Unit: Millions of yen)
	Level 1	Level 2	Level 3	Total
Accounts Receivable	—	40,144	—	40,144
Securities and Investment Securities
Government Bonds	162	—	—	162
Corporate Bonds	—	490	—	490
Total Assets	162	40,635	—	40,797
Corporate Bonds	—	4,841	—	4,841
Long-term Borrowings (including current portion)	—	9,902	—	9,902
Total Liabilities	—	14,744	—	14,744

(Note) Explanation of the valuation techniques and inputs used in determining fair values:

Securities and Investment Securities

Listed stocks and government bonds are valued using quoted prices. Because they are actively traded in the market, their fair values are classified as Level 1.

Corporate bonds are measured based on quoted prices, and their fair values are classified as Level 2.

Derivative transactions

The fair values of forward foreign exchange contracts and interest rate swaps are determined based on prices and other data provided by counterparty financial institutions, and are classified as Level 2.

Accounts receivable

They are measured using the discounted present value method for each receivable segmented by period, based on the claim amount, the remaining term to maturity, and an interest rate that reflects credit risk, and are classified as Level 2.

Corporate Bonds

The fair values of the bonds issued by the Company are determined based on market prices, and are classified as Level 2.

Long-term borrowings (including current portion)

The fair values of these instruments are determined based on the present value calculated by discounting the total amount of principal and interest at a rate that adds a credit spread to an appropriate benchmark such as the yield on government bonds, and are classified as Level 2.

Additionally, among the long-term borrowings with variable interest rates, those subject to the integrated treatment (special treatment and allocation treatment) of interest rate currency swap and special treatment of interest rate swaps are measured by discounting the total amount of principal and interest processed together with the respective swaps, using a reasonably estimated rate applicable for similar borrowings, and are classified as Level 2.

For all others, because they are considered to reflect market interest rates over a short period, the fair value is taken to be the book value.

(Notes on rental and other real estate)

As they are not material, disclosure has been omitted.

(Notes on revenue recognition)

1.	Information Disaggregating Revenue Arising from Contracts with Customers

Disaggregation by type of goods and services

	(Millions of yen)
	Reportable Segment			Other (Note) 4	Total
	Water Environment Business	Industrial Business	Subtotal
Plant/Standalone Equipment	26,384	29,059	55,443	—	55,443
Lifecycle Business (Note 1)	37,557	—	37,557	—	37,557
Incineration (Note 2)	—	8,332	8,332	—	8,332
O&M (Note 3)	34,637	10,410	45,047	—	45,047
Waste Treatment	—	1,932	1,932	—	1,932
Other	—	—	—	0	0
Revenue from Contracts with Customers	98,578	49,735	148,314	0	148,314
Other Revenue	—	—	—	640	640
Net Sales to External Customers	98,578	49,735	148,314	640	148,954

(Notes) 1.	Includes PFI, DBO, Comprehensive O&M Services, and digestion gas power generation business, among others.
2.	Includes liquid waste and solid waste treatment plants and standalone equipment in Industrial Business.
3.	Includes parts, repairs, operation management, etc. for plants/standalone equipment and incineration.
4.	The “Other” category comprises business segments not included in the reportable segments, and includes real estate rental, printing, and bookbinding, among others.

2.	Basic Information for Understanding Revenue Arising from Contracts with Customers

The basic information for understanding revenue arising from contracts with customers is as described in “Notes on key matters fundamental to the preparation of the consolidated financial statements – 3. Matters Concerning Accounting Policies (5) Significant Recognition Criteria for Revenue and Expenses.”

3.

Information for Understanding the Amount of Revenue for the Current and Subsequent Consolidated Fiscal Years Of the revenue recognized in the current consolidated fiscal year, the amount included in the contract liabilities at the beginning of the period is 6,377 million yen.

Furthermore, changes in contract assets arise primarily from revenue recognition (an increase in contract assets) and from the receipt of consideration (a decrease therein), while changes in contract liabilities mainly result from the receipt of advance payments (an increase in contract liabilities) and revenue recognition (a decrease therein). Moreover, revenue recognized for performance obligations that were satisfied (or partially satisfied) in past periods is not material.

The total transaction price allocated to unsatisfied (or partially unsatisfied) performance obligations is 323,517 million yen for the current consolidated fiscal year. Of this amount, approximately 34% pertains to construction contracts and similar agreements, which are expected to be recognized as net sales within 15 years based on the progress of construction and related activities. Additionally, approximately 66% pertains to operation and maintenance service contracts and similar agreements, which are expected to be recognized as net sales within 23 years as services are provided over the contract period.

(Notes on per share information)

1. Net assets per share	2,482.03 yen
2. Profit per share	412.69 yen

(Notes on significant subsequent events)

Not applicable.

Balance Sheet	(as of March 31, 2026)
Item	Amount
Assets
Current assets	46,275
Cash and deposits	17,303
Securities	10,000
Accounts receivable - other	398
Short-term loans receivable	600
Deposits	17,946
Other	27
Allowance for doubtful accounts	(1)
Fixed assets	64,730
Tangible fixed assets	10,068
Buildings	4,677
Structures	207
Machinery and equipment	120
Vehicles and transport equipment	0
Tools, instruments, and equipment	70
Land	4,389
Leased assets	602
Intangible fixed assets	855
Software	769
Other	85
Investments and other assets	53,806
Investment securities	24,583
Affiliated company shares	19,550
Long-term loans	9,445
Prepaid pension costs	30
Other	278
Allowance for doubtful accounts	(81)
Total assets	111,005

(Millions of yen)
Item	Amount
Liabilities
Current liabilities	27,169
Electronically recorded monetary obligations	0
long-term borrowings that will be paid within one year	862
Lease obligations	176
Accounts payable	685
Accrued expenses	42
Accrued corporate tax, etc	5,471
Deposits	18,273
Allowance for bonuses	155
Other	1,502
Fixed liabilities	12,710
Bonds	5,000
Long-term borrowings	194
Lease obligations	486
Deferred tax liabilities	5,762
Allowance for share-based payments	9
Allowance for retirement benefits	194
Other	1,063
Total liabilities	39,880
Net assets
Shareholders’ equity	58,804
Stated capital	6,646
Capital surplus	5,485
Legal capital reserve	5,485
Retained earnings	48,221
Retained earnings reserves	1,026
Other retained earnings	47,194
Reserve for advanced depreciation of fixed assets	2,088
Deferred earnings brought forward	45,105
Treasury stock	(1,549)
Valuation and translation adjustments	12,320
Valuation difference on other marektable securities	12,320
Total net assets	71,125
Total liabilities and net assets	111,005

Profits and Losses Statement (from April 1, 2025 to March 31, 2026)	(Millions of yen)
Item	Amount
Operating revenue
Management advisory fees	958
administrative outsourcing fees	3,019
Dividends received from affiliates	1,258
Real estate rental income	1,290	6,526
Operating expenses
Real estate rental expenses	819
General and administrative expenses	4,603	5,422
Operating profit		1,103
Non-operating revenues
Interest income	279
Dividend income	588
Other	35	903
Non-operating expenses
Interest expenses	70
Commission expenses	260
Other	18	349
Ordinary income		1,657
Extraordinary profit
Gain on sale of fixed assets	12,027
Gain on sale of investment securities	3,313
Gain on liquidation of affiliates	186	15,527
Extraordinary losses
Loss on sale and retirement of fixed assets	149	149
Profit before income tax adjustments		17,036
Corporation tax, resident tax and business tax	5,631
Adjustments for corporation tax, etc.	(911)	4,720
Net profit		12,315

Statement of Changes in Shareholders’ Equity	(from April 1, 2025 to March 31, 2026)	(Unit: Millions of yen)

	Shareholders’ equity
	Share capital	Capital surplus			Retained earnings				Treasury stock	Total shareholders’ equity
		Legal capital reserve	Other capital surplus	Total capital surplus	Legal retained earnings	Other retained earnings		Total retained earnings
						Reserve for tax purpose reduction entry of non-current assets	Retained earnings brought forward
Balance at beginning of period	6,646	5,485	—	5,485	1,026	4,195	45,769	50,991	(1,047)	62,076
Changes during period
Reversal of reserve for tax purpose reduction entry of non-current assets						(2,106)	2,106	—		—
Dividends of surplus							(3,937)	(3,937)		(3,937)
Profit for the year							12,315	12,315		12,315
Purchase of treasury stock									(12,797)	(12,797)
Disposal of treasury stock			(130)	(130)					1,277	1,146
Cancellation of treasury stock			(11,017)	(11,017)					11,017	—
Transfer from retained earnings to cover the negative balance of other capital surplus			11,148	11,148			(11,148)	(11,148)		—
Net changes in items other than shareholders’ equity
Total changes during period	—	—	—	—	—	(2,106)	(663)	(2,770)	(502)	(3,272)
Balance at end of period	6,646	5,485	—	5,485	1,026	2,088	45,105	48,221	(1,549)	58,804

	Valuation and translation adjustments		Total net assets
	Valuation difference on available- for-sale securities	Total valuation and translation adjustments
Balance at beginning of period	9,719	9,719	71,796
Changes during period
Reversal of reserve for tax purpose reduction entry of non-current assets			—
Dividends of surplus			(3,937)
Profit for the year			12,315
Purchase of treasury stock			(12,797)
Disposal of treasury stock			1,146
Cancellation of treasury stock			—
Transfer from retained earnings to cover the negative balance of other capital surplus			—
Net changes in items other than shareholders’ equity	2,601	2,601	2,601
Total changes during period	2,601	2,601	(670)
Balance at end of period	12,320	12,320	71,125

Notes to the Non-Consolidated Financial Statements

(Notes on significant Accounting Policies)

1.	Criteria and Methods for Asset Valuation

Valuation Criteria and Methods for Securities

(1) Bonds held-to-maturity	Amortized cost method (straight-line method)

(2) Subsidiary Shares	Cost method using moving average method

(3) Other Securities Shares, etc. other than those without market prices	Fair value method (with all valuation differences reported directly in net assets, and the cost of securities sold calculated using the moving average method)

Shares, etc. without market prices	Cost method using moving average method

2.	Methods of Depreciation for Fixed Assets

(1)	Property, Plant and equipment (excluding leased assets)

The declining balance method is adopted.

However, for buildings acquired on or after April 1, 1998 (excluding building-related equipment), and for building-related equipment and structures acquired on or after April 1, 2016, the straight-line method is used.

Furthermore, for assets acquired on or before March 31, 2007, an equal depreciation method is applied over five years starting from the fiscal year following the year in which depreciation up to the depreciable limit has been completed.

(2)	Intangible Fixed Assets (excluding leased assets)

The straight-line method is adopted.

In addition, software for internal use is amortized based on its estimated useful life within the Company (5 years).

(3)	Leased Assets

Leased assets under non-transfer-of-title finance lease transactions

The straight-line method is adopted, with the lease term as the useful life and a residual value of zero.

3.	Basis for Provision Recognition

(1) Allowance for Doubtful Accounts	To prepare for bad debt losses on trade receivables, loans, etc., an amount is recorded based on the historical bad debt rate for general receivables, and for specific receivables such as doubtful receivables, the estimated uncollectible amount is recorded based on an individual assessment of collectability.

(2) Provision for Bonuses	To provide for the payment of bonuses to employees, an amount based on the estimated payment is recorded.

(3) Provision for share-based payments	To prepare for the future delivery of the Company’s shares, etc. to employees, the portion of the estimated payment amount that is deemed to have been incurred as of the end of the fiscal year is recorded.

(4) Provision for Retirement Benefits	To prepare for retirement benefits for employees, the amount deemed to have been incurred as of the end of the fiscal year is recorded based on the estimated retirement benefit obligations and pension assets at the fiscal year-end.

(i)

Period Allocation Method for Projected Retirement Benefit Amounts In determining retirement benefit obligations, the method of attributing the projected retirement benefit amounts to the period up to the end of the fiscal year is based on the benefit formula basis.

(ii)

Methods for Expense Recognition of Actuarial Differences and Past Service Costs Actuarial differences are recognized as expenses in the fiscal year following their occurrence, by allocating the amount calculated using the straight-line method over a fixed period of 7 years, which is within the average remaining service period of employees at the time of occurrence.

Past service costs are recognized as expenses using the straight-line method over a fixed period of 14 years, which is within the average remaining service period of employees at the time of occurrence.

4.	Criteria for Recognition of Significant Revenues and Expenses

The Company, as a holding company, has an obligation to provide management guidance and contracted services mainly to its subsidiaries under contractual arrangements. As the subsidiaries benefit from the fulfillment of these obligations over time, the Company determines that these performance obligations are satisfied over time and recognizes revenue accordingly. In addition, the consideration for the transactions does not include any significant financial component.

For dividends received from subsidiaries, revenue is recognized on the effective date of the dividend.

For real estate rental income, revenue is recognized over the lease term.

5.	Other Significant Matters Underlying the Preparation of Financial Statements

(1) Accounting Treatment of Consumption Taxes	Non-deductible consumption taxes and local consumption taxes related to assets are treated as expenses for the current fiscal year.

(2) Accounting Treatment of Retirement Benefits	The accounting treatment of unrecognized actuarial differences and unrecognized past service costs related to retirement benefits differs from the methods used in the consolidated financial statements.

(3) Treatment of Deferred Assets Bond Issuance Costs	The entire amount is expensed as incurred.

6.	Notes on Accounting Estimates

Valuation of Affiliated Company Shares

(1)	Amounts Recorded in the Financial Statements

Affiliated company shares	19,550 Million yen

(2)	Other Information to Assist Users of the Financial Statements in Understanding Accounting Estimates

The evaluation of investments in subsidiaries and associates is carried out by comparing the net asset value reflecting excess earning power, with the book value to determine whether there has been any significant decline in the net asset value. If a significant decline is observed, an appropriate reduction is applied to those shares, and the corresponding decrease in book value is recorded as a loss on valuation of affiliated company shares.

In evaluating excess earning power, estimates are based on the business plans for the subsequent fiscal years of the affiliated company; these plans are formulated on assumptions that take into account the latest operating results, the management environment, and the degree of achievement of previous business plans.

Business plans may be affected by fluctuations in uncertain future economic conditions. If actual results deviate from the plans, it may impact the financial statements for the following fiscal year.

(Notes on the Balance Sheet)

1. Accumulated depreciation of property, plant and equipment	4,106 Million yen

2.	Guarantee Obligations

We provide guarantees for borrowings, etc., from financial institutions for the companies listed below

(Affiliated company)
BOKELA GmbH	1,194 Million yen

3.	Monetary Receivables and Payables with Affiliated Companies

Short-term monetary receivables	18,930 Million yen
Short-term monetary payables	18,308 Million yen
Long-term monetary receivables	9,445 Million yen

(Notes on the Statement of Income)

Transaction volume with affiliated companies
Transaction volume from operating activities
Operating revenue	5,977 Million yen
Operating expenses	57 Million yen
Transaction volume from non-operating activities	181 Million yen

(Notes on the Statement of Changes in Equity)

Matters Related to the Types and Number of Treasury Stock

Types of shares	Number of shares at the beginning of the fiscal year (Thousand shares)	Number of shares increased during the fiscal year (Thousand shares)	Number of shares decreased during the fiscal year (Thousand shares)	Number of shares at the end of the fiscal year (Thousand shares)
Common stock (Note)	1,027	4,299	4,761	565

(Note) (Summary of Reasons for Change)

The increase of 4,299 thousand shares in treasury stock consists of 395 thousand shares acquired pursuant to the board resolution on December 3, 2024, 3,900 thousand shares acquired pursuant to the board resolutions on May 9, 2025 and August 8, 2025, as well as 2 thousand shares acquired without consideration out of the shares previously disposed of as restricted stock compensation and an increase of 0 thousand shares through the repurchase of shares less than one unit.

The decrease of 4,761 thousand shares in treasury stock comprises 236 thousand shares disposed of as restricted-stock incentives for the employee stock ownership plan on November 28, 2025, pursuant to the board resolution on May 9, 2025; 57 thousand shares disposed of as restricted-stock compensation on July 18, 2025, pursuant to the board resolution on June 23, 2025; 57 thousand shares disposed of under the performance-based stock award plan on September 4, 2025, pursuant to the board resolution on August 8, 2025; a cancellation of 4,000 thousand shares pursuant to the board resolution on November 7, 2025; and a decrease of 411 thousand shares resulting from a sale from the E-Ship Trust to the Employee Stock Ownership Association.

(Notes on Income Tax Accounting)

1.	Breakdown of the Main Causes for the Occurrence of Deferred Tax Assets and Deferred Tax Liabilities

Deferred tax assets
Provision for bonuses	49 Million yen
Accrued business taxes	276 Million yen
Provision for retirement benefits	331 Million yen
Allowance for doubtful accounts	25 Million yen
Loss on valuation of affiliated company shares	1,597 Million yen
Deemed dividend	540 Million yen
Investment book value adjustment	3,642 Million yen
Adjustment for affiliated company shares due to company split	2,207 Million yen
Other	285 Million yen
Subtotal of deferred tax assets	8,956 Million yen
Valuation allowance	(6,602) Million yen
Total deferred tax assets	2,353 Million yen
Deferred tax liabilities
Reserve for tax purpose reduction entry of non-current assets	(961) Million yen
Valuation difference on available-for-sale securities	(5,670) Million yen
Gain on establishment of retirement benefit trust	(119) Million yen
Loss on transfer of affiliated company shares due to capital reduction	(680) Million yen
Adjustment for affiliated company shares due to company split	(677) Million yen
Other	(5) Million yen
Total deferred tax liabilities	(8,116) Million yen
Net deferred tax liabilities	(5,762) Million yen

2.	Accounting Treatment of Corporate Tax and Local Corporate Tax and the Related Tax Effect Accounting

The Company applies the group tax sharing system and conducts the accounting treatment of corporate tax and local corporate tax and the related tax effect accounting in accordance with the “Practical Solution on Accounting and Disclosure Under the Group Tax Sharing System” (Practical Implementation Report No. 42, August 12, 2021).

(Notes on Transactions with Related Parties)

Subsidiaries and Affiliates, etc.

Type	Name of Company, etc.	Ownership (held) ratio of voting rights, etc.	Relationship with Related Parties	Nature of Transaction	Transaction Amount (Note 5) (million yen)	Item	Balance at Period End (Note 5) (million yen)
Subsidiary	Tsukishima JFE Aqua Solution Co., Ltd.	Owned Directly 60.0%	Receipt of Management Advisory Fees, etc. Interlocking Directorate Lending/ Borrowing of Funds	Entrusted Management Guidance and Operations (Note 1) Real Estate Leasing (Note 2) Funds Deposited (Note 3) Receipt of Interest (Note 3) Payment of Interest (Note 3)	2,532 137 8,840 80 2	Deposits paid	17,336
Subsidiary	Tsukishima Kikai Co., Ltd.	Owned Directly 100%	Receipt of Management Advisory Fees, etc. Interlocking Directorate Lending/ Borrowing of Funds	Entrusted Management Guidance and Operations (Note 1) Real Estate Leasing (Note 2) Funds Received (Note 3) Receipt of Interest (Note 3) Payment of Interest (Note 3)	1,038 223 (1,031) 0 2	Deposits received	372
Subsidiary	Tsukishima & J Technology Maintenance Service CO., LTD.	Owned Indirectly 60.0%	Lending/ Borrowing of Funds	Real Estate Leasing (Note 2) Funds Received (Note 3) Payment of Interest (Note 3)	69 (979) 10	Deposits received	5,215
Subsidiary	Tsukishima Kankyo Engineering Ltd.	Owned Directly 100%	Receipt of Management Advisory Fees, etc. Interlocking Directorate Lending/ Borrowing of Funds	Entrusted Management Guidance and Operations (Note 1) Real Estate Leasing (Note 2) Funds Received (Note 3) Payment of Interest (Note 3)	236 126 4,969 8	Deposits received	8,288
Subsidiary	SUN ECO THERMAL Co., Ltd.	Owned Directly 100%	Receipt of Management Advisory Fees, etc. Lending/ Borrowing of Funds	Entrusted Management Guidance and Operations (Note 1) Funds Lent (Note 3) Receipt of Interest (Note 3) Payment of Interest (Note 3)	20 (600) 45 0	Short-term loans receivable Long-term loans receivable	600 5,950
Subsidiary	SANSHIN KOGYO Co., Ltd.	Owned Directly 100%	Receipt of Management Advisory Fees, etc. Interlocking Directorate Lending/ Borrowing of Funds	Entrusted Management Guidance and Operations (Note 1) Funds Received (Note 3) Payment of Interest (Note 3)	67 1,975 4	Deposits received	4,207
Subsidiary	PRIMIX Holdings Co., Ltd.	Owned Directly 99.0% Indirectly 1.0%	Lending/ Borrowing of Funds	Funds Lent (Note 3) Receipt of Interest (Note 3)	— 47	Long-term loans receivable	3,495

Type	Name of Company, etc.	Ownership (held) ratio of voting rights, etc.	Relationship with Related Parties	Nature of Transaction	Transaction Amount (Note 5) (million yen)	Item	Balance at Period End (Note 5) (million yen)
Subsidiary	PRIMIX Corporation	Owned Indirectly 100%	Receipt of Management Advisory Fees, etc. Interlocking Directorate Lending/ Borrowing of Funds	Entrusted Management Guidance and Operations (Note 1) Real Estate Leasing (Note 2) Funds Deposited (Note 3) Funds Lent (Note 3) Receipt of Interest (Note 3) Payment of Interest (Note 3)	78 7 425 (830) 6 0	Deposits paid	425
Subsidiary	BOKELA GmbH	Owned Directly 100%	Guarantee Obligations	Guarantee Obligations (Note 4)	1,194	—	—

Transaction Conditions and the Policies for their Determination, etc.

(Note 1) The amounts have been determined based on certain reasonable criteria for purposes such as management oversight.

(Note 2) The receipt of rent has been reasonably determined based on the usage area, taking into account necessary expenses.

(Note 3) For the receipt and lending of funds, interest rates have been reasonably determined based on market interest rates. The “transaction amount” represents the net annual increase or decrease.

(Note 4) Guarantees have been provided for borrowings, etc., from financial institutions, and guarantee fees have been received.

(Note 5) The transaction amount does not include consumption tax, whereas the year-end balance includes consumption tax.

(Notes on Revenue Recognition)

The information that forms the basis for understanding revenue arising from contracts with customers is as described in “(Notes on Important Accounting Policies) – 4. Criteria for Recognition of Significant Revenues and Expenses.”

(Notes on per share information)

1. Net assets per share	1,797.89 yen
2. Net income per share	300.55 yen

(Notes on significant subsequent events)

Not applicable.

Audit Report on Consolidated Financial Statements

Independent Auditor’s Report

May 15, 2026

Tsukishima Holdings Co., Ltd.

To the Board of Directors

Inoue Audit Corporation

Chiyoda-ku, Tokyo

Designated Partner, Managing Member	Certified Public Accountant	Masami Hiramatsu

Designated Partner, Managing Member	Certified Public Accountant	Hideo Hayashi

Designated Partner, Managing Member	Certified Public Accountant	Satoshi Fukai

Audit Opinion

Based on the provisions of Article 444, Paragraph 4 of the Companies Act, we conducted an audit of the consolidated financial statements for the consolidated fiscal year from April 1, 2025, to March 31, 2026, namely, the consolidated balance sheet, the profit and loss statement, the consolidated statement of changes in shareholders’ equity and the consolidated tables of explanatory notes of Tsukishima Holdings Co., Ltd.

In our opinion, the consolidated financial statements referred to above present fairly, in all material respects, the status of property and profits and losses of Tsukishima Holdings Co., Ltd. and its consolidated subsidiaries for the relevant period, in accordance with generally accepted accounting principles in Japan.

Basis for Audit Opinion

We conducted the audit in accordance with generally accepted auditing standards in Japan. Our responsibilities under these standards are described in the section “Auditor’s Responsibilities in the Audit of Consolidated Financial Statements.” We are independent of the Company and its consolidated subsidiaries in accordance with the provisions of professional ethics in Japan (including provisions applicable to audits of financial statements of entities with high social impact) and have fulfilled other ethical responsibilities as auditors. We have determined that sufficient and appropriate audit evidence has been obtained to provide a basis for our opinion.

Other Information

Other information refers to the business report and its attached detailed statements. Management is responsible for preparing and disclosing other information. Additionally, the responsibilities of the corporate auditors and the board of corporate auditors include monitoring the execution of directors’ duties in the preparation and operation of the reporting process for other information.

The scope of our audit opinion on the consolidated financial statements does not include other information, and we do not express an opinion on other information.

Our responsibilities in the audit of consolidated financial statements include reading other information and, during this review, considering whether there are material discrepancies between other information and the consolidated financial statements or the knowledge obtained during the audit process, as well as paying attention to indications of material errors in other information beyond such material discrepancies.

Based on the work performed, we are required to report any material errors identified in other information.

Regarding other information, hawse have no matters to report.

Responsibilities of Management, Corporate Auditors and the Board of Corporate Auditors for Consolidated Financial Statements

Management is responsible for preparing and fairly presenting consolidated financial statements in accordance with generally accepted accounting principles in Japan. This responsibility includes establishing and operating internal controls deemed necessary by management to prepare and fairly present consolidated financial statements free from material misstatement due to fraud or error.

In preparing consolidated financial statements, management is responsible for evaluating whether it is appropriate to prepare the consolidated financial statements on a going concern assumption, and for disclosing, where required by generally accepted accounting principles in Japan, matters related to the going concern assumption.

The responsibilities of the corporate auditors and the board of corporate auditors include monitoring the execution of directors’ duties in the preparation and operation of the financial reporting process.

Auditor’s Responsibilities in the Audit of Consolidated Financial Statements

The auditor’s responsibility is to obtain reasonable assurance about whether the consolidated financial statements as a whole are free from material misstatement due to fraud or error, based on the audit conducted, and to express an independent opinion on the consolidated financial statements in the audit report. Misstatements may arise from fraud or error and are considered material if, individually or in aggregate, they could reasonably be expected to influence the decisions of users of the consolidated financial statements.

The auditor conducts the audit in accordance with generally accepted auditing standards in Japan, exercising professional judgment and maintaining professional skepticism throughout the audit process, and performs the following:

•

Identify and assess the risks of material misstatement due to fraud or error, and design and perform audit procedures responsive to those risks. The selection and application of audit procedures are at the auditor’s discretion. Additionally, obtain sufficient and appropriate audit evidence to provide a basis for the opinion.

•

While the purpose of the audit of consolidated financial statements is not to express an opinion on the effectiveness of internal controls, in making those risk assessments, the auditor considers internal controls related to the audit to design appropriate audit procedures based on the circumstances.

•

Evaluate the appropriateness of accounting policies used and the method of their application adopted by management and the reasonableness of accounting estimates and related disclosures made by management.

•

Assess whether it is appropriate for management to prepare consolidated financial statements on a going concern basis and, based on audit evidence obtained, conclude whether there is material uncertainty regarding events or conditions that may cast significant doubt on the Company’s ability to continue as a going concern. If a material uncertainty exists, the auditor is required to draw attention in the auditor’s report to the related disclosures in the consolidated financial statements or, if the disclosures are inadequate, to express a modified opinion on the consolidated financial statements. The auditor’s conclusions are based on audit evidence obtained up to the date of the audit report, but future events or conditions may cause the Company to cease to continue as a going concern.

•

Evaluate whether the presentation and disclosures in the consolidated financial statements comply with generally accepted accounting principles in Japan, including the presentation, structure, and content of the consolidated financial statements, and whether the consolidated financial statements appropriately represent the underlying transactions and accounting events.

•

Plan and conduct the audit to obtain sufficient and appropriate audit evidence regarding the financial information of the Company and its consolidated subsidiaries, which forms the basis for the opinion on the consolidated financial statements. The auditor is responsible for directing, supervising, and reviewing the audit of consolidated financial statements. The auditor is solely responsible for the audit opinion.

The auditor reports to the corporate auditors and the board of corporate auditors on the planned scope and timing of the audit, significant findings from the audit, including significant deficiencies in internal controls identified during the audit process, and other matters required by auditing standards.

The auditor reports to the corporate auditors and the board of corporate auditors on compliance with professional ethics provisions regarding independence in Japan, as well as matters reasonably considered to affect the auditor’s independence, and, where applicable, the details of actions taken to eliminate threats to independence or safeguards applied to reduce such threats to an acceptable level.

Interests

There are no interests between the Company and its consolidated subsidiaries and our audit corporation or its management partners that are required to be disclosed under the provisions of the Certified Public Accountants Act.

End

Audit Report on Financial Statements

Independent Auditor’s Report

May 15, 2026

Tsukishima Holdings Co., Ltd.

To the Board of Directors

Inoue Audit Corporation

Chiyoda-ku, Tokyo

Designated Partner, Management Partner	Certified Public Accountant	Masami Hiramatsu

Designated Partner, Management Partner	Certified Public Accountant	Hideo Hayashi

Designated Partner, Management Partner	Certified Public Accountant	Satoshi Fukai

Audit Opinion

In accordance with Article 436, Paragraph 2, Item 1 of the Companies Act, we conducted an audit of the financial statements of Tsukishima Holdings Co., Ltd. for its 164th business year, covering the period from April 1, 2025 to March 31, 2026. These financial statements, namely, the balance sheet, profit and loss statement, statement of changes in shareholders’ equity, and the individual tables of explanatory notes on unconsolidated financial statements along with their attached detailed statements (hereinafter referred to as the “Financial Statements, etc.”), were audited.

In our opinion, the Financial Statements, etc. referred to above present fairly, in all material respects, the status of property and profits and losses for the period covered by the Financial Statements, etc., in accordance with generally accepted accounting principles in Japan.

Basis for Audit Opinion

We conducted our audit in accordance with the generally accepted auditing standards in Japan. Our responsibilities with respect to the audit are described in “Responsibility of the auditor in auditing the Financial Statements, etc.” We are independent of the Company in accordance with the ethical requirements in Japan (including those applicable to the audit of financial statements for entities with high social impact), and we have fulfilled our other ethical responsibilities as auditors. We believe that we have obtained sufficient and appropriate audit evidence on which to base our opinion.

Other Information

The other information refers to the business report and its attached details. The management is responsible for preparing and disclosing the other information. In addition, the corporate auditors and the board of corporate auditors are responsible for monitoring the directors’ execution of duties in preparing and operating the reporting process for the other information.

The scope of our audit opinion on the Financial Statements, etc. does not include the other information, and we do not express an opinion on the other information.

Our responsibility in auditing the Financial Statements, etc. includes reading through the other information and, during this review, considering whether there are any material discrepancies between the other information and the Financial Statements, etc. or with the knowledge we obtained during the audit, as well as paying attention to any indications of material misstatement in the other information beyond such material discrepancies.

If, based on the procedures performed, we determine that there are material misstatements in the other information, we are required to report that fact.

There are no matters regarding the other information that we are required to report.

Responsibility of Management, Corporate Auditors and the Board of Corporate Auditors regarding the Financial Statements, etc.

Management’s responsibility is to prepare and present the Financial Statements, etc. in accordance with generally accepted accounting principles in Japan. This includes establishing and operating internal controls that management deems necessary to appropriately prepare and present the Financial Statements, etc. free from material misstatement due to fraud or error.

When preparing the Financial Statements, etc., management is responsible for evaluating whether it is appropriate to prepare the financial statements on a going concern basis, and if disclosure of matters related to going concern is required under generally accepted accounting principles in Japan, management shall ensure such disclosure.

The responsibility of corporate auditors and the board of corporate auditors is to oversee the execution of the directors’ duties in establishing and operating the financial reporting process.

Responsibility of the auditor in auditing the Financial Statements, etc.

The auditor’s responsibility is to obtain reasonable assurance, based on the audit performed, that the Financial Statements, etc. as a whole are free from material misstatement due to fraud or error, and to express an independent opinion on the Financial Statements, etc. in the audit report. A misstatement is considered material if, individually or in aggregate, it is reasonably expected to influence the users’ decisions regarding the Financial Statements, etc., and it may arise from fraud or error.

In accordance with generally accepted auditing standards in Japan, the auditor shall exercise professional judgment throughout the audit process and maintain professional skepticism by performing the following:

•

Identify and assess the risk of material misstatement due to fraud or error. In addition, plan and execute audit procedures in response to those risks. The selection and application of audit procedures are at the auditor’s discretion. Furthermore, obtain sufficient and appropriate audit evidence as a basis for the opinion expressed.

•

Although the purpose of the audit of the Financial Statements, etc. is not to express an opinion on the effectiveness of internal controls, the auditor shall, when performing risk assessments, review the internal controls relevant to the audit in order to plan appropriate audit procedures as circumstances warrant.

•

Evaluate the appropriateness of the accounting policies adopted by management and their application, as well as the reasonableness of the accounting estimates made by management and the adequacy of the related disclosures.

•

Conclude, based on the audit evidence obtained, whether it is appropriate for management to prepare the Financial Statements, etc. on a going concern basis and whether a material uncertainty exists related to events or conditions that may cast significant doubt on the Company’s ability to continue as a going concern. If a material uncertainty regarding the going concern assumption exists, the auditor is required to draw attention in the auditor’s report to the related disclosures in the Financial Statements, etc. or, if the related disclosures are inadequate, to express a modified opinion on the Financial Statements, etc. The auditor’s conclusion is based on the audit evidence obtained up to the date of the audit report; however, due to future events or circumstances, the Company may not be able to continue as a going concern.

•

Evaluate whether the presentation and related disclosures in the Financial Statements, etc. comply with generally accepted accounting principles in Japan, and whether the Financial Statements, etc., including their structure and content, as well as the representation of the underlying transactions or events, are appropriately presented.

The auditor shall report to the corporate auditors and the board of corporate auditors on the planned scope and timing of the audit, significant issues identified during the audit, including significant deficiencies in internal control, and other matters required by auditing standards.

The auditor shall report to the corporate auditors and the board of corporate auditors on whether the auditor has complied with the applicable professional ethics regarding independence in Japan, as well as on any matters that may reasonably affect the auditor’s independence, and, where applicable, on the measures taken to eliminate such threats or the safeguards applied to reduce such impairments to an acceptable level.

Interests

There are no interests, as required to be disclosed under the Certified Public Accountants Act, between the Company and our audit firm or its management partners.

End

Audit Report by the Board of Corporate Auditors

Audit Report

The board of corporate auditors has prepared this audit report after deliberation based on the audit reports prepared by each corporate auditor regarding the execution of duties by the directors for the 164th fiscal year from April 1, 2025 to March 31, 2026, and reports as follows.

1. Methods and Content of Audits by the Corporate Auditors and the Board of Corporate Auditors

(1)

The board of corporate auditors determined the audit policy, division of duties, etc., received reports from each corporate auditor on the status and results of their audits, and received reports from directors and the accounting auditor on the execution of their duties, requesting explanations as necessary.

(2)

Each corporate auditor conducted audits in accordance with the standards for audits by corporate auditors established by the board of corporate auditors, and in line with the audit policy and division of duties, while also utilizing means such as telephone lines and the Internet, communicated with directors, the audit department, and other employees, collected information, and established the audit environment. They also conducted audits using the following methods.

(i)

Attended important meetings such as board of directors meetings, received reports from directors and employees on the execution of their duties, requested explanations as necessary, reviewed important decision documents, and investigated the status of operations and assets at the head office and major business locations. For subsidiaries, they communicated and exchanged information with directors and corporate auditors of the subsidiaries and received reports on business as necessary.

(ii)

Reviewed the content of resolutions by the board of directors regarding the establishment of systems to ensure compliance with laws and regulations and the Articles of Incorporation in the execution of duties by directors, as well as systems necessary to ensure the appropriateness of operations of the corporate group consisting of the Company and its subsidiaries, as stipulated in Article 100, Paragraphs 1 and 3 of the Ordinance for Enforcement of the Companies Act, and the status of the development and operation of such systems (internal control systems), as described in the business report, receiving reports from directors and employees, requesting explanations as necessary, and expressing opinions.

(iii)

Monitored and verified whether the accounting auditor maintained independence and conducted appropriate audits, received reports from the accounting auditor on the execution of their duties, and requested explanations as necessary. Additionally, received notifications from the accounting auditor that they had established a system to ensure the proper execution of duties (matters listed in each item of Article 131 of the Ordinance on Company Accounting) in accordance with the “Quality Control Standards for Audits” (Business Accounting Council) or other standards and requested explanations as necessary.

Based on the above methods, we reviewed the business report and its attached detailed statements, the financial statements (balance sheet, profits and losses statement, statement of changes in shareholders’ equity, and table of explanatory notes on unconsolidated financial statements) and their supplementary schedules, as well as the consolidated financial statements (consolidated balance sheet, consolidated profits and losses statement, consolidated statement of changes in shareholders’ equity, and table of explanatory notes) for the fiscal year.

2. Audit Results

(1)	Results of audit of the business report, etc.

(i)	The business report and its attached detailed statements are recognized as accurately reflecting the Company’s status in accordance with laws and the articles of incorporation.

(ii)	No fraudulent acts or significant violations of laws or the articles of incorporation regarding the execution of duties by directors have been identified.

(iii)

The resolution of the board of directors regarding the internal control system is deemed appropriate. Furthermore, no matters requiring attention are recognized in the content of the business report concerning the internal control system or in the execution of duties by the directors.

(2)	Audit results of financial statements and their attached detailed statements We acknowledge that the audit methods and results of the accounting auditor, Inoue Audit Corporation, are appropriate.

(3)	Audit results of consolidated financial statements

We acknowledge that the audit methods and results of the accounting auditor, Inoue Audit Corporation, are appropriate.

May 15, 2026

Tsukishima Holdings Co., Ltd. Board of Corporate Auditors

Full-Time Corporate Auditor	Takashi Kikkawa Seal

Full-Time Corporate Auditor	Satoshi Yoshika Seal

Corporate Auditor	Hiroki Kitagata Seal

(Note)	Full-Time Corporate Auditor Satoshi Yoshika and Corporate Auditor Hiroki Kitagata are outside corporate auditors as defined in Article 2, Item 16, and Article 335, Paragraph 3 of the Companies Act.

End